SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Power Integrations, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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POWER INTEGRATIONS, INC.

5245 Hellyer Avenue

San Jose, California 95138-1002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 21, 2021

Dear Stockholder:

You are cordially invited to attend the 2021 Annual Meeting of Stockholders of Power Integrations, Inc., a Delaware corporation. The meeting will be held on Friday, May 21, 2021, at 2:00 p.m., Pacific time. The Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. You will be able to attend the virtual Annual Meeting and ask questions by visiting https://power.webex.com/power/onstage/g.php?MTID=e418eae782d946bbaef7b8a6a96ba9f0d.

The Annual Meeting will be held for the following purposes:

1.	To elect the Power Integrations Board of Directors’ nine nominees as directors to serve until the 2022 Annual Meeting of Stockholders and until their successors are duly elected and qualified.
2.	To approve, on an advisory basis, the compensation of Power Integrations’ named executive officers, as disclosed in this proxy statement.
3.	To approve the amendment and restatement of the Power Integrations, Inc. 2016 Incentive Award Plan, as described in this proxy statement.
4.	To approve the amendment and restatement of the Power Integrations, Inc. 1997 Employee Stock Purchase Plan as described in this proxy statement.
5.	To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of Power Integrations for the fiscal year ending December 31, 2021.
6.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this Notice.

The stockholder list will also be available during the Annual Meeting at http://investors.power.com. Instructions on how stockholders of record can view the stockholder list during the Annual Meeting are posted at http://investors.power.com.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on Friday, May 21, 2021, at 2:00 p.m. at 5245 Hellyer Avenue, San Jose, California 95138

The proxy statement and annual report to stockholders are available at http://www.edocumentview.com/POWI

The Board of Directors recommends that you vote FOR Proposals 1, 2, 3, 4 and 5 identified above.

We are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this proxy statement and our 2020 Annual Report. The Notice contains instructions on how to access those documents over the internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2020 Annual Report and a form of proxy card or voting instruction card. All stockholders who do not receive a Notice will receive a paper copy of the proxy materials by mail. We believe that this process will allow us to provide our stockholders with the information they need in a timelier manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.

The record date for the Annual Meeting was March 25, 2021. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

/s/ Sandeep Nayyar
Sandeep Nayyar
Chief Financial Officer & Vice President of Finance

San Jose, California

March 29, 2021

You are cordially invited to attend the meeting in person by visiting https://power.webex.com/power/onstage/g.php?MTID=e418eae782d946bbaef7b8a6a96ba9f0d. Whether or not you expect to attend the meeting, please complete, date, sign and return a proxy card, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting by following the instructions in this proxy statement. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

POWER INTEGRATIONS, INC.

5245 Hellyer Avenue

San Jose, California 95138-1002

PROXY STATEMENT

FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 21, 2021

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 21, 2021

This proxy statement and our Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, are available at http://www.edocumentview.com/POWI

MEETING AGENDA

Proposal No.	Proposal	Board Vote Recommendation
1	To elect the Power Integrations Board of Directors’ nine nominees as directors to serve until the 2022 Annual Meeting of Stockholders and until their successors are duly elected and qualified.	For each Power Integrations director nominee

2	To approve, on an advisory basis, the compensation of Power Integrations’ named executive officers, as disclosed in this proxy statement.	For

3	To approve the amendment and restatement of the Power Integrations, Inc. 2016 Incentive Award Plan, as described in this proxy statement.	For

4	To approve the amendment and restatement of the Power Integrations, Inc. 1997 Employee Stock Purchase Plan as described in this proxy statement.	For

5

To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of Power Integrations for the fiscal year ending December 31, 2021.

For

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

The Board of Directors of Power Integrations, Inc. is soliciting your proxy to vote at the 2021 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements of the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return a proxy card, or follow the instructions below or in the Notice described below to submit your proxy over the telephone or on the internet.

Why did I receive a Notice in the mail regarding the availability of proxy materials on the internet?

We are pleased to take advantage of rules of the Securities and Exchange Commission (the “SEC”) that allow companies to furnish their proxy materials over the internet. Accordingly, we are sending to most of our stockholders of record a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about April 2, 2021. To those that we do not send a Notice, we will send a full set of proxy materials, which include this proxy statement and an annual report to stockholders, on or about the same date. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form or electronically by email on an ongoing basis. A stockholder’s election to receive proxy materials by mail or email will remain in effect until the stockholder terminates it.

Will I receive any other proxy materials by mail?

If we send you a Notice, we may (but are not required to) send you a proxy card, along with a second Notice, on or after April 11, 2021.

How do I attend the Annual Meeting?

The Annual Meeting will be held on Friday, May 21, 2021, at 2:00 p.m., Pacific time. We will be hosting the Annual Meeting only by means of a live webcast. There will not be a physical meeting location and you will not be able to attend the meeting at a physical location. The live video webcast will begin promptly at 2:00 p.m. Pacific time. We encourage our stockholders to access the meeting in advance of the designated start time to have ample time for check-in procedures. To attend the Annual Meeting virtually via the internet, please visit https://power.webex.com/power/onstage/g.php?MTID=e418eae782d946bbaef7b8a6a96ba9f0d. Attendance “in person” as used in this proxy statement means your attendance at the Annual Meeting on the live video webcast.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 25, 2021, will be entitled to vote at the Annual Meeting. On this record date, there were 60,348,932 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on March 25, 2021, your shares were registered directly in your name with Power Integrations’ transfer agent, Computershare, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below or in the Notice to ensure your vote is counted. To vote at the Annual Meeting, please attend the Annual Meeting virtually via the internet by visiting https://power.webex.com/power/onstage/g.php?MTID=e418eae782d946bbaef7b8a6a96ba9f0d, and by printing a blank ballot that will be made available on the day of the meeting at http://investors.power.com, completing it manually (including the 16-digit control number) and submitting it as instructed at the meeting. Ballots must be received by the close of voting at the meeting in order to be included in the vote tabulation.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 25, 2021, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the proxy materials are, or a Notice is, being sent to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

List of Stockholders

A list of stockholders entitled to vote at the Annual Meeting will be available for examination for any purpose germane to the Annual Meeting during normal business hours for ten days prior to the Annual Meeting at our corporate headquarters. Due to the COVID-19 pandemic, please email us at ir@power.com to arrange a time to review. The stockholder list will also be available during the Annual Meeting at http://investors.power.com. Instructions on how stockholders of record can view the stockholder list during the Annual Meeting are posted at http://investors.power.com.

What am I voting on?

There are five matters scheduled for a vote:

●	Election of our Board of Directors’ nine nominees as directors to serve until the 2022 annual meeting of stockholders and until their successors are duly elected and qualified;
●	Approval, on an advisory basis, of the compensation of Power Integrations’ named executive officers, as disclosed in this proxy statement in accordance with SEC rules;
●	Approval of the amendment and restatement of the Power Integrations, Inc. 2016 Incentive Award Plan, as described in this proxy statement;
●	Approval of the amendment and restatement of the Power Integrations, Inc. 1997 Employee Stock Purchase Plan as described in this proxy statement; and
●	Ratification of the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of Power Integrations, Inc. for its fiscal year ending December 31, 2021.

These items of business are more fully described in the proxy statement accompanying this Notice.

What if another matter is properly brought before the Annual Meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the proxy card to vote on those matters in accordance with their best judgment.

Why didn’t I receive a Notice in the mail regarding the Internet availability of proxy materials?

We are providing stockholders who have previously requested to receive paper copies of the proxy materials with paper copies of the proxy materials instead of a Notice. If you would like to reduce the costs incurred by us in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the internet. To sign up for electronic delivery, please follow the instructions provided in your Notice, or if you received a printed version of the proxy materials by mail, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card, to vote using the internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. Alternatively, you can go to www.investorvote.com/powi and enroll for online delivery of annual meeting and proxy voting materials.

Can I vote my shares by filling out and returning the Notice?

No. The Notice will, however, provide instructions on how to vote by internet, by telephone, by requesting and returning a paper proxy card, or by submitting a ballot in person at the Annual Meeting.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting by following the directions above, vote by proxy using a proxy card (which is enclosed if you received this proxy statement by mail or that you may request or that we may elect to deliver at a later time), vote by proxy over the telephone, or vote by proxy on the internet. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person at the Annual Meeting if you have already voted by proxy.

●	To vote at the Annual Meeting, please attend the Annual Meeting virtually via the internet by visiting https://power.webex.com/power/onstage/g.php?MTID=e418eae782d946bbaef7b8a6a96ba9f0d, and by printing a blank ballot that will be made available on the day of the meeting at http://investors.power.com, completing it manually (including the 16-digit control number) and submitting it as instructed at the meeting. Ballots must be received by the close of voting at the meeting in order to be included in the vote tabulation.
●	To vote using the proxy card, simply complete, sign and date the proxy card (which is enclosed if you received this proxy statement by mail or that you may request or that we may elect to deliver at a later time), and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.
●	To vote over the telephone, dial toll-free 1-800-652-VOTE (8683) in the United States or Canada using a touch-tone phone and follow the recorded instructions. You will be asked to provide Power Integrations’ number and control number from the enclosed proxy card or Notice. Specific instructions to be followed by any registered stockholder interested in voting via telephone are set forth on the proxy card or Notice. Your vote must be received by 1:00 a.m., Pacific time, on May 21, 2021, to be counted.
●	To vote on the internet, registered holders may go to www.investorvote.com/powi to complete an electronic proxy card. You will be asked to provide Power Integrations’ number and control number from the enclosed proxy card or Notice. Specific instructions to be followed by any registered stockholder interested in voting via the internet are set forth on the proxy card or Notice. Your vote must be received by 1:00 a.m., Pacific time, on May 21, 2021, to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a voting instruction form with these proxy materials or Notice containing voting instructions from that organization rather than from Power Integrations. Simply complete and mail the voting instruction form or follow the voting instructions in the Notice to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 25, 2021.

What happens if I do not vote?

Stockholder of Record; Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, over the internet or in person at the annual meeting, your shares will not be voted.

Beneficial Owner; Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management supported. Accordingly, your broker or nominee may not vote your shares on Proposals 1, 2, 3 or 4 without your instructions, but may vote your shares on Proposal 5.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all our nine nominees for director, “For” the advisory approval of executive compensation, “For” the amendment and restatement of the Power Integrations, Inc. 2016 Incentive Award Plan, “For” the amendment and restatement of the Power Integrations, Inc. 1997 Employee Stock Purchase Plan, and “For” the ratification of the Audit Committee’s selection of Deloitte & Touche LLP as the independent registered public accounting firm of Power Integrations for its fiscal year ending December 31, 2021. If any other matter is properly presented at the Annual Meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice or set of proxy materials?

If you receive more than one Notice or set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials or Notices to ensure that all of your shares are voted.

Can I change my vote or revoke my proxy after submitting my proxy?

Stockholder of Record; Shares Registered in Your Name

Yes. You can change your vote or revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may change your vote or revoke your proxy in any one of the following ways:

●	You may submit another properly completed proxy card with a later date.
●	You may vote again over the internet or by telephone.
●	You may send a timely written notice that you are revoking your proxy to Power Integrations’ Secretary at 5245 Hellyer Avenue, San Jose, California 95138-1002.
●	You may attend the Annual Meeting and vote at the Annual Meeting. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner; Shares Registered in the Name of a Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 2, 2021, to our Corporate Secretary at 5245 Hellyer Avenue, San Jose, California 95138-1002; provided, however, that if our 2022 annual meeting of stockholders is held before April 21, 2022, or after June 20, 2022, then the deadline is a reasonable amount of time prior to the date we begin to print and mail our proxy statement for the 2022 annual meeting of stockholders. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director pursuant to our Bylaws, you must provide specified information in writing to our Corporate Secretary at the address above by December 2, 2021, except that if our 2022 annual meeting of stockholders is held before April 21, 2022, or after June 20, 2022, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such public announcement of the date of such meeting is made. You are also advised to review our Bylaws, which contain a description of the information required to be submitted as well as additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, with respect to the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and with respect to other proposals, votes “For,” “Against,” abstentions and, if applicable, broker non-votes. Abstentions and broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

When a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to elect directors?

Proposal 1, the election of directors at this Annual Meeting is an uncontested election and, as a result, the majority-voting provisions of our Corporate Governance Guidelines are applicable to this election. Pursuant to our Corporate Governance Guidelines, each of the nominees has tendered an irrevocable resignation as a director, which resignation is conditioned upon both (A) such director failing to have received more “For” votes than “Withheld” votes in this election and (B) acceptance by the Board of Directors of such resignation. Under our Corporate Governance Guidelines, the nominees were required to tender the irrevocable resignations before our Board of Directors could nominate the nominees for re-election as director.

If, in an uncontested election such as this election, a director fails to receive more “For” votes than “Withheld” votes for election, then, within 90 days following certification of the stockholder vote, the Nominating and Governance Committee will act to determine whether to accept the director’s conditional resignation and will submit such recommendation for prompt consideration by the Board of Directors, and the Board of Directors will act on the Nominating and Governance Committee’s recommendation. The Nominating and Governance Committee and the Board of Directors may consider any factors they deem relevant in deciding whether to accept a director’s conditional resignation.

Although for the election of our nine nominees as directors, the nine nominees receiving the most “For” votes (among votes properly cast in person or by proxy and entitled to vote on the election of directors) will be elected as a director, if a director receives more “Withheld” votes than “For” votes that director may cease to be a director if the Board of Directors determines that, based on the fact that the director received more “Withheld” votes than “For” votes, and the other facts the Board of Directors may deem relevant, the Board of Directors decides to accept a director’s conditional resignation.

How many votes are needed to approve each of Proposals 2, 3, 4 and 5?

To be approved, each of Proposals 2, 3, 4 and 5 must receive more “For” votes than “Against” votes on the matter. If you “Abstain” from voting, it will have no effect on the outcome of the vote on the proposal. Broker non-votes will also have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the Annual Meeting in person or represented by proxy. On the record date, there were 60,348,932 shares outstanding and entitled to vote. Thus the holders of 30,174,467 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you attend the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chair of the Annual Meeting or the holders of a majority of the shares present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

We expect to announce the preliminary voting results at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amendment to the Form 8-K to publish the final results.

What proxy materials are available on the internet?

The proxy statement and annual report to stockholders are available at: http://www.edocumentview.com/POWI.

PROPOSAL 1

ELECTION OF DIRECTORS

Power Integrations’ Board of Directors (the “Board”) is elected annually at each annual meeting. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy shall serve for the remainder of the year, and until the director’s successor is duly elected and qualified. This includes vacancies created by an increase in the number of directors.

The Board currently has nine members, all of whose terms of office expire at the Annual Meeting. Proxies may not be voted for a greater number of persons than the number of nominees named.

Each of the nominees listed below is currently a director of Power Integrations who was previously elected by the stockholders, other than Jennifer Lloyd, who was appointed by the Board on March 11, 2021 to serve as a director beginning on April 1, 2021, and was recommended to the Board by the Nominating and Governance Committee following its review of number of potential nominees sourced by the Nominating and Governance Committee. If elected at the Annual Meeting, each of these nominees would be elected and qualified to serve until the 2022 annual meeting of stockholders and until his or her successor is duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is Power Integrations’ policy to encourage directors and nominees for director to attend the Annual Meeting. Six of the company’s then eight directors attended the 2020 annual meeting of stockholders which was held as a virtual annual meeting due to concerns related to the COVID-19 pandemic.

Directors are elected by a plurality of the votes of the holders of shares present in person or by proxy and entitled to vote on the election of directors. Unless marked otherwise we will vote executed proxies returned to us for the nominees named below. The nine nominees receiving the highest number of affirmative votes will be elected. If a nominee receives more “Withheld” votes than “For” votes, then notwithstanding the election of that nominee, if our Board determines that, based on the fact that the director received more “Withheld” votes than “For” votes, and the other facts the Board may deem relevant, our Board may decide to accept the nominee’s conditional resignation previously submitted as required under our Corporate Governance Guidelines. See “How many votes are needed to elect directors?” in “Questions and Answers about These Proxy Materials and Voting” above for a description of these guidelines. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares may be voted for the election of a substitute nominee proposed by Power Integrations. Each person nominated for election has agreed to serve if elected. Power Integrations’ management has no reason to believe that any nominee will be unable to serve.

This Proposal 1 is to elect our nine nominees nominated as directors. The biographies of each of the nominees below contain information regarding the person’s age as of March 25, 2021, service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes and skills of each director, including those that led to the Nominating and Governance Committee and the Board’s conclusion that the director should continue to serve as a director of Power Integrations.

Wendy Arienzo, Ph.D., age 65, has served as a director of Power Integrations since April 2017. Dr. Arienzo has more than three decades of technical and managerial experience in technology industries, including the semiconductor and power-electronics industries. Since 2013 she has served as vice president of operations at Fujifilm Dimatix, Inc., a leading supplier of piezoelectric industrial print heads. Previously, she was CEO and a director of ArrayPower, a developer of software-defined inverter technology for solar-energy systems. Her prior experience includes a series of executive and technical roles at NXP Semiconductors (and its predecessor, Philips Semiconductor), IBM Corp. and AT&T Bell Laboratories, among others. Dr. Arienzo is also a director of Ichor Holdings, Ltd., a company that designs, engineers, and manufactures fluid delivery subsystems and components for semiconductor capital equipment.

Dr. Arienzo has a B.S. and an M.S. in Materials Science Engineering from Brown University, and a Ph.D. in Materials Science Engineering from Stanford University.

Balu Balakrishnan, age 66, has served as president and chief executive officer and as a director of Power Integrations since January 2002. He served as president and chief operating officer from April 2001 to January 2002. From January 2000 to April 2001, he was vice president of engineering and strategic marketing. From September 1997 to January 2000, he was vice president of engineering and new business development. From September 1994 to September 1997, Mr. Balakrishnan served as vice president of engineering and marketing. Before joining Power Integrations in 1989, Mr. Balakrishnan was employed for 11 years by National Semiconductor Corporation, where his responsibilities included engineering and product-line management.

Mr. Balakrishnan, who has more than 40 years of engineering, marketing and management experience in the semiconductor industry, is the chief inventor of several key Power Integrations’ products and technologies and was issued 209 U.S. patents. He has received the Discover Award for Technological Innovation as well as a TechAmerica Innovator Award, both in recognition of the environmental benefits of EcoSmart technology. Mr. Balakrishnan has an M.S.E.E. from the University of California, Los Angeles, and a B.S.E.E. from UVCE College of Engineering, Bangalore University, India. He has also completed the Directors Certification Program at the University of California, Los Angeles.

Nicholas E. Brathwaite, age 62, has served as a director of Power Integrations since January 2000. A veteran of the semiconductor industry, Mr. Brathwaite served as a member of the board of directors of Tessera Technologies, Inc., a technology innovator that invests in, licenses and delivers innovative miniaturization technologies, from February 2008 until May 2011, and Lighting Science Group Corporation, a provider of eco-friendly LED lighting products, from June 2012 to January 2014. Mr. Brathwaite currently serves on the board of directors of Inphi Corporation, a high speed analog semiconductor company, and Northwestern Mutual, a financial services organization.

Mr. Brathwaite is a founding Partner of Riverwood Capital, a growth equity, middle market technology investment firm with investments in Asia, Latin America and the United States (including five semiconductor companies), which he joined in January 2008. Mr. Brathwaite has been involved with semiconductor companies, hardware development (including power supplies) and electronic services (including manufacturing) since 1986. Mr. Brathwaite was the chief executive officer of Aptina Imaging Corporation, a fabless semiconductor company and a wholly owned subsidiary of Micron Technology, serving similar markets, customers and applications as those of Power Integrations, from April 2008 to July 2009, and was chairman of the company’s board of directors until Aptina was acquired by ON Semiconductor in August 2014. He served as the vice president of technology of Flextronics International Ltd., an electronics company, from 1995 to 2000, and as Flextronics’ chief technology officer from 2000 until 2007, where he played a leading role in the transformation of Flextronics from a small contract manufacturer to a global electronics manufacturing service provider, during which revenues grew from $150 million to $30 billion. At Flextronics he initiated, built and managed several businesses with revenues ranging from $30 million to $6 billion, including ODM services, power supplies and other component businesses. He joined Flextronics in 1995 when Flextronics acquired nChip, Inc., a multi-chip module company, where Mr. Brathwaite held the position of vice president and general manager of operations from 1992 to 1996. As a founding member of nChip, Inc., Mr. Brathwaite was responsible for all manufacturing and operational activities including wafer fabrication, wafer test and module assembly. Before joining nChip, Inc., Mr. Brathwaite spent six years with Intel Corporation, a microprocessor company, in various engineering management positions in technology development and manufacturing.

Mr. Brathwaite has significant experience in mergers and acquisitions, having participated in more than 50 transactions ranging from $2 million to $10 billion; he was a member of Flextronics’s four-person acquisition committee and was responsible for leading due diligence and integration activities on several of these acquisitions. Mr. Brathwaite is familiar with many of Power Integrations’ customers, including important decision makers and decision making processes, and is familiar with Asian and European markets, supply-chain and business processes.

Mr. Brathwaite received a B.S. in Applied Chemistry from McMaster University, and an M.S. in Polymer Science & Engineering from University of Waterloo. Mr. Brathwaite has also completed the Wharton Executive Education Training Program on Corporate Governance.

Anita Ganti, age 49, has served as director of Power Integrations since April 2020. Mrs. Ganti is a seasoned leader in the technology industry, including extensive experience in the analog semiconductor industry. She has been a customer-facing executive fostering executive level engagements with customers such as Apple, Google, Microsoft, Facebook, FedEx, Walmart, Comcast, Telstra, Starbucks, Medtronic and Cisco. From 2015 to 2019 she served as senior vice president of the product engineering services organization of Wipro Limited, a leading global information technology, consulting and business process services company, where she was responsible for offerings and operations with annual revenues exceeding $600 million. Previously she was vice president of global technology at Flex Ltd. (formerly Flextronics), a global electronics manufacturing services company, from 2013 to 2015. From 2008 to 2013 Mrs. Ganti was employed by Texas Instruments, a global semiconductor design and manufacturing company, where she served as general manager of the company’s precision signal path division. Since 2008 she has undertaken business transformation and turnarounds, delivering results through change and growth, including acquisitions. Mrs. Ganti has led diverse teams across multiple geographical locations. She has not only built businesses from concept to market leadership but also built alliances with technology partners and customers. She mentors women taking on leadership roles in technology organizations and champions diversity and inclusion.

Mrs. Ganti has a bachelor’s degree in electrical engineering from Veermata Jijabai Technological Institute in India, an M.S.E.E. from Virginia Polytechnic Institute and State University and an M.B.A. from the Wharton School, University of Pennsylvania.

William George, Ph.D., age 78, has served as a director of Power Integrations since March 2009, and was appointed chairman of the Board in October 2018. A veteran of the semiconductor industry, Dr. George served as a director of Silicon Image, Inc., a designer and developer of mixed-signal integrated circuits, from 2005 until its acquisition in March 2015. He also served on the board of Ramtron International Corporation from 2005 to 2012, a leading supplier of integrated circuits enabled by ferroelectric random access memory (FRAM). At both Ramtron and Silicon Image, he served on audit, compensation and nominating and governance committees.

From the company’s founding in 1999 until 2007, Dr. George was the executive vice president of operations at ON Semiconductor, a supplier of performance power solutions, where he was responsible for internal and external manufacturing, supply chain, planning, quality and technology development. From 2007 through his retirement in 2008 he directed the start-up of ON Semiconductor’s foundry services business. From 1991 to 1994, Dr. George was assigned by Motorola to Sematech Consortium, an alliance of leading American semiconductor companies formed in 1987 to restore American competitiveness in semiconductor manufacturing. At Sematech he served as the executive vice president and chief operating officer. From 1968 until 1999, Dr. George was employed by Motorola, Inc., and served as corporate vice president and director of manufacturing for Motorola’s semiconductor components group from June 1997 until July 1999.

Dr. George received a B.S. degree in Metallurgical Engineering from the University of Oklahoma and a Ph.D. in Materials Science from Purdue University.

Balakrishnan S. Iyer, age 64, has served as a director of Power Integrations since February 2004. Mr. Iyer has served on public company boards since 2001, and currently serves on the boards of: Clarivate Plc., a global leader in providing trusted insights and analytics that accelerate the pace of innovation. Mr. Iyer also served on the board of directors of Skyworks Solutions until May 2020; Churchill Capital Corp, a special purpose acquisition company, until its merger with Clarivate Analytics in May 2019; IHS Markit, until April 2019; QLogic Corporation, until its acquisition by Cavium in August 2016; IHS Inc., until its merger with Markit Ltd. in July 2016; Life Technologies Corporation, prior to its acquisition by Thermo Fisher Scientific Inc. in 2014; Overture Systems, prior to the sale of the company to Yahoo; and Conexant Systems, Inc., a designer, developer and seller of semiconductor systems solutions for communications applications, prior to the company’s acquisition by Golden Gate Capital.

Mr. Iyer retired from Conexant Systems in 2003 after serving for five years as senior vice president and chief financial officer. In that role, Mr. Iyer was responsible for all the financial functions for the company including operational finance, controllership, treasury, tax and investor relations as well as strategy and business development. He raised $1 billion for the company and completed more than a dozen acquisitions valued at over $2 billion. He also led the execution of the strategic restructuring of the company from an integrated semiconductor company with a full range of manufacturing operations to a family of pure-play fabless semiconductor companies. Earlier in his career, Mr. Iyer worked in Silicon Valley for 17 years in the semiconductor industry in finance roles at Advanced Micro Devices, Cypress Semiconductor and VLSI Technology (where he was senior vice president and chief financial officer), and in engineering roles at National Semiconductor Corporation.

Mr. Iyer has significant experience in audit committee matters, as well as corporate governance, financing and acquisition matters. At IHS, he served as chairman of the audit committee since he joined its board of directors in 2003 until its merger with Markit in July 2016, helping oversee the company’s preparation to become a public company, including the recruiting of key finance team members, preparation of the registration statement and implementation of SOX 404. Mr. Iyer was previously chairman of the audit committee at QLogic and chairman of the audit and nominating committees at Life Technologies and Skyworks Solutions as well as the governance and nominating committee at Conexant Systems. He serves on the board of directors of the Forum for Corporate Directors, an organization focused on corporate governance and also on the advisory board of the California State University Fullerton Center for Corporate Reporting and Governance. As a board member, Mr. Iyer has overseen more than 100 acquisitions and divestitures valued at over $50 billion, and more than $10 billion in equity and debt financing.

Mr. Iyer has a B.S. in Mechanical Engineering from the Indian Institute of Technology, an M.S. in Industrial Engineering from the University of California, Berkeley and an M.B.A. in Finance from the Wharton School, University of Pennsylvania.

Jennifer Lloyd, Ph.D., age 53, was appointed as a director of Power Integrations, effective April 1, 2021. Dr. Lloyd is a leader in the semiconductor industry with extensive technical background in analog circuits, including engineering, product development, and executive leadership. Dr. Lloyd has been issued 9 U.S. patents, written many industry publications, and served on multiple conference program committees for the Institute of Electrical and Electronics Engineers. Since 1997, Dr. Lloyd has held various technical and executive roles at Analog Devices, Inc., a global leader in the design and manufacture of analog, mixed-signal and digital signal processing integrated circuits. Currently Dr. Lloyd serves as its Vice President, Precision Technology and Platforms Group. From 2017 to 2020, Dr. Lloyd was Vice President for the Healthcare and Consumer Business Unit and from 2015 to 2017, she was the General Manager for Instrumentation and Precision Technology.

Dr. Lloyd holds S.B., S.M., and Ph.D. degrees in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology.

Necip Sayiner, Ph.D., age 55, has served as a director of Power Integrations since April 1, 2018. Dr. Sayiner served as executive vice president of Renesas Electronics Corporation, a semiconductor manufacturer, from February 2017 to March 2019 and the president of Renesas Electronics America from July 2017 to March 2019. Previously, he was the president, CEO and a director of Intersil Corporation, an analog semiconductor provider, from March 2013 until its acquisition by Renesas Electronics Corporation in February 2017. Prior to Intersil, from September 2005 to April 2012, he was the president and CEO of Silicon Labs. He also served as the elected chair of the Semiconductor Industry Association in 2016 and the vice chair in 2015. Dr. Sayiner currently serves on the board of directors of Rambus, a high-speed chip interface semiconductor company. Dr. Sayiner has extensive engineering and leadership experience, along with a deep knowledge of the semiconductor industry.

Dr. Sayiner holds a B.S. in Electrical Engineering and a B.S. in Physics from Bosphorus University in Turkey, and an M.S. in Engineering from Southern Illinois University, and a Ph.D. in Electrical Engineering from the University of Pennsylvania.

Steven J. Sharp, age 79, has served as a director of Power Integrations since 1988, and served as non-executive chairman of the board from May 2006 to April 2011. Mr. Sharp served as Power Integrations’ interim chief executive officer during its first year in 1988. A 57-year veteran of the semiconductor industry, Mr. Sharp has served as a member of the public company boards of TriQuint Semiconductor, Inc., a manufacturer of semiconductor components, Pixelworks Inc., a fabless semiconductor company supplying graphics integrated circuits used in projectors, monitors and TVs, and Megatest, a company that designed, manufactured, marketed and serviced automatic test equipment for the integrated circuit industry. Mr. Sharp has previously served on all the committees of each board of directors on which he has served.

Mr. Sharp was president and chief executive officer of TriQuint Semiconductor from September 1991 until July 2002. Mr. Sharp retired as Chairman of the Board in January of 2015. Prior to TriQuint, Mr. Sharp was associated with various venture capital and start-up semiconductor firms, helping start Crystal Semiconductor (now Cirrus Logic, Inc.), Gazelle Microcircuits, Inc. (now TriQuint/Qorvo), Megatest Corporation (now Teradyne, Inc.) and Volterra Semiconductor Corporation. In 1989, he also founded Silicon Architects, Inc. (since acquired by Synopsys, Inc.). Mr. Sharp’s extensive engineering and management experience in the analog semiconductor field also includes 23 years with Texas Instruments and Philips in executive positions. Mr. Sharp also has extensive experience in mergers and acquisitions, having been involved in approximately 15 transactions, as well as public and private financings. Mr. Sharp is very active in research to find root causes of mental illnesses at Oregon Health Science University.

Mr. Sharp has a B.S. degree in Mechanical Engineering from Southern Methodist University, an M.S.E.S from the California Institute of Technology, and an M.B.A. from Stanford University. He has also attended director training at Harvard University.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE

Independence of the Board

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of our Board must qualify as “independent,” as affirmatively determined by our Board. The Board consults with Power Integrations’ counsel to ensure that the Board’s determinations are consistent with all relevant securities laws and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and Power Integrations, its senior management and its independent registered public accounting firm, the Board affirmatively has determined that all of the directors, other than Mr. Balakrishnan, our president and chief executive officer, are independent directors within the meaning of the applicable Nasdaq listing standards. In making this determination, the Board found that none of the directors or nominees for director other than Mr. Balakrishnan had a material or other disqualifying relationship with Power Integrations. Mr. Balakrishnan, by virtue of being Power Integrations’ president and chief executive officer, is not an independent director.

Information Regarding the Board and Its Committees

The Board has adopted corporate governance guidelines to help assure that the Board will have the necessary authority and practices in place to make decisions that are independent of Power Integrations’ management. The guidelines are also intended to align the interests of directors and management with those of Power Integrations’ stockholders. The corporate governance guidelines set forth the practices the Board will follow with respect to, among other things, Board composition and selection, Board meetings, executive officer succession planning, Board committees, compensation, director stock ownership and director education and orientation. The corporate governance guidelines are available on our website: www.power.com.

The Board has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

The following table provides membership information and meeting information for 2020 for each of the Audit, Compensation and Nominating and Governance Committees:

Nominating and
Name	Audit	Compensation	Governance
Wendy Arienzo	X	X
Balakrishnan S. Iyer	X†		X
Nicholas E. Brathwaite			X†
Anita Ganti*	X
William L. George*		X†	X
Necip Sayiner*		X
Total meetings in year 2020	5	7	5

†	Committee Chair.
*	On April 1, 2020 Mrs. Ganti replaced Dr. George on the Audit Committee and Dr. George replaced Dr. Sayiner on the Nominating and Governance Committee.

Effective April 1, 2021 Drs. Sayiner and Lloyd will replace Dr. Arienzo on the Audit Committee, Dr. Arienzo will join the Nominating and Governance Committee and Dr. Arienzo will replace Dr. George as chair of the Compensation Committee.

Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to Power Integrations.

Audit Committee

The Audit Committee of the Board oversees Power Integrations’ corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions, including:

●	evaluates the performance of and assesses the qualifications of the independent registered public accounting firm;
●	determines and approves the engagement of the independent registered public accounting firm;
●	determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;
●	reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;
●	monitors the rotation of partners of the independent registered public accounting firm on Power Integrations’ audit engagement team as required by law;
●	confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting;
●	establishes procedures, as required under applicable law, for the receipt, retention and treatment of whistleblower complaints received by Power Integrations regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;
●	meets to review Power Integrations’ annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm;
●	reviews and, if it determines appropriate, approves related person transactions;
●	reviews and discusses with management and, as appropriate, the independent auditor, the company’s major financial risk exposures and the steps taken by management to monitor and control these exposures; and
●	adopts procedures for monitoring and enforcing compliance with the Code of Business Conduct and Ethics.

As of the date of this proxy statement, three directors compose the Audit Committee: Mr. Iyer, Dr. Arienzo, and Mrs. Ganti. The Board has adopted a written Audit Committee Charter which can be found on our website at www.power.com.

The Board annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of Power Integrations’ Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board has determined that Mr. Iyer qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Iyer’s level of knowledge and experience based upon his extensive experience as set forth above in his biography, including as a senior executive officer with financial oversight functions.

Compensation Committee

The Compensation Committee of the Board reviews and approves the overall compensation strategy and policies for Power Integrations. For this purpose, the Compensation Committee performs several functions, including:

●	with respect to the chief executive officer, reviews and approves all compensation, including incentive-based compensation and equity compensation awards while seeking to achieve an appropriate level of risk and reward, and develops and reviews annual performance objectives and goals relevant to compensation and awards and evaluates the performance of the chief executive officer in light of these goals and objectives;
●	reviews incentive-based compensation plans in which our executive officers participate, and determines the salaries, incentive and equity compensation for executive officers, and oversees the evaluation of management;
●	approves all employment, severance, or change-in-control agreements, special or supplemental benefits, or provisions including the same, applicable to executive officers;
●	proposes the adoption, amendment, and termination of stock option plans, stock appreciation rights plans, retirement and profit sharing plans, stock bonus plans, stock purchase plans, bonus plans, deferred compensation plans, and other similar programs;
●	grants rights, participation and interests in our compensation plans to eligible participants;
●	approves and periodically reviews the salary, bonus and equity award ranges for non-executive officers and other employees, and authorizes the chief executive officer to approve compensation levels for such non-executive officers and other employees within such ranges;
●	reviews and approves such other compensation matters as the Board or the chief executive officer wishes to have the Compensation Committee approve;
●	reviews and recommends to the Board the compensation to be paid to our non-employee directors for their service on the Board and its committees and any changes thereto, other than compensation received pursuant to automatic equity award grants under stockholder approved equity compensation plans;
●	reviews with management the Compensation Discussion and Analysis (included in this proxy statement) and considers whether to recommend that it be included in proxy statements and other filings;
●	reviews and evaluates the results of advisory votes of the company’s stockholders regarding executive compensation; and
●	reviews with the chief executive officer the plans for succession to the offices of Power Integrations’ executive officers and makes recommendations to be considered by the Board with respect to the selection of appropriate individuals to succeed to those positions.

As of the date of this proxy statement, three directors compose the Compensation Committee: Drs. Arienzo, George and Sayiner. All members of Power Integrations’ Compensation Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Board has adopted a written Compensation Committee Charter, which can be found on our website at www.power.com.

Compensation Committee Processes and Procedures

The Compensation Committee of the Board determines all compensation for our executive officers, including our chief executive officer. The Compensation Committee also administers our compensation plans, including equity incentive plans, and makes recommendations to the Board regarding the adoption, amendment, and termination of these compensation plans. The Compensation Committee also analyzes, considers and recommends to the Board the compensation to be paid to our non-employee directors for their service on the Board and its committees, other than compensation received pursuant to automatic equity award grants under stockholder-approved equity compensation plans.

The Compensation Committee has the authority to obtain advice or assistance from consultants, legal counsel, accounting or other advisors as appropriate, to perform its duties, and to determine the terms, costs and fees for such engagements, which are paid for by Power Integrations. The Compensation Committee also has full access to all books, records, facilities and personnel of Power Integrations. The Compensation Committee may from time to time delegate duties or responsibilities to subcommittees or to one member of the Compensation Committee.

The Compensation Committee meets as often as it deems appropriate, but not less frequently than once each year to review the compensation and awards of the executive officers and other employees of Power Integrations, and otherwise perform its duties under its charter.

Our chief executive officer, Mr. Balakrishnan, reviews with the Compensation Committee on a regular basis our compensation philosophy and programs, including the compensation of the named executive officers, so that the Compensation Committee can recommend any changes necessary to keep our compensation philosophy and programs aligned with our business objectives. Mr. Balakrishnan makes recommendations to the Compensation Committee with respect to the compensation of the named executive officers. The Compensation Committee also utilizes an outside compensation consultant to provide it with advice on competitive compensation plans. The Compensation Committee considers, but is not bound to and does not always accept, management’s or the outside consultant’s recommendations with respect to executive compensation. The Compensation Committee discusses Mr. Balakrishnan’s compensation with him, but deliberates and makes decisions with respect to Mr. Balakrishnan’s compensation without him present.

Mr. Balakrishnan attends some of the Compensation Committee’s meetings, but leaves the meetings as appropriate when matters of executive compensation specific to him are discussed.

For 2020, the Compensation Committee engaged an independent compensation consulting firm, Radford, part of the Rewards and Solutions practice at Aon plc (“Aon”), to assist in the analysis of compensation survey data. Aon attended Compensation Committee meetings from time to time and provided peer group analysis, feedback and recommendations to the Compensation Committee on executive compensation and director compensation. Aon was instructed to review compensation at peer companies for the named executive officers and the company’s directors, and to give comments and recommendations based on that review. Aon was also expected to use its experience with the company and other similar companies and to apply judgment based on that experience. In addition to survey data, the Compensation Committee analyzes information reported in peer companies’ SEC filings for all elements of compensation, including salary, cash incentive compensation and equity compensation. The Compensation Committee reviews on at least an annual basis the six factors required by Nasdaq to be reviewed by the Compensation Committee regarding the compensation consultant prior to receiving advice from the compensation consultant.

Subject to business needs, the Compensation Committee’s policy is to grant restricted stock units, or RSUs, to certain new employees on the first trading day of the month following the date of hire. In addition, we make grants of annual performance stock units and restricted stock units to continuing non-executive employees generally on the first day the company’s common stock trades on the Nasdaq Global Select Market in April of such year, and the Compensation Committee makes grants to executive officers on the date of Compensation Committee action with respect to performance stock units and restricted stock units.

Our Board determines outside director compensation, after receiving the recommendations from the Compensation Committee and the same independent consultant engaged by the Compensation Committee and used by the Compensation Committee in connection with determining executive officer compensation.

A further description of the Compensation Committee processes and procedures and the specific determinations of the Compensation Committee with respect to executive compensation for fiscal year 2020 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Nominating and Governance Committee

The Nominating and Governance Committee of the Board is responsible for recommending the nomination of directors to the Board and for establishing and monitoring our corporate governance. For this purpose, the Nominating and Governance Committee performs several functions, including:

●	evaluates and recommends to the Board director nominees for each election of directors;
●	determines criteria for selecting new directors, including desired board skills and attributes, and identifies and actively seeks individuals qualified to become directors;

●	reviews and makes recommendations to the Board concerning qualifications and the appointment and removal of committee members;
●	develops, recommends for Board approval, and reviews on an ongoing basis the adequacy of Power Integrations’ corporate governance principles;
●	reviews, discusses and assesses the performance of the Board, including Board committees; and
●	considers Board nominees and proposals submitted by stockholders or proposals to be submitted by the company to the company’s stockholders regarding corporate governance matters and makes recommendations to the Board regarding such matters, and establishes any policies, processes and procedures, including procedures to facilitate stockholder communication with the Board.

The Board has adopted a written Nominating and Governance Committee Charter, which can be found on our website at www.power.com. As of the date of this proxy statement, three directors compose the Nominating and Governance Committee: Messrs. Brathwaite and Iyer and Dr. George. All members of the Nominating and Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards).

In considering whether to recommend any candidates for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Governance Committee applies the criteria set forth in Power Integrations’ Corporate Governance Guidelines. These criteria include the candidate’s ability to read and understand financial statements, age, personal integrity and ethics, relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the company, demonstrated experience in his or her field, ability to exercise sound business judgment, and having the commitment to rigorously represent the long-term interests of the company’s stockholders. In addition, when conducting its assessment, the Nominating and Governance Committee considers any criteria for director qualifications set by the Board, as well as diversity, skills, and such other factors as it deems appropriate given the current needs of the Board and the company to maintain a balance of knowledge, experience and capability. When considering diversity, the Board and Nominating and Governance Committee views “diversity” as diversity of experience and expertise. The Board and Nominating and Governance Committee believe that having a Board diverse in experience and expertise enables the Board, as a body, to have the broad range of requisite expertise and experience to guide the company and management and to fulfill its role of oversight and stewardship. However, neither the Board nor the Nominating and Governance Committee has developed a policy with respect to diversity in identifying nominees for director, other than as set forth in the Corporate Governance Guidelines to consider diversity when assessing nominees.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Governance Committee reviews such directors’ overall service to the company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating and Governance Committee also determines whether the nominee should be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Nominating and Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Governance Committee meets to discuss and consider such candidates’ qualifications and then recommends a nominee to the Board by majority vote.

To date, the Nominating and Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. To date, the Nominating and Governance Committee has not received a timely recommended director nominee from a stockholder or stockholders holding more than 5% of our voting stock.

The Nominating and Governance Committee will consider director candidates recommended by stockholders who demonstrate, by written documentation, satisfactory to the Nominating and Governance Committee, that such stockholders hold outstanding shares of the company. The Nominating and Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Nominating and Governance Committee to become nominees for election to the Board in 2022 may do so by delivering a written recommendation to the Nominating and Governance Committee at the following address: 5245 Hellyer Avenue, San Jose, California 95138-1002 by January 1, 2022. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, and a description of the proposed nominee’s qualifications as a director. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Board Leadership Structure

As set forth in Power Integrations’ Corporate Governance Guidelines, the Board’s leadership structure shall be either (a) a separate Chair of the Board and Chief Executive Officer, or (b) a Chair of the Board and Chief Executive Officer who is the same person, together with a Lead Independent Director; the Nominating and Governance Committee determined that either of these structures is appropriate for Power Integrations as each provides for an independent director to take the functional role where it is appropriate for an independent director to fulfill that function. Currently, the Chair of the Board and Chief Executive Officer are separate persons.

Role of the Board in Risk Oversight

The Board has an active role, as a whole and also at the committee level, in overseeing management of the company’s risks. The Board regularly reviews information regarding the company’s credit, liquidity and operations, as well as the risks associated with each. The Audit Committee’s charter mandates the Audit Committee to review and discuss with management, and the company’s independent registered public accounting firm, as appropriate, the company’s major financial risk exposures and the steps taken by management to monitor and control these exposures. The Compensation Committee is responsible for overseeing the management of risks relating to the company’s executive compensation plans and arrangements. The Nominating and Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

Compensation Policies and Practices as They Relate to Risk Management

With the help of the Compensation Committee’s independent compensation consulting firm, Aon, the Compensation Committee has reviewed the company’s compensation policies and practices as they relate to risk management for all employees, including executive officers. The compensation policies and practices reviewed by the Compensation Committee included: 1) annual base salaries; 2) the annual and long-term performance-based incentive award plans; 3) equity incentive awards under the 2016 Incentive Award Plan; 4) the Employee Stock Purchase Plan; and 5) the Executive Officer Benefits Agreements with the company’s executive officers. Following such review, the Compensation Committee determined that risks arising from the company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the company. In coming to this conclusion, the Compensation Committee also considered the mitigating effects of the company’s compensation “claw-back” policy which conditions the earning and payment of any cash or stock bonuses to executive officers on an agreement to repay a portion of such bonuses in the event of a restatement resulting from intentional misconduct by such officers.

Meetings of the Board

The Board met seven times in 2020. All directors attended at least 75% of the aggregate number of the meetings of the Board and the committees on which they served, held during the portion of the last fiscal year for which they were directors or committee members in 2020.

As required under applicable Nasdaq listing standards, in fiscal year 2020, Power Integrations’ independent directors met in regularly scheduled executive sessions at which only independent directors were present.

Stockholder Communications with the Board

Power Integrations’ Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed as follows: Power Integrations Board Communication, 5245 Hellyer Avenue, San Jose, California 95138-1002. Any communication sent must state the number of shares owned by the stockholder making the communication. The communications will be reviewed by the Chair of the Board. The Chair of the Board will forward such communication to the Board or to any individual director to whom the communication is addressed unless the communication is unduly frivolous, hostile, threatening or similarly inappropriate, in which case, the Chair of the Board shall discard the communication.

Code of Business Conduct and Ethics

Power Integrations has adopted the Power Integrations, Inc. Code of Business Conduct and Ethics, which applies to all officers, directors and employees. The Code of Business Conduct and Ethics can be found on our website, www.power.com, and is available in print to any stockholder who requests it. Requests for printed copies of the Code of Business Conduct and Ethics can be made by writing to Attn: Investor Relations Department, Power Integrations, Inc., 5245 Hellyer Avenue, San Jose, California 95138-1002. We intend to satisfy the disclosure requirements of Form 8-K regarding an amendment to, or a waiver from, a provision of our code of business conduct and ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions by posting such information on our website listed above.

Board Stock Ownership Guidelines

Pursuant to Power Integrations’ Corporate Governance Guidelines and to align the interests of the company’s directors with the interests of the company’s stockholders, the Board believes that directors should have a significant financial stake in the company. Accordingly, the Board believes that each director who has served on the Board for three years should own not less than 1,000 shares of the company’s common stock. At its discretion, the Board may evaluate whether this requirement should be waived in the case of any director, who, because of his or her personal circumstances, would incur a hardship by complying with this requirement. Currently all members of the Board own at least the required minimum of 1,000 shares of our common stock, except for Mrs. Ganti and Dr. Lloyd each of whom have been on the Board for less than three years and are therefore currently in the grace period to acquire stock ownership.

Chief Executive Officer Stock-Ownership Guidelines

Pursuant to Power Integrations’ Corporate Governance Guidelines and to align the interests of our chief executive officer with the interests of the company’s stockholders, the Board believes that a chief executive officer should have a significant financial stake in the company. Accordingly, the Board believes that our chief executive officer who has served as such for five years (excluding service prior to the date of adoption of the chief executive officer stock ownership guidelines) should own an aggregate number of shares of our common stock that shall have a value equal to or exceeding the chief executive officer’s then current annual base salary. At its discretion, the Board may evaluate whether this requirement should be waived in the case of a chief executive officer, who, because of his or her personal circumstances, would incur a hardship by complying with this requirement, including as a result of a decrease in the value of our common stock.

In addition to the stock options, RSUs, performance stock units, or PSUs, and long-term performance stock units, or PRSUs, held by Balu Balakrishnan, Mr. Balakrishnan also owns an aggregate of 279,961 shares of our common stock outright, including through his personal trust, which have a value as of March 25, 2021 of approximately $22.0 million.

Executive Officer Stock Ownership

Although we do not have minimum mandatory stock ownership guidelines for our executive officers other than our chief executive officer, the structure of our compensation programs act as a functional equivalent of minimum stock ownership requirements, as our executive officers: (1) hold unvested stock options to acquire our common stock, which options cannot be exercised and the underlying common stock cannot be sold until such stock vests; (2) our executive officers hold unvested RSUs, which RSUs entitle the executive officers to receive shares of our common stock in the future upon vesting (unvested RSUs as of March 25, 2021, for the company’s named executive officers were as follows: 228,750 shares for Mr. Balakrishnan; 60,750 shares for Mr. Nayyar; 44,400 shares for Mr. Matthews; 52,400 shares for Mr. Barsan; and 43,500 shares for Mr. Sutherland; and (3) our executive officers hold unvested PSUs, and PRSUs, which entitle the executive officer to receive shares of our common stock in the future upon vesting which occurs upon achieving established performance metrics (currently collectively 234,000 shares for Mr. Balakrishnan; 41,800 shares for Mr. Nayyar; 29,200 shares for Mr. Matthews; 36,200 shares for Mr. Barsan; and 28,000 shares for Mr. Sutherland).

Minimum Vesting Periods for Executive Officer Equity Grants

Although we do not have minimum mandatory vesting periods for equity grants made to our executive officers, our historical practice, and the practice of our Compensation Committee fully intends to continue in the future, is to have vesting periods on our equity grants typically as follows: (1) for RSUs, vesting over four years with 25% of the shares subject to the RSU vesting on each of the first four anniversaries of the date of grant; (2) for PSUs, vesting after one year, but only to the extent that the performance metrics for the PSUs are met; and (3) for PRSUs vesting after three years, but only to the extent that the performance metrics for the PRSUs are met.

Minimum Vesting Periods for Director Equity Grants

Directors who are not employees of Power Integrations each receive an annual equity compensation grant, which consists of RSUs that vests in full effective immediately prior to the commencement of the company’s first annual meeting of stockholders in the year following the year of the annual grant, provided that the recipient is still providing services to the company as a director. A new eligible director generally would receive a similar grant pro-rated to the remaining portion of the year prior to the next annual grants of equity awards to non-employee directors.

Prohibition on Hedging

Our Board has adopted a policy that prohibits directors, executive officers and other “insiders” from engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to our common stock at any time.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, Power Integrations’ stockholders are entitled to vote to approve, on an advisory basis, the compensation of the company’s named executive officers as disclosed in this proxy statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the company’s named executive officers and the philosophy, policies and practices described in this proxy statement.

The compensation of the company’s named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, the company believes that its compensation policies and decisions are focused on pay-for-performance principles, strongly aligned with our stockholders’ interests and consistent with current market practices. Compensation of the company’s named executive officers is designed to enable the company to attract and retain talented and experienced executives to lead the company successfully in a competitive environment.

Our executive compensation program has been designed to retain and encourage a talented, motivated and focused executive team by providing competitive compensation within our market. We believe that our executive compensation program provides an appropriate balance between salary and “at-risk” forms of variable incentive compensation, as well as a mix of incentives that encourage executive focus on both short- and long-term goals as a company without encouraging inappropriate risks to achieve performance.

Highlights of our program include:

●	A mixture of salary and variable incentive compensation that provides for a substantial portion of executive compensation to be “at-risk” and dependent on our performance as a company which aligns the interests of executive officers with those of the company’s stockholders;
●	Long-term, equity-based incentive compensation to align the interests of executive officers with stockholders and to provide each executive officer with an incentive to manage the company from the perspective of an owner with an equity stake in the business; and
●	A compensation “claw-back” policy which conditions the earning and payment of any cash or stock bonuses to executive officers on an agreement to repay a portion of such bonuses in the event of a restatement resulting from intentional misconduct by such officers.

Accordingly, the Board is asking the stockholders to indicate their support for the compensation of the company’s named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Power Integrations’ named executive officers, as disclosed in the proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board or the company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and voting on this proposal at the Annual Meeting. Abstentions and broker non-votes will have no effect.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2

PROPOSAL 3

APPROVAL OF AMENDED AND RESTATED 2016 INCENTIVE AWARD PLAN

We are requesting that the stockholders approve an amendment and restatement of the Power Integrations, Inc. 2016 Incentive Award Plan, which amended and restated plan we refer to as the Amended 2016 Plan, (a) to increase the number of shares available for grant by an additional 2,000,000 shares, (b) to eliminate from the plan certain plan provisions discussed under the caption “Section 162(m)” below, and (c) extend the term of the plan to 2031. The Board adopted the Amended 2016 Plan on March 11, 2021, subject to stockholder approval.

The Board adopted the original 2016 Incentive Award Plan, which was subsequently amended and restated in 2019, to provide a means to continue to offer a competitive equity compensation program to secure and retain the services of high-caliber employees, directors, and consultants of our company and its affiliates, to provide a means by which these eligible individuals may be given an opportunity to benefit from increases in the value of the common stock through the grant of stock awards, and to thereby align the long-term compensation and interests of those individuals with our stockholders.

Approval of the Amended 2016 Plan will allow us to continue to grant equity-based awards at levels determined appropriate by our Board and Compensation Committee. The Amended 2016 Plan will allow us to utilize restricted stock units, performance stock units and performance cash awards to secure and retain the services of employees and consultants of the company and its affiliates as well as members of our Board, and to provide long term incentives that align the interests of these individuals with the interests of our stockholders.

Best Practices

In addition, the Amended 2016 Plan, like the original 2016 Incentive Award Plan and as subsequently amended and restated in 2019 (collectively, the “2016 Plan”), is designed to further our stockholders’ interests and to reflect corporate governance best practices including:

●	Stockholder approval is required for additional shares. The 2016 Plan authorizes a fixed number of shares, so that stockholder approval is required to issue any additional shares, allowing our stockholders to have direct input on our equity compensation programs. The 2016 Plan does not contain an “evergreen” feature pursuant to which the shares authorized for issuance under the 2016 Plan can be automatically replenished.
●	No automatic single trigger vesting. The 2016 Plan does not provide for automatic single trigger vesting on a change in control.
●	No automatic grants. The 2016 Plan does not provide for any automatic grants to employees, consultants or directors.
●	Limit on director compensation. The 2016 Plan contains an annual limit on director compensation (both cash and equity-based) to reflect our commitment to current best practices in corporate governance.

Section 162(m)

One of the reasons that approval of the 2016 Plan by our stockholders was originally required was so that performance-based stock units and performance-based cash awards granted under the 2016 Plan could qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, which is referred to in this proxy statement as “the Code.” Section 162(m) of the Code denies a deduction to any publicly held corporation and its affiliates for certain compensation paid to “covered employees” in a taxable year to the extent that compensation to a covered employee exceeds $1 million. However, some kinds of compensation, including, prior to the enactment of tax reform legislation, qualified “performance-based compensation,” were not subject to this deduction limitation.

In connection with the U.S. Tax Cuts and Jobs Act enacted in December 2017, the exemption from the deduction limit under Section 162(m) of the Code for “performance-based compensation” was repealed, such that compensation paid to our covered employees in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. Because no current or future awards under the 2016 Plan are eligible for this transition relief, our amendments also include elimination of certain plan provisions that were designed to satisfy the requirements of the “performance-based compensation.”

Information Regarding Past Grants

We manage our long-term stockholder dilution by limiting the number of equity incentive awards granted annually. The Board monitors our annual stock award burn rate, dilution and overhang, among other factors, in its efforts to maximize stockholders’ value by granting what, in the Board’s judgment, are the appropriate number of equity incentive awards necessary to attract, reward, and retain employees, consultants and directors. The table below illustrates our burn rate, dilution, and overhang for the past three fiscal years with details of each calculation noted below the table.

	2020	2019	2018
Burn Rate	1.24%	1.55%	1.51%
Actual Dilution	1.61%	1.92%	2.04%
Overhang	8.92%	9.95%	8.16%
(1)	Burn Rate is (number of shares subject to equity awards granted during a fiscal year) / number of shares outstanding at the end of the fiscal year.
(2)	Actual Dilution is (number of options exercised during the fiscal year + number of RSUs, PSUs and PRSUs released during the fiscal year) / number of shares outstanding at the end of the fiscal year.
(3)	Overhang is (number of shares subject to equity awards at the end of a fiscal year + number of shares available for future awards) / number of shares outstanding at the end of the fiscal year.

As of December 31, 2020, 2,827,746 shares of our common stock (out of the 5,000,000 shares, after giving effect to our 2-for-1 stock split effected as a stock dividend in August 2020, reserved under the 2016 Plan) remained available for grant under the 2016 Plan. If our stockholders do not approve the Amended 2016 Plan, our ability to use equity-based compensation to attract, retain and motivate our employees, directors and consultants in what is an extremely competitive hiring environment would be constrained.

As of March 25, 2021, there were 2,626,228 shares available for grant under the 2016 Plan. As of March 25, 2021, stock options to purchase approximately 59,422 shares were outstanding and awards other than stock options covering aggregate of 1,794,144 shares were outstanding under all of our equity incentive plans. The weighted-average exercise price of all stock options outstanding as of March 25, 2021 was $21.45, the weighted-average remaining term of such stock options was 1.1 years. As of March 25, 2021, there were restricted stock units to acquire 1,359,447 shares under all of our equity incentive plans and the weighted average remaining term of restricted stock units under all of our equity incentive plans was 1.5 years. In addition, as of March 25, 2021 there were performance stock units to acquire 434,697 shares under all of our equity incentive plans. As of March 25, 2021, the closing price of our common stock as reported on the Nasdaq Global Select Market was $78.73 per share and a total of 60,348,932 shares of our common stock were outstanding.

Approval of Proposal 3

The affirmative vote of the holders of a majority of the shares present, in person or represented by proxy and entitled to vote at the annual meeting, will be required to approve the Amended 2016 Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

If this Proposal 3 is approved by our stockholders, the 2016 Plan, as amended, will become effective upon the date of the 2021 Annual Meeting. In the event that our stockholders do not approve this Proposal 3, the 2016 Plan, as amended, will not become effective and the 2016 Plan will continue in its current form.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3

The terms and provisions of the 2016 Plan are summarized below. This summary, however, does not purport to be a complete description of the 2016 Plan. The 2016 Plan has been filed with the SEC as Appendix A to this proxy statement and may be accessed from the SEC’s homepage at www.sec.gov. The following summary is qualified in its entirety by reference to the complete text of the 2016 Plan. Any stockholder that wishes to obtain a copy of the actual plan document may do so by written request to Power Integrations’ Secretary at 5245 Hellyer Avenue, San Jose, California 95138-1002.

The following is a summary of the material features of the 2016 Plan:

General

Eligible Award Recipients. Members of our Board and employees and consultants of the company and its affiliates are eligible to participate in the 2016 Plan. As of March 25, 2021, we have 737 employees, including eight executive officers, eight non-employee directors and no consultants who are eligible to participate in the 2016 Plan.

Available Awards. The 2016 Plan provides for the grant of restricted stock unit awards, performance stock unit awards and performance cash awards. No other forms of equity-based awards, including stock options and stock appreciation rights, may be granted under the 2016 Plan.

Purpose. The 2016 Plan is intended to help the company secure and retain the services of eligible award recipients and provide incentives for these individuals to exert maximum efforts for the success of the company and its affiliates.

Administration

The Board administers the 2016 Plan. The Board may delegate administration of the 2016 Plan to a committee or committees of our Board (each, a “Committee”). The Board may also delegate to one or more officers the ability to decide certain terms of some awards to non-officers within parameters determined by the Board in accordance with the 2016 Plan. Subject to the provisions of the 2016 Plan, the Board has the authority to determine who will be granted awards; when and how each award will be granted; what type of award will be granted; the provisions of each award, including when a person will be permitted to receive cash or common stock under the award; the number of shares of common stock subject to, or the cash value of, an award; and the fair market value applicable to an award. The Board also has the power to construe and interpret the 2016 Plan, settle controversies under the 2016 Plan, accelerate the vesting of awards, approve forms of award agreements under the 2016 Plan and adopt procedures relating to the 2016 Plan. All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

Shares Subject to the 2016 Plan

Share Reserve. Subject to approval of this Proposal 3, the aggregate number of shares of common stock of the company that may be issued pursuant to awards from and after the effective date will not exceed seven million (7,000,000) shares (the “Share Reserve”).

Reversion of Shares to the Share Reserve. If any shares of common stock issued pursuant to an award are forfeited back to the company because of the failure to meet a contingency or condition required to vest such shares in the participant, then the shares that are forfeited will revert to and again become available for issuance under the 2016 Plan. If any shares of common stock subject to an award are not delivered to a participant because such shares are withheld for the payment of taxes, the number of shares subject to the award that are not delivered to the participant will not remain available for subsequent issuance under the 2016 Plan.

Limitation on Grants to Non-Employee Directors. The maximum number of shares subject to awards granted under the 2016 Plan or otherwise during a single fiscal year to any non-employee director, taken together with any cash fees paid to such non-employee director during the fiscal year, will not exceed three hundred thousand dollars ($300,000) in total value (calculating the value of any such awards based on the grant date fair value of such stock unit awards for financial reporting purposes).

Source of Shares. The stock issuable under the 2016 Plan will be shares of authorized but unissued or reacquired common stock, including shares repurchased by the company on the open market or otherwise.

Eligibility

Awards may be granted to employees and consultants of the company and its affiliates, as well as members of the Board; provided, however, that awards may not be granted to employees, directors and consultants who are providing continuous service only to any “parent” of the company, as such term is defined in rule 405, unless (i) the stock underlying such awards is treated as “service recipient stock” under section 409A of the Code (for example, because the awards are granted pursuant to a corporate transaction such as a spin off transaction) or (ii) the company, in consultation with its legal counsel, has determined that such awards are otherwise exempt from (or, alternatively, comply with) the distribution requirements of section 409A of the Code.

Provisions of Awards

Restricted Stock Unit Awards. Each restricted stock unit award agreement will be in such form and will contain such terms and conditions as the Board deems appropriate. The terms and conditions of restricted stock unit award agreements may change from time to time, and the terms and conditions of separate restricted stock unit award agreements need not be identical. Each restricted stock unit award agreement will conform to (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

Consideration. At the time of grant of a restricted stock unit award, the Board will determine the consideration, if any, to be paid by the participant upon delivery of each share of common stock subject to the restricted stock unit award. The consideration to be paid (if any) by the participant for each share of common stock subject to a restricted stock unit award may be paid in any form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

Vesting. At the time of the grant of a restricted stock unit award, the Board may impose such restrictions on or conditions to the vesting of the restricted stock unit award as it, in its sole discretion, deems appropriate.

Payment. A restricted stock unit award may be settled by the delivery of shares of common stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the restricted stock unit award agreement.

Additional Restrictions. At the time of the grant of a restricted stock unit award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of common stock (or their cash equivalent) subject to a restricted stock unit award to a time after the vesting of such restricted stock unit award.

Dividend Equivalents. Dividend equivalents may be credited in respect of shares of common stock covered by a restricted stock unit award, as determined by the Board and contained in the restricted stock unit award agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of common stock covered by the restricted stock unit award in such manner as determined by the Board. Any additional shares covered by the restricted stock unit award credited by reason of such dividend equivalents will be subject to all of the same terms and conditions of the underlying restricted stock unit award agreement to which they relate.

Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable restricted stock unit award agreement, such portion of the restricted stock unit award that has not vested will be forfeited upon the participant’s termination of continuous service.

Performance Awards.

Performance Stock Unit Awards. A performance stock unit award is a restricted stock unit award that is granted or vests contingent upon the attainment during a performance period of certain performance goals. A performance stock unit award may, but need not, require the participant’s completion of a specified period of continuous service. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be conclusively determined by the Board or Committee, in its sole discretion. In addition, to the extent permitted by applicable law and the applicable award agreement, the Board or Committee may determine that cash may be used in payment of performance stock unit awards.

Performance Period. The performance period will be the period of time selected by the Board or Committee over which the attainment of one or more performance goals will be measured for the purpose of determining a participant’s right to, and the payment of, a performance unit award or a performance cash award. Performance periods may be of varying and overlapping duration, at the sole discretion of the Board or Committee.

Performance Criteria. The performance criteria under the 2016 Plan will be the one or more criteria that the Committee selects for purposes of establishing the performance goals for a performance period. The performance criteria that will be used to establish the performance goals may be based on any one of, or combination of, the following: (i) earnings (including earnings per share and net earnings); (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) total stockholder return; (v) return on equity or average stockholder’s equity; (vi) return on assets, investment, or capital employed; (vii) stock price; (viii) margin (including gross or operating margin); (ix) income (before or after taxes); (x) operating income; (xi) operating income after taxes; (xii) pre-tax profit; (xiii) operating cash flow; (xiv) orders, sales or revenue targets; (xv) increases in revenue or product revenue; (xvi) expenses and cost reduction goals; (xvii) improvement in or attainment of working capital levels; (xviii) economic value added (or an equivalent metric); (xix) market share; (xx) cash flow; (xxi) cash flow per share; (xxii) share price performance; (xxiii) debt reduction; (xxiv) implementation or completion of projects or processes; (xxv) customer satisfaction; (xxvi) stockholders’ equity; (xxvii) capital expenditures; (xxviii) debt levels; (xxix) operating profit or net operating profit; (xxx) workforce diversity; (xxxi) growth of net income or operating income; (xxxii) billings; (xxxiii) quality measures; and (xxxiv) other measures of performance selected by the Board or Committee.

Performance Goals. “Performance goals” means, for a performance period, the one or more goals established by the Committee or Board for the performance period based upon the performance criteria. Performance goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board or Committee (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the performance goals at the time the performance goals are established, the Board or Committee will appropriately make adjustments in the method of calculating the attainment of performance goals for a performance period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the dilutive effects of acquisitions or joint ventures; (6) to assume that any business divested by the Company achieved performance objectives at maximum levels during the balance of a performance period following such divestiture; (7) to exclude the effect of any change in the outstanding shares of common stock of the company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (8) to exclude the effects of stock based compensation and the award of bonuses under the company’s bonus plans; (9) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; (10) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles and (11) to exclude the effect of any other unusual, non-recurring gain or loss or any other adjustment made to arrive at the company’s non-GAAP financial information as presented in the company’s SEC filings.

Performance Cash Awards. A performance cash award is a cash award that is payable contingent upon the attainment during a performance period of certain performance goals. A performance cash award may also require the participant’s completion of a specified period of continuous service. At the time of grant of a performance cash award, the length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be conclusively determined by the Board or Committee, in its sole discretion.

Discretion. The Board or Committee retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of performance goals and to define the manner of calculating the performance criteria it selects to use for a performance period.

Withholding Obligations

Unless prohibited by the terms of an award agreement, the company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to an award by any of the following means or by a combination of such means, accordance with the terms of the 2016 Plan: (i) causing the participant to tender a cash payment; (ii) withholding shares of common stock from the shares of common stock issued or otherwise issuable to the participant in connection with the award; (iii) withholding cash from an award settled in cash; (iv) withholding payment from any amounts otherwise payable to the participant; or (v) by such other method as may be set forth in the award agreement.

Adjustments Upon Changes in Common Stock; Other Corporate Events

Capitalization Adjustments. In the event of a capitalization adjustment (such as a merger, stock dividend, stock split and similar event), the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the 2016 Plan, (ii) the class(es) and maximum number of securities that may be awarded to any person, and (iii) the class(es) and number of securities and price per share of stock subject to outstanding awards. The Board will make such adjustments, and its determination will be final, binding and conclusive.

Dissolution. Except as otherwise provided in the award agreement, in the event of a dissolution of the company, all outstanding awards (other than awards consisting of vested and outstanding shares of common stock not subject to a forfeiture condition or the company’s right of repurchase) will terminate immediately prior to the completion of such dissolution, and the shares of common stock subject to the company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the company notwithstanding the fact that the holder of such award is providing continuous service, ,provided that the Board may, in its sole discretion, cause some or all awards to become fully vested and/or no longer subject to repurchase or forfeiture (to the extent such awards have not previously expired or terminated) before the dissolution is completed but contingent on its completion.

Transactions. The following provisions will apply to awards in the event of a transaction (as defined in the 2016 Plan), unless otherwise provided in the award agreement or any other written agreement between the company or any affiliate and the participant or unless otherwise expressly provided by the Board at the time of grant of an award. In the event of a transaction, the Board may take one or more of the following actions with respect to awards, contingent upon the closing or completion of the transaction:

●	arrange for the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) to assume or continue the award or to substitute a similar award for the award (including, but not limited to, an award to acquire the same consideration paid to the stockholders of the company pursuant to the transaction);
●	arrange for the assignment of any reacquisition or repurchase rights held by the company in respect of common stock issued pursuant to the award to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company);
●	accelerate the vesting, in whole or in part, of the award to a date prior to the effective time of such transaction as the Board determines (or, if the Board does not determine such a date, to the date that is five days prior to the effective date of the Transaction);

●	arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by the company with respect to the award;
●	cancel or arrange for the cancellation of the award, to the extent not vested prior to the effective time of the transaction, in exchange for such cash consideration or no consideration, as the Board, in its sole discretion, may consider appropriate; and
●	make a payment, in such form as may be determined by the Board equal to the value of the property the participant would have received upon the settlement of the award immediately prior to the effective time of the transaction. Payments under this provision may be delayed to the same extent that payment of consideration to the holders of the common stock in connection with the Transaction is delayed as a result of escrows, earn outs, holdbacks or any other contingencies.

The Board need not take the same action or actions with respect to all awards or portions thereof or with respect to all participants. The Board may take different actions with respect to the vested and unvested portions of an award.

Change in Control. An award may be subject to additional acceleration of vesting upon or after a qualifying termination that occurs in connection with a change in control (as defined in the 2016 Plan) as may be provided in the award agreement for such award or as may be provided in any other written agreement between the company or any affiliate and the participant, but in the absence of such provision, no such acceleration will occur.

Clawbacks

All Awards granted under the 2016 Plan will be subject to recoupment in accordance with any clawback policy that the company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an award agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of common stock or other cash or property upon the occurrence of “cause” (as defined in the 2016 Plan). No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the company.

Plan Term; Earlier Termination or Suspension of the Plan

Suspension and Termination. The Board may suspend or terminate the 2016 Plan at any time. Under the 2016 Plan as currently in effect, unless sooner terminated, the 2016 Plan will automatically terminate in 2026. By adoption of the Amended 2016 Plan, unless sooner terminated, the Amended 2016 Plan will automatically terminate on the day before the tenth anniversary of the date the Amended 2016 Plan is adopted by the Board, which is March 10, 2031. No awards may be granted under the 2016 Plan while the 2016 Plan is suspended or after it is terminated.

No Impairment of Rights. Suspension or termination of the 2016 Plan will not impair rights and obligations under any award granted while the 2016 Plan is in effect except with the written consent of the affected participant or as otherwise permitted in the 2016 Plan.

Summary of U.S. Federal Income Tax Consequences

The information set forth below is a summary only and does not purport to be complete. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any recipient may depend on his or her particular situation, each recipient should consult the recipient’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award. The 2016 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the employee Retirement Income Security Act of 1974. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income as well as the requirement of reasonableness, the provisions of Section 162(m) and the satisfaction of our tax reporting obligations.

Restricted Stock Unit Awards and Performance Stock Unit Awards

Generally, the recipient of a restricted stock unit award or performance stock unit will recognize ordinary income at such time as the stock is delivered equal to the fair market value of the shares of our common stock received. Subject to the requirement of reasonableness, the provisions of Section 162(m) and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock unit award.

Performance Cash Award

The payment of a performance cash award will result in the recipient’s recognition of ordinary income equal to the dollar amount received. Subject to the requirement of reasonableness, the provisions of Section 162(m), and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the cash award.

New Plan Benefits

Awards granted under the Amended 2016 Plan to our executive officers and other employees are discretionary and are not subject to set benefits or amounts under the terms of the Amended 2016 Plan. However, please refer to the description of grants made to our named executive officers in the last fiscal year described in the “Grants of Plan-Based Awards in 2020” table.

Awards granted under the Amended 2016 Plan to our non-employee directors are discretionary and are not subject to set benefits or amounts under the terms of the Amended 2016 Plan. However, pursuant to our director equity compensation program, each of our continuing non-employee directors will be granted restricted stock unit awards on the first trading day of July each year. The total dollar value of such annual awards will be $120,000. The number of shares of our common stock subject to each such award is not determinable at this time, as the number of shares subject to each such award will be determined by dividing the specified dollar value by our closing stock price on the grant date. After the date of the 2021 Annual Meeting, any such awards will be granted under the Amended 2016 Plan if this Proposal No. 3 is approved by our stockholders. Grants made to our non-employee directors in the last fiscal year are described in “Director Compensation for Fiscal Year 2020.” Also refer to “Compensation of Directors” for information regarding grants to directors.

PROPOSAL 4

APPROVAL OF AMENDED AND RESTATED 1997 EMPLOYEE STOCK PURCHASE PLAN

Our Board is requesting stockholder approval of an amendment and restatement of our 1997 Employee Stock Purchase Plan, also referred to as the Purchase Plan, to increase the maximum number of shares of common stock that may be issued under the Purchase Plan by 500,000 shares and to make certain other non-material changes to the Purchase Plan. The Board approved the amendment and restatement of the Purchase Plan on March 11, 2021, subject to stockholder approval. Our stockholders have previously approved the reservation of 7,000,000 shares of our common stock for purchase by employees under the Purchase Plan (after giving effect to our 2-for-1 stock split effected as a stock dividend in August 2020). As of December 31, 2020, a total of 420,560 shares remain available for future purchases, without giving effect to the proposed amendment and restatement. The Purchase Plan, as amended and restated, has been filed with the SEC as Appendix B to this proxy statement and may be accessed from the SEC’s website at www.sec.gov.

Should our stockholders fail to approve the amendment and restatement of the Purchase Plan, the Purchase Plan will continue to remain in effect in accordance with its current terms. However, because only 420,560 shares of our common stock remained available for purchase under the Purchase Plan as of December 31, 2020, our ability to use equity-based compensation to attract, retain and motivate our employees in what is an extremely competitive hiring environment would be constrained.

Approval of this proposal requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal. Abstentions will be counted toward the tabulation of votes cast and will have the same effect as negative votes. Broker non-votes will have no effect on the outcome of this vote.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 4

The material terms and provisions of the Purchase Plan are summarized below. This summary, however, does not purport to be a complete description of the Purchase Plan. The Purchase Plan has been filed with the SEC as Appendix B to this proxy statement and may be accessed from the SEC’s home page at www.sec.gov. The following summary is qualified in its entirety by reference to the complete text of the Purchase Plan. Any stockholder that wishes to obtain a copy of the actual plan document may do so by written request to: Secretary, Power Integrations, Inc., 5245 Hellyer Avenue, San Jose, California 95138-1002.

The following is a summary of the material features of the Purchase Plan:

General

At the beginning of each offering under the Purchase Plan (an “Offering”), each participant in the Purchase Plan is granted the right to purchase, through accumulated payroll deductions, up to a number of shares of our common stock determined on the first day of the Offering (a “Purchase Right”). The Purchase Right is automatically exercised on each purchase date during the Offering unless the participant has withdrawn from participation in the Purchase Plan prior to such date. The Purchase Plan is intended to qualify as an “employee stock purchase plan” under section 423 of the Code with respect to participants subject to United States income taxation.

Stock Subject to Purchase Plan

Subject to approval of this Proposal 4, a maximum of 7,500,000 of our authorized but unissued or reacquired shares of common stock may be issued under the Purchase Plan, subject to appropriate adjustment in the event of any stock dividend, stock split, reverse stock split, recapitalization or similar change in our capital structure. Currently, 7,000,000 shares (of which, as noted above, only 420,560 shares remain available for purchase as of December 31, 2020) are authorized for issuance under the Purchase Plan, subject to adjustment as described above. If any Purchase Right expires or terminates, the shares subject to the unexercised portion of such Purchase Right will again be available for issuance under the Purchase Plan.

Administration

The Purchase Plan is administered by the Board or a committee of the Board. (For purposes of this discussion, the term “Board” refers to either the Board or such committee.) Subject to the provisions of the Purchase Plan, the Board determines the terms and conditions of Purchase Rights granted under the Purchase Plan. The Board has the authority to interpret the Purchase Plan and Purchase Rights granted thereunder, and any such interpretation of the Board will be binding.

Eligibility

Any of our employees or any employees of our parent or subsidiary designated by the Board for inclusion in the Purchase Plan are eligible to participate in an Offering so long as the employee is customarily employed for at least 20 hours per week and more than five months in any calendar year, unless that employee owns or holds options to purchase, or as a result of participation in the Purchase Plan, would own or hold options to purchase, five percent or more of the total combined voting power or value of all classes of our stock or of any parent or subsidiary. As of March 25, 2021, approximately 663 employees, including eight executive officers, were eligible to participate in the Purchase Plan.

Offering Periods

Generally, the Offering under the Purchase Plan is for a period of 6 months (an “Offering Period”). Offering Periods under the Purchase Plan are sequential, with a new Offering Period beginning every six months. Offering Periods generally commence on February 1 and August 1 of each year (an “Offering Date”) and end on the last day of January and July, respectively. Each Offering Period is generally composed of one six-month purchase periods (a “Purchase Period”). Shares are purchased on the last day of the Purchase Period (a “Purchase Date”). The Board may establish a different term for any Offering (not to exceed 27 months) or Purchase Period or different commencement or ending dates for an Offering or a Purchase Period.

Participation and Purchase of Shares

Participation in an Offering under the Purchase Plan is limited to eligible employees who authorize payroll deductions prior to the Offering Date. Payroll deductions may not exceed 15% of an employee’s compensation on any payday during the Offering Period, provided that the Board may establish a different limit from time to time. An employee who becomes a participant in the Purchase Plan will automatically participate in each Offering beginning immediately after the last day of the Offering Period in which he or she is a participant until the employee withdraws from the Purchase Plan, becomes ineligible to participate, or terminates employment.

Subject to any uniform limitations or notice requirements imposed by us, a participant may increase or decrease his or her rate of payroll deductions or withdraw from the Purchase Plan at any time during an Offering. Upon withdrawal, we will refund without interest the participant’s accumulated payroll deductions not previously applied to the purchase of shares. Once a participant withdraws from an Offering, that participant may not again participate in the same Offering at any later time. If the fair market value of a share of common stock on the Offering Date of the current Offering in which employees are participating is greater than such fair market value on the Offering Date of a new Offering, then, unless a participant elects otherwise, each participant will be automatically withdrawn from the current Offering after purchasing shares and enrolled in the new Offering.

Subject to certain limitations, each participant in an Offering is granted a Purchase Right consisting of an option to purchase the lesser of (a) that number of whole shares of stock determined by dividing $50,000 by the fair market value of a share of our common stock on such Offering Date or (b) 10,000 shares. As a further limitation, no participant may purchase shares of common stock under our Purchase Plan or any other employee stock purchase plan having a fair market value exceeding $25,000 (based on the fair market value of our common stock on the first day of the Offering Period in which the shares are purchased) for each calendar year in which a Purchase Right is outstanding.

On the Purchase Date, we issue to each participant in the Offering the number of shares of our common stock equal to the amount of payroll deductions accumulated for the participant during the Purchase Period divided by the purchase price, limited in any case by the number of shares subject to the participant’s Purchase Right for that Offering. The price at which shares are issued under the Purchase Plan is established by the Board but may not be less than 85% of the lesser of the fair market value per share of common stock on the Offering Date or on the Purchase Date. The fair market value of the common stock on any relevant date generally will be the closing price per share as reported on the Nasdaq Global Select Market. On March 25, 2021, the closing price of our common stock as reported on the Nasdaq Global Select Market was $78.73 per share. Any payroll deductions under the Purchase Plan not applied to the purchase of shares will be returned to the participant without interest, unless the amount remaining is less than the amount necessary to purchase a whole share of common stock, in which case the remaining amount may be applied to the next Purchase Period.

Effect of Certain Change in Control Transactions

If a change in control (as defined in the Purchase Plan) occurs, the surviving, continuing, successor or purchasing corporation or parent corporation thereof may assume our rights and obligations under the Purchase Plan. However, if such corporation elects not to assume the outstanding Purchase Rights, the Purchase Date of the then current Offering Period will be accelerated to a date specified by the Board that occurs before the change in control. Any Purchase Rights that are not assumed or exercised prior to the change in control will terminate and cease to be outstanding effective as of the date of the change in control.

Termination or Amendment

The Board may at any time amend or terminate the Purchase Plan, except that termination will not affect Purchase Rights previously granted under the Purchase Plan, and no amendment may adversely affect a Purchase Right previously granted under the Purchase Plan without the consent of the Participant to whom such Purchase Rights were granted (except to the extent permitted by the Purchase Plan or as may be necessary to qualify the Purchase Plan as an employee stock purchase plan pursuant to Section 423 of the Code or to obtain qualification or registration of the shares under applicable federal, state or foreign securities laws). No Purchase Rights may be granted under the Purchase Plan after it is terminated.

Approval of the stockholders of the company will be required for any amendment of the Purchase Plan for which stockholder approval is required by applicable law or listing requirements, including any amendment that (i) materially increases the number of shares of common stock available for issuance under the Purchase Plan, (ii) materially expands the class of individuals eligible to become participants and receive Purchase Rights, (iii) materially increases the benefits accruing to participants under the Purchase Plan or materially reduces the price at which shares of common stock may be purchased under the Purchase Plan, (iv) materially extends the term of the Purchase Plan, or (v) expands the types of awards available for issuance under the Purchase Plan, but in each case only to the extent stockholder approval is required by applicable law or listing requirements. In addition, an amendment to the Purchase Plan that authorizes the sale of more shares than are authorized for issuance under the Purchase Plan or changes the definition of the corporations that may be designated by the Board as participating companies must be approved by the stockholders of the company within twelve (12) months of the adoption of such amendment.

Summary of U.S. Federal Income Tax Consequences

The following is a summary of the principal United States federal income taxation consequences to participants and us with respect to participation in the Purchase Plan. This summary is not intended to be exhaustive, and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside.

The Purchase Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code with respect to participants subject to United States income taxation. Under such an arrangement, a participant will be taxed on amounts withheld for the purchase of shares of common stock as if such amounts were paid directly to the participants. However, no taxable income will be recognized by a participant, and no deductions will be allowable to us, upon either the grant or exercise of Purchase Rights. Taxable income is not to be recognized until there is a sale or other disposition of the shares acquired under the Purchase Plan.

If a participant sells or otherwise disposes of the purchased shares within two years after the beginning of the Offering Period in which such shares were acquired or within one year after the actual Purchase Date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the Purchase Date exceeded the purchase price paid for those shares, and we will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal in amount to such excess. The participant will also recognize a capital gain to the extent the amount realized upon the sale of the shares exceeds the sum of the aggregate purchase price for those shares and the ordinary income recognized in connection with their acquisition.

If the participant sells or disposes of the purchased shares more than two years after the beginning of the Offering Period in which such shares were acquired and more than one year after the actual Purchase Date of those shares, the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of (a) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares, or (b) 15% of the fair market value of the shares at the beginning of that Offering period. Any additional gain upon the disposition will be taxed as a long-term capital gain. We will not be entitled to an income tax deduction with respect to such disposition.

New Plan Benefits

The benefits to be received by our executive officers and employees under the Purchase Plan are not determinable because the amounts of future stock purchases, if any, will be based upon elections made by participants subject to the terms and limits of the Purchase Plan. Directors who are not employees do not qualify as participants and thus cannot participate in the Purchase Plan; as such, they are not eligible to receive benefits under the Purchase Plan.

Purchase Plan Benefits

The following table sets forth, for each of the individuals and groups indicated, the number of shares of our common stock acquired under the Purchase Plan in 2020.

Name and Position	Number of Shares
Balu Balakrishnan	532
President and Chief Executive Officer
Sandeep Nayyar	532
Chief Financial Officer
Radu Barsan	532
Vice President, Technology
David “Mike” Matthews	532
Vice President, Product Development
Ben Sutherland	532
Vice President, Worldwide Sales
All current executive officers as a group	4,256
All current directors who are not executive officers as a group	-
Each nominee for election as a director:
Wendy Arienzo	-
Nicholas E. Brathwaite	-
Anita Ganti	-
William George	-
Balakrishnan S. Iyer	-
Jennifer Lloyd	-
Necip Sayiner	-
Steven J. Sharp	-
Each associate of any executive officers, current directors or director nominees	-
Each other person who received or is to receive 5% of awards	-
All employees, including all current officers who are not executive officers, as a group	143,958

PROPOSAL 5

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Deloitte & Touche LLP as Power Integrations’ independent registered public accounting firm for the fiscal year ending December 31, 2021, and the Board has directed that management submit the selection of Deloitte & Touche LLP as Power Integrations’ independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. In determining whether to reappoint the independent auditor, the Audit Committee takes into consideration various factors, including: the auditor’s historical and recent performance on the audit; the length of time the firm has served in this role; professional qualifications; the quality of ongoing discussions with the auditor; external data, including recent Public Company Accounting Oversight Board reports on the auditor and its peer firms; and the appropriateness of fees.

Deloitte & Touche LLP has audited Power Integrations’ financial statements since 2005. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither Power Integrations’ Bylaws nor other governing documents or law requires stockholder ratification of the selection of Deloitte & Touche LLP as Power Integrations’ independent registered public accounting firm. However, the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Power Integrations and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting on this proposal at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP. Abstentions and broker non-votes will not be counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to Power Integrations for the fiscal years ended December 31, 2020 and December 31, 2019, by Deloitte & Touche LLP, Power Integrations’ independent registered public accounting firm.

	Fiscal	Fiscal
(in thousands)	2020	2019
Audit Fees(1)	$1,300	$1,308
Audit-Related Fees(2)	—	10
Tax Fees(3)	185	159
All Other Fees	—	—
Total Fees	$1,485	$1,477

(1)	Audit fees consist of fees billed for professional services rendered for the audit of our consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements. Audit fees for 2020 and 2019 include fees for professional services rendered for the audits of the effectiveness of internal control over financial reporting.
(2)	In 2019, audit-related fees are related to filing our Form S-8 statement.
(3)	In 2020 and 2019, tax fees related primarily to tax planning and tax compliance advice.

All fees described above were approved by the Audit Committee.

Pre-Approval Policy and Procedures

The Audit Committee has a policy to approve in advance the engagement of the independent registered public accounting firm for all audit services and non-audit services, based on independence, qualifications and, if applicable, performance, and approve the fees and other terms of any such engagement; provided, however, that the Audit Committee may establish pre-approval policies and procedures for any engagement to render such services, provided that such policies and procedures (a) are detailed as to particular services, (b) do not involve delegation to management of the Audit Committee’s responsibilities, and (c) provide that, at its next scheduled meeting, the Audit Committee is informed as to each such service for which the independent auditor is engaged pursuant to such policies and procedures. In addition, the Audit Committee may delegate to one or more members of the committee the authority to grant pre-approvals for such audit and non-audit services, provided that (1) the decisions of such member(s) to grant any such pre-approval shall be presented to the Audit Committee at its next scheduled meeting and (2) the Audit Committee has established policies and procedures for such pre-approval of services consistent with the requirements of clauses (a) and (b) above.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 5

REPORT OF THE AUDIT COMMITTEE OF THE BOARD*

During 2020, four independent, non-employee directors served on the Audit Committee: Mr. Iyer, Drs. Arienzo and George and Mrs. Ganti. On April 1, 2020 Mrs. Ganti replaced Dr. George on the Audit Committee at which time three directors composed the Audit Committee: Mr. Iyer, Dr. Arienzo and Mrs. Ganti. The Committee operates under a written charter adopted by the Board, which can be found on our website at www.power.com.

The Audit Committee, the company’s management and the independent registered public accounting firm (Deloitte & Touche LLP) have specific but different responsibilities relating to Power Integrations’ financial reporting. Management is responsible for Power Integrations’ internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Power Integrations’ consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of any independent auditor (including resolution of disagreements between management and the auditor regarding financial reporting) engaged by the company for the purpose of preparing or issuing an audit report or related work. The Audit Committee consults with the independent auditor to assure partner rotation at least every five years, as required by applicable rules, and in order to assure continuing auditor independence. The Audit Committee annually evaluates the qualifications, performance and independence of the auditor. The evaluation includes reviewing the auditor’s quality-control procedures and a review of the lead audit partner, taking into consideration the opinions of management and the company’s internal auditors. The results of the evaluation are reported to the Board together with any recommendations for necessary actions.

The Audit Committee meets with the auditor periodically throughout the year to discuss the planning and staffing of the annual audit. The Audit Committee also meets with both management and the auditor to discuss the results of the annual audit, including the auditor’s assessment of the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments and estimates, the adequacy of the financial statement disclosures and any other matters required to be communicated to the Committee under the standards of the Public Company Accounting Oversight Board (“PCAOB”).

In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2020, with management and Deloitte & Touche LLP. The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the PCAOB. The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence.

Based on its discussions with management and the independent registered public accounting firm, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in Power Integrations’ Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

AUDIT COMMITTEE

Balakrishnan S. Iyer (Chair)

Wendy Arienzo

Anita Ganti

*The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Power Integrations under the 1933 or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of March 25, 2021, with respect to the beneficial ownership of Power Integrations’ common stock by:

●	each person known by Power Integrations to be the beneficial owner of more than 5% of Power Integrations common stock;
●	each executive officer named in the Summary Compensation Table;
●	each director and director nominee of Power Integrations; and
●	all executive officers and directors of Power Integrations as a group.

	Beneficial Ownership
	Number of	Percent of
Beneficial Owners(1)	Shares(2)	Total(3)
5% Stockholders
BlackRock, Inc.(4)	9,579,120	15.9%
55 East 52nd Street
New York, NY 10055
The Vanguard Group(5)	6,084,070	10.1%
100 Vanguard Blvd.
Malvern, PA 19355
Neuberger Berman Group LLC(6)	4,310,016	7.1%
1290 Avenue of the Americas
New York, NY 10104
Named Executive Officers and Directors
Balu Balakrishnan(7)	346,133	*
Sandeep Nayyar(8)	20,947	*
Radu Barsan(9)	3,250	*
David “Mike” Matthews(10)	80,773	*
Ben Sutherland(11)	6,244	*
Wendy Arienzo(12)	7,768	*
Nicholas E. Brathwaite(13)	51,726	*
Anita Ganti (14)	2,802	*
William George(15)	64,760	*
Balakrishnan S. Iyer(16)	14,558	*
Jennifer Lloyd	—	*
Necip Sayiner(17)	5,070	*
Steven J. Sharp(18)	33,946	*
All directors and current executive officers as a group (16 persons)(19)	817,343	1.4%

*	Less than 1%
(1)	Power Integrations believes that the persons named in the table have sole voting and dispositive power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws (where applicable), except where otherwise stated in the footnotes to this table.
(2)	A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days, such as upon the exercise of options to purchase our common stock granted to executive officers.
(3)	Percentages are based on 60,348,932 shares of common stock outstanding on March 25, 2021, provided that any additional shares of common stock that the stockholder has the right to acquire within 60 days after March 25, 2021, or May 24, 2021, are deemed to be outstanding for the purposes of calculating that stockholder’s percentage of beneficial ownership.
(4)	Based on Schedule 13G/A filed with the SEC on January 25, 2021, reporting beneficial ownership as of December 31, 2020. BlackRock, Inc. has sole voting power with respect to 9,405,274 of these shares, and sole dispositive power with respect to all 9,579,120 of these shares. BlackRock, Inc. reports that BlackRock Fund Advisors beneficially owns shares reported as beneficially owned by BlackRock, Inc., constituting 5% or greater of the shares of our common stock outstanding.

(5)	Based on Schedule 13G/A filed with the SEC on February 10, 2021, reporting beneficial ownership as of December 31, 2020. The Vanguard Group, Inc. has sole dispositive power with respect to 5,898,845 of these shares, shared voting power with respect to 136,504 of these shares, and shared dispositive power with respect to 185,225 of these shares.
(6)	Based on Schedule 13G/A filed with the SEC on February 11, 2021, reporting beneficial ownership as of December 31, 2020. Each of Neuberger Berman Group LLC (“NBG”) and Neuberger Berman Investment Advisers LLC (“NBIA”) has shared voting and dispositive power with respect to 4,271,326 and 4,310,016 of these shares, respectively, and each of Neuberger Berman Equity Funds (“NBEF”) and Neuberger Berman Genesis Fund (“NBGNX”) has shared voting and dispositive power with respect to 2,880,255 of these shares. NBG and its affiliates may be deemed to be beneficial owners of the shares because they or certain affiliated persons have shared power to retain, dispose of or vote the securities of unrelated clients. NBG or its affiliated persons do not, however, have any economic interest in the securities of those clients. The clients have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such securities. No one client has an interest of more than 5% of Power Integrations.
(7)	Consists of 279,961 shares held by the Balu and Mohini Balakrishnan Family Trust Dated 6-9-1993, of which Mr. Balakrishnan is a trustee, 18,750 shares of common stock issuable upon the vesting of restricted stock units and 47,422 shares of common stock issuable upon exercise of options exercisable within 60 days after March 25, 2021.
(8)	Includes 3,750 shares of common stock issuable upon the vesting of restricted stock units within 60 days after March 25, 2021.
(9)	Includes 3,250 shares of common stock issuable upon the vesting of restricted stock units within 60 days after March 25, 2021.
(10)	Includes 3,000 shares of common stock issuable upon the vesting of restricted stock units within 60 days after March 25, 2021 and 12,000 shares of common stock issuable upon exercise of options exercisable within 60 days after March 25, 2021.
(11)	Includes 3,000 shares of common stock issuable upon the vesting of restricted stock units within 60 days after March 25, 2021.
(12)	Includes 2,070 shares of common stock issuable upon the vesting of restricted stock units within 60 days after March 25, 2021.
(13)	Includes 2,070 shares of common stock issuable upon the vesting of restricted stock units within 60 days after March 25, 2021.
(14)	Includes 2,070 shares of common stock issuable upon the vesting of restricted stock units within 60 days after March 25, 2021.
(15)	Includes 2,070 shares of common stock issuable upon the vesting of restricted stock units within 60 days after March 25, 2021.
(16)	Includes 2,070 shares of common stock issuable upon the vesting of restricted stock units within 60 days after March 25, 2021.
(17)	Includes 2,070 shares of common stock issuable upon the vesting of restricted stock units within 60 days after March 25, 2021.
(18)	Includes 2,070 shares of common stock issuable upon the vesting of restricted stock units within 60 days after March 25, 2021.
(19)	Consists of shares held by each executive officer and director, including: 173,366 shares held by executive officers other than named executive officers; and 6,000 shares of common stock issuable upon the vesting of restricted stock units, who are not named executive officers, within 60 days after March 25, 2021; and the shares described in footnotes 7 through 18 above.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about Power Integrations’ common stock that may be issued upon the exercise of options and rights under all of the existing equity compensation plans as of December 31, 2020, which consist of the Power Integrations 1997 Outside Directors Stock Option Plan, the Power Integrations 1997 Employee Stock Purchase Plan, the Power Integrations 2007 Equity Incentive Plan and the Power Integrations 2016 Incentive Award Plan. None of the company’s existing equity compensation plans permit the repricing of stock appreciation rights or stock options for a lower exercise price or cash buyouts without stockholder approval.

				Number of Securities
			Weighted-	Remaining Available for
	Number of Securities		Average	Future Issuance Under
	to be Issued Upon		Exercise Price of	Equity Compensation
	Exercise of		Outstanding	Plans (Excluding
	Outstanding Options		Options and	Securities Reflected in
Plan Category	and Rights (a)		Rights (b)	Column (a)) (c)
Equity compensation plans approved by security holders
1997 Outside Directors Stock Option Plan(1)	—		—	200,000
1997 Employee Stock Purchase Plan(2)	—		—	420,560
2007 Equity Incentive Plan(3)	541,740	(4)	$3.51	—
2016 Incentive Award Plan	1,656,818		—	2,827,746
Total equity compensation plans approved by security holders	2,198,558		—	3,448,306
Equity compensation plans not approved by security holders	—		—	—
Totals	2,198,558		—	3,448,306

(1)	On July 28, 2009, this plan was amended to generally prohibit outstanding options from being amended to reduce the exercise price of such outstanding options or canceled in exchanged for cash, other awards or options with a lower exercise price without stockholder approval.
(2)	As of December 31, 2020, a total of 420,560 shares remained available for future issuance under the 1997 Employee Stock Purchase Plan. The maximum number of shares subject to purchase rights under the 1997 Employee Stock Purchase Plan is a function of stock price and total employee contributions. As such we cannot reasonably determine the number of shares subject to purchase rights as of December 31, 2020.
(3)	On July 28, 2009, this plan was amended to generally prohibit outstanding options or stock appreciation rights from being canceled in exchange for cash without stockholder approval and already prohibited the repricing of any outstanding stock awards and the canceling and re-granting of any outstanding stock awards without stockholder approval.
(4)	All option awards, restricted stock units and performance-based awards issued under this plan are reflected in this column. The weighted-average exercise price for all of these awards collectively is included in column (b). Outstanding awards of restricted stock units and performance-based awards have no exercise price. The weighted-average exercise price for the options, which are the only equity awards that have an exercise price, is $20.63.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file.

To our knowledge, based solely on review of the forms furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2020, we believe that all Section 16(a) filing requirements applicable to the executive officers, directors and persons who beneficially own more than 10% of our common stock were complied with in 2020, with the exception that each of our executive officers Balu Balakrishnan, Radu Barsan, Doug Bailey, Mike Matthews, Sandeep Nayyar, Ben Sutherland and Cliff Walker filed a Form 4 several days late for 44,000, 15,600, 9,000, 12,000, 18,000, 12,000 and 9,600, respectively, to report a restricted stock unit award that was granted on February 4, 2020. Additionally, Mr. Balakrishnan and Mr. Matthews filed a Form 4 several days late to report the sale of 69,818 and 2,800 shares of our common stock, respectively. Following a review of our stock records, it was discovered that four transactions relating to sales of our common stock that totaled 41,008 shares, occurring between 2016 and 2020 were not reported for Mr. Nayyar, for which a Form 4 was subsequently filed. These late filings were due to administrative oversight by our stock administration department and for each related disposition a Form 144 was filed timely.

COMPENSATION OF DIRECTORS

Cash Compensation. Pursuant to our cash compensation policy, each of our directors, with the exception of Mr. Balakrishnan, receives $11,250 per quarter to serve as a member of our Board, and the chairman of our Board receives an additional $7,500 per quarter to serve in such capacity. Our non-employee directors do not receive per meeting fees.

In addition, each chair of our Audit Committee, Compensation Committee and Nominating and Governance Committee, receives $5,000, $3,750, and $2,500 per quarter, respectively, for serving as chair of these committees. The members of our Audit Committee, Compensation Committee and Nominating and Governance Committee who were not the chair of the respective committee, receive $2,500, $2,000 and $1,250 per quarter, respectively, to serve on these committees.

Non-employee directors are reimbursed for all reasonable travel and related expenses incurred in connection with attending Board and committee meetings.

Equity Awards. Additionally, directors who are not employees of Power Integrations each receive equity compensation.

Initial and annual equity incentive grants are made to non-employee directors primarily under the Power Integrations 2016 Incentive Award Plan (the “2016 Plan”) as follows (the “Directors Equity Compensation Program”):

●	On the first trading day of July in each year (the “Regular Grant Date”), each continuing eligible director will receive a grant of an equity award in the form of restricted stock units (“RSUs”) under the 2016 Plan with an aggregate value of $120,000 (the “Equity Award”). Each such Equity Award would vest in full effective immediately prior to the commencement of the company’s first annual meeting of stockholders in the year following the year of the Regular Grant Date, provided that the recipient is still providing services to the company as a director and provided, further, that 100% of the shares subject to such Equity Award would be deemed fully vested upon the occurrence of a “Change of Control”, as such term is defined in the 2016 Plan; and
●	A new eligible director generally would receive an Equity Award, which Equity Award shall consist of RSUs and shall be equal to the prorated portion of the company’s annual Equity Awards based on the time between the date the new director is appointed to the Board and the first trading day of Nasdaq in the month of July following such director’s appointment.
●	The Directors Equity Compensation Program will remain in effect at the discretion of the Board or the Compensation Committee.

Mr. Balakrishnan, our chief executive officer and president, is not separately compensated for his services as a member of the Board.

The following table shows for the fiscal year ended December 31, 2020, certain information with respect to the compensation of all non-employee directors of Power Integrations:

Director Compensation for Fiscal Year 2020

	Fees Earned or	Restricted Stock
Name	Paid in Cash(1)	Unit Awards(2)(3)	Total
Wendy Arienzo	$63,000	$118,995	$181,995
Nicholas E. Brathwaite	$55,000	$118,995	$173,995
Anita Ganti	$41,250	$148,677	$189,927
William L. George	$96,250	$118,995	$215,245
Balakrishnan S. Iyer	$70,000	$118,995	$188,995
Necip Sayiner	$54,250	$118,995	$173,245
Steven J. Sharp	$45,000	$118,995	$163,995

(1)	This column represents annual director fees and committee fees earned in 2020.
(2)	The amounts shown in this column represent the grant date fair value for stock awards calculated in accordance with FASB ASC Topic 718. The grant date fair value was calculated by multiplying the closing stock price on the grant date by the number of shares awarded, reduced by the discounted present value of dividends expected to be declared before the awards vest. Mrs. Ganti received two restricted stock unit grants with grant date fair values of $29,683 and $118,995. For each of the other directors, only one restricted stock unit grant was made in 2020, and therefore the grant date fair value in the table above reflects the grant date fair value of that restricted stock unit grant for each those directors.
(3)	As of December 31, 2020, each non-employee director held 2,070 unvested restricted stock units.

No stock options were issued to directors in 2020; however, options to purchase the following aggregate number of shares were outstanding and held by our non-employee directors as of December 31, 2020: Dr. George, 6,400; and Mr. Brathwaite, 16,000.

On April 1, 2020, upon joining the Board Mrs. Ganti received an initial equity grant with an aggregate value of approximately $30,000 which fully vested on May 8, 2020. An equity award with an aggregate value of approximately $120,000 was granted to each non-employee director on July 1, 2020. No other equity awards were granted to non-employee directors in 2020. The restricted stock unit grants will vest and the underlying stock will issue immediately prior to our 2021 Annual Meeting of Stockholders, subject to the non-employee director’s continued service to the date of the annual meeting. The number of restricted stock units issued under such equity award was calculated as $120,000 divided by fair market value of a share of common stock on the date of grant.

COMPENSATION OF EXECUTIVE OFFICERS

All share numbers discussed below give effect to our 2-for-1 stock split effected as a stock dividend in August 2020.

Compensation Discussion and Analysis

The primary objectives of the Compensation Committee of the Board with respect to executive compensation are as follows:

1.	To establish compensation levels that enable us to attract and retain qualified executive management;
2.	To fairly compensate executives for the value of work provided;
3.	To compensate executives for achieving specific company goals and objectives;
4.	To align the incentives of our executives with the interests of our stockholders by providing equity awards to executives so that each executive has a meaningful ownership interest in our company; and
5.	To implement executive compensation programs in an objective and non-discriminatory manner.

To achieve these objectives, the Compensation Committee implements and maintains compensation plans that tie a substantial portion of the executives’ overall compensation to our company’s financial performance and the price of our common stock. Overall, an executive’s total compensation is intended to create an executive compensation program that is set at levels competitive with the executive compensation paid by other comparable public technology companies.

The Compensation Committee believed the metrics of the 2020 executive compensation plan (the “2020 Plan”) were directly tied to our core operating performance, were key factors in driving stockholder value, and were important business elements that Power Integrations’ executives could meaningfully influence. By focusing on these metrics, the Compensation Committee sought to align the financial interests of our executives with those of our stockholders.

Role of Our Chief Executive Officer in Determining Compensation. Mr. Balakrishnan, Power Integrations’ chief executive officer, reviews with the Compensation Committee on a regular basis our compensation philosophy and programs, including with respect to the named executive officers (the executive officers appearing in our summary compensation table in this proxy), so that the Compensation Committee can make any changes necessary to keep the company’s compensation philosophy and programs aligned with the company’s business objectives. Mr. Balakrishnan makes recommendations to the Compensation Committee with respect to the compensation of the named executive officers. The Compensation Committee also utilizes an outside compensation consultant to stay abreast of developments in the competitive landscape for executive compensation. The Compensation Committee considers, but is not bound to and does not always accept, management’s and the outside consultant’s recommendations with respect to executive compensation. The Compensation Committee discusses Mr. Balakrishnan’s compensation with him, but deliberates and makes decisions with respect to Mr. Balakrishnan’s compensation without him present.

Mr. Balakrishnan attends some of the Compensation Committee’s meetings, but leaves the meetings as appropriate when matters of executive compensation specific to him are discussed or voted upon.

Comparative Compensation Analysis and Role of Compensation Consultant. Power Integrations generally aligns both its cash and equity compensation to market comparables. In 2020, the Compensation Committee engaged an independent compensation consulting firm, Radford, part of the Rewards and Solutions practice at Aon plc (“Aon”), to assist in the analysis of compensation survey data. Aon attends Compensation Committee meetings from time to time and provides peer-group analysis, feedback and recommendations to the Compensation Committee. In addition to survey data, the Compensation Committee considers from time to time information reported in peer companies’ SEC filings for all elements of compensation, including salary, annual cash and equity incentive or bonus compensation, and equity compensation.

In 2020, Aon performed a review of the performance metrics (revenue, non-GAAP operating income and strategic goals) used in connection with the establishment of the 2020 Plan, including the number of performance stock units (“PSUs”) granted to each of the named executive officers, and the revenue target used in connection with the company’s grant of long-term performance-based restricted stock units (“PRSUs”).

The Compensation Committee utilized a peer analysis performed in January 2020 to complete the 2020 compensation review. The 2020 peer analysis considered peer companies to be U.S. based semiconductor companies with similar global scope and complexity, and businesses falling into specific categories of semiconductors and related services, such as integrated circuits, semiconductor solutions and computer communications and with an enterprise value of approximately 25% to 300% of Power Integrations’ enterprise value. The peer group that resulted from this screening method consisted of 16 companies and was large and diverse enough that the addition or elimination of any two companies did not alter the overall analysis materially. The peer group differed from the peer group used in 2019 in that two companies were removed from the list and an additional eight companies were added.

The full list of sixteen companies was as follows:

Company Name	Company Name
Ambarella, Inc.	Lattice Semiconductor Corporation
Cirrus Logic, Inc.	MACOM Technology Solutions, Inc.
Cree, Inc.	Maxlinear, Inc.
Cypress Semiconductor Corporation	Mellanox Technologies, Ltd.
Diodes, Inc.	Qorvo, Inc.
FormFactor, Inc.	Rambus, Inc.
Inphi Corporation	Semtech Corporation
Knowles Corporation	Silicon Labs

In 2020, the Compensation Committee continued to utilize approximately the 50th percentile as a general reference point, but not a specific target, for the aggregate value of base salary and target performance-based equity incentive compensation for the named executive officers, and the 75th percentile as a general reference point, but not a specific target, for long-term equity incentive compensation. The Compensation Committee continued to utilize a higher general reference point for long-term equity incentive compensation than the other components of executive compensation to provide a stronger incentive to the executive officers to manage the company as owners with equity stakes in the business.

In 2020, Aon reviewed Mr. Balakrishnan’s and the named executive officers’ equity compensation and recommended that the equity grants for 2020 be the combination of restricted stock units (“RSUs”), PSUs and PRSUs as was granted in 2019. The PRSU grants are intended to promote and retain stability within the executive team by setting multi-year performance targets.

The Compensation Committee is not bound by award formulas and is free to exercise its discretion to adjust salaries, bonus awards and equity awards. Generally, in arriving at compensation levels the Compensation Committee also considers the pay history of each executive, the relative pay among executives, the performance of the company and the performance and experience of each executive.

The Role of Stockholder Say-on-Pay Votes. Each year since 2011 we have provided our stockholders with the opportunity to cast an advisory vote on executive compensation, and at each of these annual meetings of stockholders our stockholders approved the disclosure of the executive compensation plans. In 2020, more than 89%, of the shares present and entitled to vote at the annual meetings of stockholders were cast in favor of the disclosure of the compensation of our named executive officers. The Compensation Committee viewed this approval as a strong endorsement of our compensation policies and practices and continued to conduct itself in a manner consistent with past practice in establishing the following year’s base salaries and equity compensation. Although the stockholder vote is non-binding, the Compensation Committee will consider the outcome of future votes when making future compensation decisions for named executive officers.

Executive Compensation Components

The company’s 2020 executive compensation plan (the “2020 Plan”) comprised the following components:

a)	base salary,
b)	performance-based equity incentive awards (“PSUs”),
c)	long-term performance-based equity incentive awards (“PRSUs”) and
d)	long-term time-based equity incentive awards (“RSUs”).

In addition, the named executive officers are eligible to participate in our health and welfare programs, employee stock purchase plan (subject to limitations), 401(k) plan, and other benefit programs generally available to employees of the company.

Base Salary. We pay a base salary to each of our named executive officers to provide an appropriate and competitive base level of current cash income. The Compensation Committee generally reviews base salaries annually, and adjusts them from time to time to realign salaries with perceived market levels after taking into account individual responsibilities, performance and experience. In 2020, the Compensation Committee granted salary increases of approximately 5% for the company’s chief executive officer and the other named executive officers. The increase was consistent with peer company salary levels for analogous positions.

Performance-based Equity Incentive Awards. The Compensation Committee believes that a substantial portion of the annual compensation for each executive officer should be in the form of variable (i.e., performance-based) equity incentive awards. These awards are intended to compensate officers for achieving annual financial goals at the corporate level. The Compensation Committee utilizes these awards to attract and retain qualified executives, align their interests with those of the company’s stockholders, and provide appropriate executive and leadership incentives.

In 2020, as in prior years, the Compensation Committee granted performance-based equity incentive awards in the form of PSUs. The aggregate value of PSUs awarded on the grant date to all of the named executive officers was approximately 8% higher than the PSUs awarded pursuant to the 2019 Plan. The PSUs are awarded at the beginning of the fiscal year in the amount of 200% of the number of shares that will ultimately vest if the target performance criteria are met but not exceeded. The PSUs vest depending on the extent to which the company meets or exceeds the minimum performance criteria discussed under “Mechanics of 2020 Performance-based Equity Incentive Awards” below; the amount of shares vesting can range from zero to 100% of the shares awarded.

In 2020, the Compensation Committee utilized an Aon survey and peer group analysis directly comparing the value of individual 2020 target PSU awards with the short-term incentive compensation paid to officers in analogous positions at peer companies in verifying the Compensation Committee’s general reference point for the 2020 target value. The value of the PSU grants for each officer at target was at approximately the 50th percentile of the value of cash targets for each position in the Aon survey. Overall, the value of 2020 PSU target compensation was approximately 115% of the annual base salary for the company’s chief executive officer and approximately 50% to 62% of annual base salary for the company’s other named executive officers. These percentages are consistent with 2019 as well as our peer company median value for similar compensation.

Mechanics of 2020 Performance-based Equity Incentive Awards

For the 2020 Plan, the Compensation Committee determined that the number of shares subject to the PSUs that would ultimately vest, and therefore our officers would receive, would be determined based upon the company’s 2020 performance in three areas: net revenue, non-GAAP operating income and strategic goals. The Compensation Committee’s intent in the design of the 2020 Plan was to emphasize revenue growth and to focus management on operating profitability by tying vesting to non-GAAP operating income (as defined below) and create long-term value for our stockholders. The weighting of these components was as follows:

	Threshold(1)	Target(2)	Maximum(3)
Net revenue	0%	35%	70%
Non-GAAP operating income	0%	35%	70%
Strategic goals	0%	30%	60%
Total	0%	100%	200%

(1)	No performance stock units would vest for a specific performance goal if Power Integrations’ 2020 actual net revenue, actual non-GAAP operating income and strategic goals, as applicable, did not exceed at least an established minimum amount as set forth in the 2020 Plan.
(2)	Target represents the number of performance stock units which would vest for a specific goal if Power Integrations’ 2020 actual net revenue, actual non-GAAP operating income and strategic goals, as applicable, met but did not exceed the established target amount as set forth in the 2020 Plan.
(3)	Maximum represents the maximum awards which could vest for a specific goal if Power Integrations’ 2020 actual net revenue, actual non-GAAP operating income and strategic goals, as applicable, met or exceeded the established maximum amounts as set forth in the 2020 Plan.

“Non-GAAP operating income” means operating income for 2020 determined in accordance with GAAP but excluding the following items: (i) stock-based compensation expenses recorded under Accounting Standard Codification 718-10; (ii) amortization of acquisition-related intangible assets and the fair-value write-up of acquired inventory, (iii) any other mergers and acquisitions related expenses, and (iv) any other adjustment made to arrive at the company’s non-GAAP financial information as presented in our SEC filings. The Compensation Committee excluded these items because the Compensation Committee reasoned that these items were not indicative of operating performance and did not relate to achieving Power Integrations’ compensation objectives.

Revenue Component:

The PSUs would not vest for the named executive officers with respect to the revenue component of the 2020 Plan if 2020 revenues failed to exceed $430 million. To the extent 2020 actual revenues exceeded $430 million, the number of shares subject to the PSUs vesting would have increased linearly from zero at $430 million, up to 100% of the target amount at $460 million, and linearly from that level up to a maximum of 200% of the target amount at $480 million.

The company regards revenue growth as a key measure of its success, and maintains a goal of growing revenues at a rate exceeding that of the analog semiconductor industry as reported by World Semiconductor Trade Statistics ("WSTS"). The Compensation Committee set the above revenue thresholds based on the prevailing macroeconomic and industry conditions, intending that the difficulty of attaining the thresholds would be consistent with that of prior years, i.e., that the target and maximum levels under the 2020 Plan represented challenging, aggressive goals. In January 2021, under the revenue component, based on the $488 million of net revenue achieved in 2020, the Compensation Committee determined that 200% of the total target PSUs awarded would vest in 2021.

Non-GAAP Operating Income Component:

The PSUs would not vest for the named executive officers with respect to the non-GAAP operating income component of the 2020 Plan if 2020 non-GAAP operating income failed to exceed $74.8 million. To the extent actual non-GAAP operating income exceeded $74.8 million, the number of shares subject to the PSUs vesting would have increased linearly from zero at $74.8 million of non-GAAP operating income up to 100% of the target amount at $84.0 million, and linearly from that level up to a maximum of 200% of the target amount at $91.2 million. The non-GAAP operating income thresholds were derived from the revenue thresholds based on the Board-approved budget for 2020. The Compensation Committee believed that reaching these levels would have been unlikely without market-share gains and operational effectiveness. In January 2021, under the non-GAAP operating income component, based on the $105.5 million of non-GAAP operating income achieved in 2020, the Compensation Committee determined that 200% of the total target PSUs awarded would vest in 2021.

Strategic Goals Component:

The PSUs would not vest for the named executive officers with respect to the strategic-goals component of the 2020 Plan if the established goals were not achieved. Each of the strategic goals was assigned a percentage of 2% to 14% adding up to 30% of the target. The strategic-goals portion of the 2020 Plan consisted of five strategic goals, including goals related to product development, design wins impacting future revenue growth, increased wafer capacity and manufacturing cost reductions. If all of the strategic goals met or exceeded the minimum established threshold, then the number of shares subject to PSU vesting for the strategic goals component would have increased linearly from zero at the minimum level up to 100% if the target strategic goals were met, and up to a maximum of 200% if the stretch strategic goals were met or exceeded. In January 2021, under the strategic goals component, based on the level of strategic goals achieved in 2020, the Compensation Committee determined that 200% of the total target PSUs awarded would vest in 2021.

Long-term Equity Incentive Awards. In 2020, the Compensation Committee approved grants of RSUs and PRSUs. The RSU awards typically have a four-year vesting period with one-fourth of the RSUs vesting on each anniversary of the grant-date over four years, in accordance with the company’s standard vesting schedule for RSUs. The PRSU awards will vest based on achievement of the Company’s revenue compound annual growth rate (“CAGR”) for the three-year period ending December 31, 2022 as compared to the revenue CAGR of the analog semiconductor industry reported by World Semiconductor Trade Statistics. As with the PSUs, the PRSUs are awarded in the amount of 200% of the number of shares that will ultimately vest if the target revenue CAGR is met but not exceeded, with the full amount vesting if the maximum revenue CAGR is met or exceeded. The 2022 revenue CAGR is a multi-year target for growth intended to have difficulty in attaining. The portion of PRSUs that will vest will be calculated based on the company’s revenue CAGR for the three-year period ending December 31, 2022 as compared to the established minimum, target and maximum revenue CAGR thresholds, and will vest in early 2023 upon determination by the Compensation Committee of the achievement of the performance condition. In the event of any mergers, acquisitions or divestitures or any patent or other litigation settlements or judgements during the performance period, the revenue CAGR target shall be adjusted based on an approved plan presented to the Board.

The 2020 PRSU awards would not vest in early 2023 if the company’s actual revenue CAGR for the three-year period ending December 31, 2022 does not exceed at least the established minimum amount. To the extent actual revenue CAGR increases above the minimum amount, the PRSU vesting would increase linearly from zero at the minimum amount up to 100% of the target amount when actual revenue CAGR equals the target revenue CAGR, with the number of shares vesting increasing linearly above the target amount as actual revenue CAGR increases above the target amount of revenue CAGR, up to a maximum of 200% of the target amount of shares when actual revenue CAGR equals or exceeds the established maximum revenue CAGR. At this point the maximum vesting of PRSUs would be achieved.

Determination of Amounts of RSUs and PRSUs

The Compensation Committee approved a target PRSU grant of 44,000 units, and a RSU grant of 44,000 units, to Mr. Balakrishnan. The aggregate target grant-date fair value of these grants was $4.3 million. The Compensation Committee considered the value of the PRSU grant as a percentage of the total long-term equity award. For the CEO’s 2020 equity grants, the Compensation Committee awarded 50% in the form of target PRSUs and 50% in the form of RSUs. This percentage was deemed appropriate considering the difficulty of setting long-term performance criteria in an industry experiencing constant and disruptive change.

The Compensation Committee approved a target PRSU grant of 6,000 units and a RSU grant of 18,000 units with an aggregate target grant-date fair value of approximately $1.2 million to Mr. Nayyar. For Mr. Barsan the Compensation Committee approved a target PRSU grant of 5,200 units and a RSU grant of 15,600 units with an aggregate target grant-date fair value of approximately $1.0 million. For each of Mr. Matthews and Mr. Sutherland the Compensation Committee approved target PRSU grants of 4,000 units and RSU grants of 12,000 units with an aggregate target grant-date fair value of approximately $0.8 million.

The total value of the long-term incentive awards for the named executive officers was determined considering both the leadership and relative contribution of each executive to the performance of the company, and the long-term incentive pay of peer companies along with data from Aon. As a group, the value of the long-term incentive grants noted above to the named executive officers was in approximately the 50th percentile.

Stock Ownership Guideline. In April 2013, the company established a CEO stock-ownership guideline, believing that ownership of the company’s stock is an effective means to reinforce alignment of the CEO’s interests with those of the company’s stockholders. Our CEO is required to own a number of shares of the company’s common stock having a value equal to at least his current base salary. This stock ownership guideline provides for a five-year period to attain the target ownership level beginning on the date this guideline was adopted by the Compensation Committee. Mr. Balakrishnan’s stock ownership has exceeded the stock ownership guidelines since the date of adoption.

Employment Agreements. The named executive officers are employed at-will. Based on the company’s desire to link executive compensation with performance, the executive-compensation program does not include employment agreements.

Other Compensation. Our executive officers are party to benefits agreements and offer letters (“Employment Benefits Agreements”) that contain provisions regarding severance benefits in the event the executive is terminated without cause, resigns for good reason or is terminated within 18 months following a change of control or Mr. Balakrishnan ceasing to be our chief executive officer (a “Termination upon Change of Control”). In the event of a termination without cause or resignation for good reason these benefits include (i) a cash severance payment based upon the executive’s highest annual salary from the company in the preceding three years and 50% of the value of the executive’s annual performance-based equity incentive awards at the maximum applicable performance level (100% in the case of Mr. Balakrishnan), (ii) payment of a pro-rated portion, based on the number of days served in the performance period, of the executive’s targeted annual performance-based equity incentive awards at the maximum applicable performance level, (iii) the pro-rated portion of any PRSUs earned prior to termination at the performance level as determined by the Board or Compensation Committee on the date of determination, (iv) continued health coverage and (v) in the case of Mr. Balakrishnan, accelerated vesting of stock options and restricted stock units. If the executive incurs a Termination upon Change of Control, the benefits include (i) a cash severance payment based upon the executive’s highest annual salary from the company in the preceding three years and 50% of the value of the executive’s annual performance-based equity incentive awards at the maximum applicable performance level (200% in the case of Mr. Balakrishnan and up to 100% in the case of any senior executives), (ii) payment of a pro-rated portion of the executive’s targeted annual performance-based equity incentive awards at the maximum applicable performance level, (iii) 100% accelerated vesting of outstanding PSUs and PRSUs at the maximum applicable performance level, (iv) in the case of a change of control without termination, 25% accelerated vesting of stock options and RSUs, provided, however (a) Mr. Balakrishnan’s stock options and RSUs vest in full, and (b) 50% (or 100% if a senior executive) of all stock options and RSUs shall vest in full prior to Change of Control to the extent the acquiring company does not assume the company’s stock options and restricted stock units. After a set age, if an executive officer retires following an extended amount of service to our company, the executive officer may also receive continued

health plan coverage, a pro-rated portion of any PRSUs earned prior to termination at the performance level as determined by the Board or Compensation Committee, and extended time to exercise stock options pursuant to the Employment Benefits Agreements. The Compensation Committee approved these Employment Benefits Agreements because it believes these severance provisions are necessary to retain our current executives and to attract future executives. The level of benefits under the Employment Benefits Agreements was established by the Compensation Committee to provide retention incentives in line with similar incentives at comparable companies. Certain of these severance benefits are coupled with non-competition and non-solicitation obligations intended to protect our proprietary data that might not be enforceable in the absence of additional consideration. The severance benefits are also intended to attract and retain executive officers by mitigating the risk of employment and compensation loss due to a change of control. A summary of the material terms of these Employment Benefits Agreements, together with a quantification of the benefits available under the benefits agreements, may be found in the section below entitled “Summary of Executive Compensation-Employment Contracts and Termination of Employment and Change of Control Agreements.”

Perquisites and Generally Available Benefit Programs. We annually review the perquisites that named executive officers receive. Our named executive officers, like our other employees, are eligible to participate in our employee stock purchase plan. In addition, the named executive officers may participate in the various employee benefit plans that are generally available to all employees, including medical, vision and dental care plans; flexible spending accounts for healthcare; life, accidental death and dismemberment and disability insurance; and paid time off.

We also maintain a 401(k) retirement savings plan for the benefit of all of our employees, including our named executive officers. In 2020, 2019 and 2018 Power Integrations contributed to the employee 401(k) plan; the plan provided a contribution match of 4% of salary up to a maximum of $11,400 in 2020 and 3% of salary up to a maximum of $8,400 and $8,250, in 2019 and 2018 respectively, for each U.S. employee. The company’s contribution is discretionary and the decision to contribute is made by the company each year based on business conditions. We do not provide specified retirement programs such as pension plans, or deferred compensation plans. We provide certain retirement benefits to the named executive officers, as described below under the heading “Retirement Benefits.”

Compensation “Clawback”. In 2009, we implemented a compensation “clawback” mechanism with respect to compensation of our executive officers. The claw-back conditions the payment of any cash or equity bonuses to executive officers on an agreement to repay a portion of the bonuses in the event of a financial restatement resulting from intentional misconduct by the officers. Specifically, any officer determined by the Board to have engaged in intentional misconduct resulting in material noncompliance by the company with any financial reporting requirements of federal securities laws, in turn resulting in the restatement of any financial statement filed in the twelve months prior to the bonus payout, will reimburse the company the difference between the amount of any bonus received and the amount the officer would have received had the amount of the bonus been calculated based on the restated financial statements.

Compensation Committee Report*

The Compensation Committee of the Board of Directors of Power Integrations has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into Power Integrations’ Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Compensation Committee:

William L. George (Chair)

Necip Sayiner

Wendy Arienzo

*The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Power Integrations under the Securities Act of 1933 or the Securities Exchange Act of 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

Summary of Executive Compensation

The following table shows the compensation awarded to, or earned by, our chief executive officer, our chief financial officer and our three other most highly compensated executive officers serving in such capacity at December 31, 2020. We refer to these employees collectively as our “named executive officers.”

Summary Compensation Table

					Change in
					Retirement Value
					and Nonqualified
					Deferred
				Stock	Compensation	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Awards(2)	Earnings(3)	Compensation(4)	Total
Balu Balakrishnan	2020	$638,231	$1,500	$5,080,867	—	$12,517	$5,733,115
President and Chief	2019	$608,942	$2,750	$5,068,581	—	$9,517	$5,689,790
Executive Officer	2018	$592,673	$3,000	$4,433,688	—	$9,367	$5,038,728

Sandeep Nayyar	2020	$393,577	—	$1,429,083	—	$12,517	$1,835,177
Chief Financial Officer	2019	$374,173	—	$1,225,724	$2,566	$9,517	$1,611,980
	2018	$362,942	—	$1,046,780	$1,303	$9,367	$1,420,392

Radu Barsan	2020	$368,384	—	$1,241,880	—	$12,517	$1,622,781
Vice President,	2019	$363,298	—	$1,103,351	—	$9,485	$1,476,134
Technology	2018	$337,846	—	$897,149	—	$9,335	$1,244,330

David “Mike” Matthews	2020	$334,231	$1,500	$956,063	—	$10,671	$1,302,465
Vice President,	2019	$318,961	$4,250	$939,301	$4,051	$8,620	$1,275,183
Product Development	2018	$308,884	$1,500	$801,259	—	$8,420	$1,120,063

Ben Sutherland	2020	$334,231	—	$956,063	$3,901	$3,434	$1,297,629
Vice President,	2019	$329,394	—	$857,941	$6,657	$3,129	$1,197,121
Worldwide Sales	2018	$308,884	—	$801,259	—	$4,486	$1,114,629

(1)	The “Bonus” to Messrs. Balakrishnan and Matthews in 2020, 2019 and 2018, were awarded for each of their work on several patents that were assigned to Power Integrations.
(2)	The grant-date fair value for all stock awards has been calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 7 to our audited financial statements for the fiscal year ended December 31, 2020, included in our Annual Report on Form 10-K. In the case of time-based restricted stock units the grant-date fair value was calculated by multiplying the closing stock price on the grant date by the number of shares awarded, reduced by the discounted present value of dividends expected to be declared before the awards vest. In the case of annual and long-term performance-based equity incentive awards granted in 2020, 2019, and 2018, all of which were subject to certain performance conditions, as further described in the “Compensation Discussion & Analysis” section with respect to the 2020 grants, the fair value at the grant date is based upon the probable outcome of the satisfaction of the performance conditions. The grant-date fair value was calculated by multiplying the closing stock price on the grant date by each award, reduced by the discounted present value of dividends expected to be declared before the awards vest. The amounts for 2020 are presented at target. Assuming the maximum level of performance conditions was achieved for performance-based awards, the grant-date fair value of the stock awards granted to Mr. Balakrishnan, Mr. Nayyar, Mr. Barsan, Mr. Matthews and Mr. Sutherland in 2020 is $8,005,092, $1,975,904, $1,719,132, $1,323,951 and $1,323,951, respectively. The amounts for 2019 are presented at target. Assuming the maximum level of performance conditions was achieved for performance-based awards, the grant-date fair value of the stock awards granted to Mr. Balakrishnan, Mr. Nayyar, Mr. Barsan, Mr. Matthews and Mr. Sutherland in 2019 is $6,888,636, $1,700,227, $1,536,694, $1,289,808 and $1,187,996, respectively. The amounts for 2018 are presented at target. Assuming the maximum level of performance conditions was achieved for performance-based awards, the grant-date fair value of the stock awards granted to Mr. Balakrishnan, Mr. Nayyar, Mr. Barsan, Mr. Matthews and Mr. Sutherland in 2018 is $6,015,487, $1,451,884, $1,241,745, $1,103,438 and $1,103,438, respectively.

(3)	Includes an estimate of the aggregate change in the actuarial present value of each named executive officer’s accumulated benefit under the named executive officer’s retirement plan. The table excludes the negative aggregate change in the actuarial present value in 2020 of Mr. Nayyar’s and Mr. Matthews’ accumulated benefits under the named executive officers’ retirement plan in the amount of ($4,786) and ($2,426), respectively. The table excludes the negative aggregate change in the actuarial present value in 2019 of Mr. Balakrishnan’s accumulated benefits under the named executive officers’ retirement plan in the amount of ($2,076). The table excludes the negative aggregate change in the actuarial present value in 2018 of Mr. Balakrishnan’s, Mr. Barsan’s, Mr. Matthews’ and Mr. Sutherland’s accumulated benefits under the named executive officers’ retirement plan in the amount of ($6,225), ($568), ($2,861) and ($2,207), respectively.
(4)	Includes 401(k) plan contribution match and life insurance premiums. In 2020, Mr. Balakrishnan, Mr. Nayyar and Mr. Barsan each received a 401(k) plan contribution match in the amount of $11,400.

Pay Ratio

The annual total compensation of the median employee and the annual total compensation of the Chief Executive Officer (“CEO”) were calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. Using the methodology described below, our CEO’s annual total compensation in 2020 was $5,733,115 and our median employee’s annual total compensation in 2020 was $100,036. As a result, our 2020 CEO to median employee pay ratio was approximately 57:1.

We chose December 1, 2020 as the date for establishing the employee population used in identifying the median employee and used fiscal 2020 as the measurement period. We identified the median employee using a consistently applied compensation measure which includes annual base salary or wages, target annual performance-based equity awards based on their grant date fair values, target commissions, and target long-term equity awards based on their grant date fair values. Permanent employees who joined in 2020 and permanent employees who were on leave during 2020 were assumed to have worked for the entire year. All U.S. and non-U.S. employees employed as of December 1, 2020 were captured. No cost-of-living adjustments were made.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our human resources system of record and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

Grants of Plan-Based Awards in 2020

The following table shows for the fiscal year ended December 31, 2020, certain information regarding grants of plan-based awards to the named executive officers:

						All Other
						Stock
			Estimated Future Payouts Under			Awards:
			Equity Performance-based Incentive			Number of	Grant Date Fair
			Plan Awards and Long-term			Shares of	Value of Stock
Name	Grant Date		Performance-based Incentive Awards(1)			Stock or Units	Awards(5)
			Threshold	Target	Maximum
Balu Balakrishnan	2/4/2020	(2)	—	15,000	30,000		$751,703
	2/4/2020	(3)	—	44,000	88,000		$2,172,523
	2/4/2020	(4)				44,000	$2,156,642

Sandeep Nayyar	2/4/2020	(2)	—	5,000	10,000		$250,567
	2/4/2020	(3)	—	6,000	12,000		$296,253
	2/4/2020	(4)				18,000	$882,263

Radu Barsan	2/4/2020	(2)	—	4,400	8,800		$220,499
	2/4/2020	(3)	—	5,200	10,400		$256,753
	2/4/2020	(4)				15,600	$764,628

Mike Matthews	2/4/2020	(2)	—	3,400	6,800		$170,386
	2/4/2020	(3)	—	4,000	8,000		$197,502
	2/4/2020	(4)				12,000	$588,175

Ben Sutherland	2/4/2020	(2)	—	3,400	6,800		$170,386
	2/4/2020	(3)	—	4,000	8,000		$197,502
	2/4/2020	(4)				12,000	$588,175

(1)	These columns set forth the threshold, target and maximum amounts of performance stock units for each named executive officer for the year ended December 31, 2020, under Power Integrations’ 2020 executive compensation plan (the 2020 Plan). The actual grant date fair values of the awards earned for the year ended December 31, 2020, for each named executive officer are set forth in the “Summary Compensation Table” above. As such, the amounts set forth in these columns do not represent additional compensation earned by the named executive officers for the year ended December 31, 2020. For a description of the 2020 Plan, see “Compensation Discussion and Analysis.”
(2)	Reflects PSUs granted pursuant to the 2020 Plan, which were granted under the 2016 Incentive Award Plan. No performance stock units were to vest if Power Integrations’ 2020 actual revenue, actual non-GAAP operating income and strategic goals did not exceed at least established minimum amounts as set forth in the 2020 Plan; target represents the number of performance stock units which would have vested if the metrics in the 2020 Plan were met at target; and maximum represents the maximum awards which would have vested if the metrics in the 2020 Plan were met at or above the maximum amounts, which maximum number of performance is 200% of the target number. Payouts were to increase linearly from the minimum to target and target to maximum, based on performance. The Compensation Committee determined that Power Integrations satisfied the performance conditions under the 2020 Plan at the 200% level and, accordingly, the performance stock units vested with respect to 200% of the target amount, and the underlying shares that vested were issued, pursuant to the 2020 Plan.
(3)	Reflects PRSUs granted. No PRSUs are to vest if Power Integrations’ 2022 actual revenue growth does not exceed at least a minimum amount established; target represents the number of PRSUs which would vest if Power Integrations’ 2022 actual revenue growth equals an established target amount; and maximum represents the maximum awards which would vest if Power Integrations’ 2022 actual revenue growth equals or exceeds an established maximum amount.
(4)	Restrictions on the RSU awards lapse at the rate of 25% per year with full vesting on the fourth anniversary of the date of grant, subject to the awardee’s continued service to the company.

(5)	Represents the grant-date fair value of stock awards as determined in accordance with FASB ASC Topic 718. In the case of time-based restricted stock units the grant-date fair value was calculated by multiplying the closing stock price on the grant date by the number of shares awarded, reduced by the discounted present value of dividends expected to be declared before the awards vest. In the case of performance-based equity incentive awards, the grant-date fair value is presented at target, which represented the probable outcome of the satisfaction of the performance conditions at the date of grant.

The amount of salary and grant-date fair value of performance-based equity incentive awards in proportion to total compensation in 2020 varied by executive but was consistent with the Compensation Committee’s objectives with respect to executive compensation. See “Compensation Discussion and Analysis” above for a discussion of our 2020 annual and long-term performance stock units and other elements of compensation.

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table shows, for the fiscal year ended December 31, 2020, certain information regarding outstanding equity awards at fiscal year-end for the named executive officers.

Outstanding Equity Awards at December 31, 2020

	Option Awards				Stock Awards
								Equity		Equity
								Incentive		Incentive
								Plan Awards:		Plan Awards:
								Number of		Market Value
	Number	Number			Number		Market Value	Unearned		of Unearned
	of Securities	of Securities			of Shares or		of Shares or	Shares, Units		Shares, Units
	Underlying	Underlying			Units of		Units of	or Other		or Other
	Unexercised	Unexercised	Option	Option	Stock That		Stock That	Rights		Rights
	Options	Options	Exercise	Expiration	Have		Have	That Have		That Have
Name	Exercisable(1)	Unexercisable	Price	Date	Not Vested		Not Vested (8)	Not Vested		Not Vested (11)
Balu Balakrishnan	21,674	—	$18.48	5/5/2021	24,000	(2)	$1,964,640	64,000	(7)	$5,239,040
	52,086	—	$21.44	5/8/2022	93,750	(3)	$7,674,375	64,000	(8)	$5,239,040
					48,000	(4)	$3,929,280	88,000	(9)	$7,203,680
					72,000	(5)	$5,893,920	30,000	(10)	$2,455,800
					44,000	(6)	$3,601,840

Sandeep Nayyar					5,250	(2)	$429,765	14,400	(7)	$1,178,784
					18,750	(3)	$1,534,875	14,800	(8)	$1,211,528
					10,800	(4)	$884,088	12,000	(9)	$982,320
					16,650	(5)	$1,362,969	10,000	(10)	$818,600
					18,000	(6)	$1,473,480

Radu Barsan					4,500	(2)	$368,370	12,400	(7)	$1,080,552
					16,250	(3)	$1,330,225	13,200	(8)	$1,080,552
					9,300	(4)	$761,298	10,400	(9)	$851,344
					14,850	(5)	$1,215,621	8,800	(10)	$720,368
					15,600	(6)	$1,277,016

Mike Matthews	12,000	—	$21.44	5/8/2022	4,200	(2)	$343,812	11,200	(7)	$916,832
					15,000	(3)	$1,227,900	11,600	(8)	$949,576
					8,400	(4)	$687,624	8,000	(9)	$654,880
					13,050	(5)	$1,068,273	6,800	(10)	$556,648
					12,000	(6)	$982,320

Ben Sutherland					4,200	(2)	$343,812	11,200	(7)	$916,832
					15,000	(3)	$1,227,900	10,400	(8)	$851,344
					8,400	(4)	$687,624	8,000	(9)	$654,880
					11,700	(5)	$957,762	6,800	(10)	$556,648
					12,000	(6)	$982,320

(1)	These options were granted under the 2007 Equity Incentive Plan. Six months from the date of grant, 1/8 of the shares subject to the stock option vest, with the remainder vesting monthly over the subsequent 42 months, subject to the optionee’s continued employment or service with Power Integrations. The options generally have a maximum term of 10 years, subject to earlier termination in certain situations related to cessation of employment or service.

(2)	Represents RSU awards granted on 2/2/2017 which vest at the rate of 25% per year with full vesting on the fourth anniversary of the date of grant.
(3)	Represents RSU awards which vest at the rate of 12.5% per year with the initial vest date of 4/1/2018.
(4)	Represents RSU awards granted on 2/13/2018 which vest at the rate of 25% per year with full vesting on the fourth anniversary of the date of grant.
(5)	Represents RSU awards granted on 2/12/2019 which vest at the rate of 25% per year with full vesting on the fourth anniversary of the date of grant.
(6)	Represents RSU awards granted on 2/4/2020 which vest at the rate of 25% per year with full vesting on the fourth anniversary of the date of grant.
(7)	Represents the maximum number of PRSUs granted in 2018 which could vest if the performance vesting criteria with respect to such PRSUs were fully satisfied, and if the participant remained in continuous service as an employee, director or consultant through the employment vesting date indicated in the participant’s grant notice. PRSUs will not be deemed to be vested based upon the attainment of performance conditions unless and until Power Integrations’ Compensation Committee makes such determination. Vesting occurred upon filing of the company’s 2020 Form 10-K based on company performance measured against established net revenue target for fiscal year 2020. These PRSUs vested at 6.6% of target in 2021.
(8)	Represents the maximum number of PRSUs granted in 2019 which could vest if the performance vesting criteria with respect to such PRSUs were fully satisfied, and if the participant remained in continuous service as an employee, director or consultant through the employment vesting date indicated in the participant’s grant notice. PRSUs will not be deemed to be vested based upon the attainment of performance conditions unless and until Power Integrations’ Compensation Committee makes such determination. Vesting occurs upon filing of the company’s Form 10-K in 2022 based on company performance measured against an established net revenue target for fiscal year 2021.
(9)	Represents the maximum number of PRSUs granted in 2020 which could vest if the performance vesting criteria with respect to such PRSUs were fully satisfied, and if the participant remained in continuous service as an employee, director or consultant through the employment vesting date indicated in the participant’s grant notice. PRSUs will not be deemed to be vested based upon the attainment of performance conditions unless and until Power Integrations’ Compensation Committee makes such determination. Vesting occurs upon filing of the company’s Form 10-K in 2023 based on company performance measured against an established net revenue target for fiscal year 2022.
(10)	Represents the maximum number of PSUs which could vest under the 2020 Plan if the performance vesting criteria with respect to such PSUs were satisfied and if the participant remained in continuous service as an employee, director or consultant through the employment vesting date indicated in the participant’s grant notice. PSUs will not be deemed to be vested based upon the attainment of performance conditions unless and until Power Integrations’ Compensation Committee makes such determination and only if the participant remains in continuous service as an employee, director or consultant through the employment vesting date. Vesting occurred upon filing of the company’s 2020 Form 10-K based on company performance measured against established net revenue, non-GAAP operating income and strategic goals targets for fiscal year 2020. These PSUs vested at 200% of target in 2021, as discussed in “Compensation Discussion and Analysis” above.
(11)	Value calculated based on the $81.86 closing price of Power Integrations’ common stock on December 31, 2020, which was the last trading day of 2020.

Option Exercises and Stock Vested in Fiscal 2020

The following table presents information concerning the aggregate number of shares for which options were exercised and stock awards were vested during fiscal 2020 for each of the named executive officers.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name	Acquired on Exercise	Exercise(1)	Acquired on Vesting(2)	Vesting(3)
Balu Balakrishnan	94,748	$3,200,587	142,238	$7,238,945
Sandeep Nayyar			34,326	$1,756,848
Radu Barsan			29,704	$1,521,567
Mike Matthews			25,708	$1,313,472
Ben Sutherland			25,258	$1,288,863

(1)	Represents the difference between the aggregate market price of the common stock acquired on the date of exercise and the aggregate exercise price.
(2)	Consists of shares acquired upon vesting of RSUs and PSUs.
(3)	Represents the aggregate market price of the common stock on the date of vesting.

Employment, Severance and Change of Control Agreements

Executive Officer Benefits Agreement. In May 2014, Power Integrations entered into an amended and restated chief executive officer benefits agreement with Balu Balakrishnan, which was amended in June 2020 solely to clarify a definition therein (as so amended, the “CEO Benefits Agreement”) and amended and restated executive officer benefits agreements with Sandeep Nayyar, chief financial officer, Radu Barsan, vice president, technology, Mike Matthews, vice president, product development and Ben Sutherland, vice president, worldwide sales, which were also amended in June 2020 solely to clarify a definition therein. The executive officers’ benefits agreements referenced in this paragraph, including the CEO Benefits Agreement, as amended as the case may be, are referred to as the “Executive Officer Benefits Agreements,” and the executive officers referred to in this paragraph, are referred to as the “Officers.” The Executive Officer Benefits Agreements, as amended as the case may be, provide for certain benefits, as described below, including: acceleration of vesting of stock options, restricted stock units, or RSUs, and in certain circumstances, performance stock units, or PSUs, and long-term performance stock units, or PRSUs, upon a change of control of Power Integrations,

●	severance benefits in the event of termination of employment by Power Integrations without cause or resignation by the Officer for good reason within 18 months after a change of control or change in our chief executive officer (a “Termination Upon Change of Control”),
●	severance benefits in the event of termination of employment by Power Integrations without cause or resignation by the Officer for good reason, and
●	retirement benefits.

These benefits are coupled with non-competition obligations that might not be enforceable in the absence of additional consideration. The executive officers must also execute a release of claims in a form reasonably satisfactory to the company and continue to abide by the terms and conditions of any confidentiality and/or proprietary rights agreement between the respective executive officers and the company.

A change of control is defined in the Executive Officer Benefits Agreements as an acquisition by any person of a beneficial ownership of 50% or more of Power Integrations’ voting stock or outstanding shares of common stock, certain mergers or other business combinations involving Power Integrations, the sale of more than 50% of Power Integrations’ assets, liquidation of Power Integrations, or a change in the majority of the incumbent members of the Board within a two-year period (except changes in the Board’s composition approved by a majority of the directors). “Cause” includes, among other acts, a material act of theft, dishonesty, fraud, falsification of records, improper disclosure of confidential information, or an intentional act by the Officer causing harm to the reputation of Power Integrations, and “good reason” includes, among other acts, a material decrease in the Officer’s compensation or benefits following a change of control, a demotion or material reduction in responsibility level, or relocation of more than 50 miles from the Officer’s current work place or a material adverse change in working conditions or established working hours which persist for a period of six months.

Upon a change of control, 100% of Mr. Balakrishnan’s then-unvested shares subject to options or RSUs will vest and all then-unvested shares subject to PSUs and PRSUs shall accelerate and vest at the maximum performance level for each applicable award immediately prior to the consummation of the change of control. With respect to the other Officers, upon a change of control, 100% of the then-unvested shares subject to PSUs and PRSUs shall accelerate and vest at the maximum performance level for each applicable award immediately prior to the consummation of the change of control, and 25% of the Officer’s then-unvested shares subject to options or RSUs will vest. However, if an acquiring company does not assume the options or RSUs, 50% of the Officer’s then-unvested shares will vest if the Officer is a “new executive” (an executive with fewer than five years of service to Power Integrations as an executive officer) and 100% of the Officer’s then-unvested shares will vest if the Officer is a “senior executive” (an executive with at least five years of continuous service to Power Integrations as an executive officer). Mr. Nayyar, Mr. Barsan, Mr. Matthews and Mr. Sutherland are senior executives.

Mr. Balakrishnan is entitled to severance benefits in the event that he is terminated without cause or he resigns for good reason within 18 months after a change of control. These severance benefits include a payment equal to the sum of two years of his highest annual salary in the preceding three years (or his currently effective salary if it would be his highest annual salary) from Power Integrations plus 200% of the cash value of his targeted annual performance-based equity incentive awards, at the maximum achievable performance level (whether consisting of cash or stock awards, measured as of the date of termination). Also, Mr. Balakrishnan shall receive the cash value of that portion of his then effective targeted annual performance-based equity incentive awards at the maximum achievable performance level as measured on the date of termination, prorated based on days through the date of termination (i.e., a fraction, the numerator of which is the number of days in the applicable performance period prior to such termination of employment and the denominator of which is the total number of days in the applicable performance period). In addition, Mr. Balakrishnan shall receive accelerated vesting of 100% of all his then-outstanding stock options and other stock awards (to the extent such stock awards do not constitute a portion of his annual performance-based equity incentive awards), extension of the post-termination stock option exercise period to one year, and continued medical and dental coverage under the Power Integrations’ health plans for twenty-four months at Power Integrations’ expense.

Each Officer other than Mr. Balakrishnan is entitled to severance benefits in the event that such Officer is terminated without “cause” or resigns for “good reason” within 18 months after (i) a change of control or (ii) the date that Mr. Balakrishnan ceases to serve as chief executive officer. These severance benefits include a payment equal to six months of the Officer’s highest annual salary in the preceding three years (or the Officer’s currently effective salary if it would be such Officer’s highest annual salary) from Power Integrations plus the cash value of 50% of the Officer’s targeted annual performance-based equity incentive awards at the maximum achievable performance level (whether consisting of cash or stock awards measured as of the date of termination) and for a senior executive, up to an additional six months of the Officer’s highest annual salary and the cash value of 50% of the Officer’s annual performance-based equity incentive awards at the maximum achievable performance level (whether consisting of cash or stock awards, measured as of the date of termination) until such senior executive secures new employment, paid on a ratable monthly basis. Also, the Officer shall receive the cash value of that portion of the Officer’s then effective targeted annual performance-based equity incentive awards at the maximum achievable performance level as measured on the date of termination, prorated based on days through the date of termination (i.e., a fraction, the numerator of which is the number of days in the applicable performance period prior to such termination of employment and the denominator of which is the total number of days in the applicable performance period). In addition, each Officer is entitled to the accelerated vesting of 50% of then-unvested shares subject to options or stock awards (to the extent such stock awards do not constitute a portion of the Officer’s annual performance-based equity incentive awards) if the Officer is a new executive, or vesting of 100% of then unvested shares subject to options or stock awards (to the extent such stock awards do not constitute a portion of the Officer’s annual performance-based equity incentive awards) if the Officer is a senior executive, extension of the post-termination stock option exercise period to one year for vested options, and continued medical and dental coverage under the Power Integrations’ health plans at Power Integrations’ expense for up to six months if the Officer is a new executive, or for up to twelve months if the Officer is a senior executive.

In addition, each Officer is entitled to severance benefits in the event of termination of employment by Power Integrations without cause or resignation by such Officer for good reason. Such severance benefits include a payment equal to six months (twelve months in the case of Mr. Balakrishnan) of the Officer’s highest annual salary in the preceding three years (or the Officer’s currently effective salary if it would be such Officer’s highest annual salary) plus 50% (100% in the case of Mr. Balakrishnan) of the Officer’s annual performance-based equity incentive awards at the maximum achievable performance level (whether consisting of cash or stock awards, measured as of the date of termination), and the cash value of that portion of the Officer’s then effective targeted annual performance-based equity incentive awards at the maximum achievable performance level as measured on the date of termination, prorated based on days through the date of termination. In addition, each Officer and Mr. Balakrishnan is entitled to receive a pro rata portion of any outstanding PRSUs based on the number of days served by such Officer, or Mr. Balakrishnan, prior to the date of termination as compared to the performance period for such PRSUs, with any such PRSU vesting at the performance levels as determined by the Power Integrations’ Board or Compensation Committee on the date of determination, as well as continued medical and dental coverage under the Power Integrations’ health plans for six months (twelve months in the case of Mr. Balakrishnan) at Power

Integrations’ expense. In addition, Mr. Balakrishnan is entitled to vesting acceleration of 50% of all his then-unvested stock options and RSUs.

Each Officer is entitled to retirement benefits if he has served Power Integrations for 15 years and has achieved an age of 50, or has served Power Integrations for 10 years and has achieved an age of 55, is not employed elsewhere, full time (other than for an organization described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended), or otherwise engaged in “Competition” (as defined in the Executive Officer Benefits Agreement) with Power Integrations, and does not recruit or employ any present or future employee of Power Integrations. The Officer is entitled to the extension of his post-termination stock option exercise period for vested options for the earlier of the term of the option (not to exceed five years in the case of Officers other than Mr. Balakrishnan) or the termination of the option in connection with any change of control and medical and dental benefits for such Officer and such Officer’s dependents at Power Integrations’ expense until such Officer achieves the age of 65; thereafter, participation in the health plans would be at the Officer’s expense. In addition, each Officer and Mr. Balakrishnan is entitled to receive a pro-rated portion of any outstanding PRSUs based on the number of days served by such Officer, or Mr. Balakrishnan, prior to the date of retirement as compared to the performance period for such PRSUs, with any such PRSU vesting at the performance levels as determined by the Power Integrations’ Board or Compensation Committee on the date of determination. In the event the Officer’s service to Power Integrations’ is terminated due to death or permanent disability after satisfying the requirements to achieve retirement benefits, such Officer, or such Officer’s beneficiaries, shall be entitled to the preceding benefits.

Power Integrations will use commercially reasonable efforts to provide that the Officer will continue to be eligible for coverage under Power Integrations’ medical and dental plans upon retirement. These retirement benefits will also become available if an Officer was eligible for such benefits and his employment terminates due to death or disability.

If any of the payments and benefits provided under the Executive Officer Benefits Agreements in connection with a change of control (the “Payments”) would result in a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, the amount of such Payments will be either (i) the full amount of the Payments or (ii) a reduced amount which would result in no portion of the Payments being subject to excise tax (as defined in the Executive Officer Benefits Agreements, as amended), whichever amount provides the greatest amount of benefit to the Officer.

Retirement Benefits

The following table provides information concerning the actuarial present value of retirement health benefits as of December 31, 2020, for each named executive officer.

		Present Value of
	Number of Years	Accumulated
Name	Credited Service	Benefit (in $000)
Balu Balakrishnan	32	—
Sandeep Nayyar	10	$27
Radu Barsan	7	—
Mike Matthews	28	$36
Ben Sutherland	20	$36

Having reached the appropriate age and the required years of service with Power Integrations, Mr. Matthews, Mr. Nayyar and their spouses are eligible to receive medical benefits upon retirement until they achieve the age of 65. Having reached the age of 65 Messrs. Balakrishnan and Barsan are not eligible to receive medical benefits upon retirement. Mr. Sutherland will become eligible when he reaches the age of 50. The valuation method and all material assumptions are as follows: The amounts determined in the above table are associated with the provision of health care coverage after retirement. The valuation method is pursuant to the Financial Accounting Standards Board’s Accounting Standards Codification 715, Retirement Benefits Compensation, (ASC 715). The Projected Unit Credit attribution method was used; the attribution of the obligation is over the period from hire to benefit eligibility (the earlier of age 50 with 15 years of service or age 55 with 10 years of service). Other than for eligibility purposes, service is not considered in the calculation. The benefit consists of health-care coverage from retirement until age 65. The basis for the benefit is premiums paid by the employer to a third-party insurer, without additional subsidy imputed. The obligations were calculated using the following assumptions:

●	The discount rate for future payments was 2.5% as of December 31, 2020.
●	The assumed annual increase in health care costs is 10% as of December 31, 2020, with the annual increase lessening by 1/2% per year, to an ultimate rate of 5% after 2030.
●	25% of active participants are assumed to become eligible and elect coverage at retirement.

●	Retirement is assumed to take place at age 62, or at first eligibility if older.
●	2/3 of active employees are assumed to have eligible spouses who, at the employee’s retirement, will be covered by the plan. Husbands are assumed to be three years older than their wives.

Potential Payments upon Retirement or Change of Control

The following table provides information concerning the estimated payments and benefits that would be provided in each of the circumstances described above. Payments and benefits are estimated assuming that the triggering event took place on December 31, 2020, and the price per share of Power Integrations’ common stock is $81.86, the closing price on the Nasdaq Global Select Market at December 31, 2020, the last trading day of 2020. There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different. The information presented below assumes no adjustment of the payment of benefits to help avoid excise tax under Section 409A of the Internal Revenue Code of 1986, as amended.

		Potential Payments Upon Involuntary
		Termination Other Than for Cause or
		Voluntary Termination for Good		Continuation of Service Without Termination
		Reason		After Change of Control
		Not within 18	Within 18
		months of a	months of a	Acquiring Company	Acquiring Company
	Retirement	Change of	Change of	Assumes Options	Does Not Assume
Name/Type of Benefit	Benefits	Control (1)	Control (2)	/RSUs/PRSUs(3)	Options/RSUs/PRSUs(4)
Balu Balakrishnan
Cash Severance-Base Salary	—	$640,000	$1,280,000	—	—
Severance-Equity Bonus (5)	—	$2,455,800	$4,911,600	$2,455,800	$2,455,800
RSU Vesting Acceleration (6)	—	$11,532,028	$23,064,055	$23,064,055	$23,064,055
PRSU Vesting Acceleration (7)	$5,368,270	$5,368,270	$17,681,760	$17,681,760	$17,681,760
Extension of Option Term (8)	—	—	$—	—	—
Continued Coverage of Employee Benefits (9)	—	$21,600	$43,200	—	—
Total Termination Benefits: (10)	$5,368,270	$20,017,698	$46,980,615	$43,201,615	$43,201,615
Sandeep Nayyar
Cash Severance-Base Salary	—	$197,500	$395,000	—	—
Severance-Equity Bonus (5)	—	$409,300	$818,600	$818,600	$818,600
RSU Vesting Acceleration (6)	—	—	$5,685,177	$1,421,294	$5,685,177
PRSU Vesting Acceleration (7)	$1,012,488	$1,012,488	$3,372,632	$3,372,632	$3,372,632
Extension of Option Term (8)	—	—	—	—	—
Continued Coverage of Employee Benefits (9)	$126,679	$17,202	$34,404	—	—
Total Termination Benefits: (10)	$1,139,167	$1,636,490	$10,305,813	$5,612,526	$9,876,409
Radu Barsan
Cash Severance-Base Salary	—	$185,000	$370,000	—	—
Severance-Equity Bonus (5)	—	$360,184	$720,368	$720,368	$720,368
RSU Vesting Acceleration (6)	—	—	$4,952,530	$1,238,133	$4,952,530
PRSU Vesting Acceleration (7)	—	$893,573	$2,946,960	$2,946,960	$2,946,960
Extension of Option Term (8)	—	—	—	—	—
Continued Coverage of Employee Benefits (9)	—	$7,655	$15,310	—	—
Total Termination Benefits: (10)	—	$1,446,412	$9,005,168	$4,905,461	$8,619,858
Mike Matthews
Cash Severance-Base Salary	—	$167,500	$335,000	—	—
Severance-Equity Bonus (5)	—	$278,324	$556,648	$556,648	$556,648
RSU Vesting Acceleration (6)	—	—	$4,309,929	$1,077,482	$4,309,929
PRSU Vesting Acceleration (7)	$754,989	$754,989	$2,521,288	$2,521,288	$2,521,288
Extension of Option Term (8)	—	—	—	—	—
Continued Coverage of Employee Benefits (9)	$377,745	$21,508	$43,016	—	—
Total Termination Benefits: (10)	$1,132,734	$1,222,321	$7,765,881	$4,155,418	$7,387,865
Ben Sutherland
Cash Severance-Base Salary	—	$167,500	$335,000	—	—
Severance-Equity Bonus (5)	—	$278,324	$556,648	$556,648	$556,648
RSU Vesting Acceleration (6)	—	—	$4,199,418	$1,049,855	$4,199,418
PRSU Vesting Acceleration (7)	—	$702,599	$2,423,056	$2,423,056	$2,423,056
Extension of Option Term (8)	—	—	—	—	—
Continued Coverage of Employee Benefits (9)	—	$15,563	$31,126	—	—
Total Termination Benefits: (10)	—	$1,163,986	$7,545,248	$4,029,559	$7,179,122

(1)	Reflects benefits in the event of involuntary termination other than for cause or voluntary termination for good reason: with respect to Mr. Balakrishnan twelve months salary plus his annual performance-based equity incentive awards at the maximum applicable performance level (measured as of the termination date), plus 50% acceleration of all his then-unvested options and restricted stock units plus twelve months medical and dental coverage; and with respect to all other named executive officers, six months of salary plus 50% of the executive officer’s annual performance-based equity incentive awards at the maximum applicable performance level (whether consisting of cash or PSUs, measured as of the termination date) plus six months of medical and dental coverage.
(2)	For termination within 18 months of a change of control (which, for these purposes for executive officers other than Mr. Balakrishnan, includes Mr. Balakrishnan ceasing to be our chief executive officer) other than for cause or voluntary termination for good reason: with respect to Mr. Balakrishnan twenty-four months’ salary plus 200% of his annual performance-based equity incentive awards at the maximum applicable performance level (measured as of the termination date), 100% acceleration of all his then-unvested options, RSUs and PRSUs at maximum performance level, extension of the post-termination stock option exercise period to one year and two years medical and dental coverage; for all others, six months’ salary plus 50% of the executive officer’s annual performance-based equity incentive awards at the maximum applicable performance level (whether consisting of cash or stock awards, measured as of the termination date), 100% of unvested options and restricted stock units would vest upon a change of control for senior executives and 50% of unvested options and restricted stock units would vest upon change of control for new executives, extension of the post-termination stock option exercise period to one year and 12 months medical and dental coverage for senior executives and six months medical and dental coverage for new executives. If executive is a senior executive, payment up to an additional six months’ salary and 50% of the executive officer’s annual performance-based equity incentive awards at the maximum applicable performance level (measured as of the termination date) will be paid in ratable monthly installments until the executive secures new employment. The amounts set forth in the table assume that the senior executives will not secure new employment.
(3)	Reflects benefits in the event of a change of control in which the acquiring company assumes outstanding options and RSUs. With respect to Mr. Balakrishnan 100% of all his then-unvested options and RSUs would vest; for all others, 25% of the unvested options and RSUs would vest.
(4)	Reflects benefits in the event of a change of control in which the acquiring company did not assume outstanding options or restricted stock award units. With respect to Mr. Balakrishnan 100% of all his then-unvested options and restricted stock units would vest and for all others, 50% of the unvested options and restricted stock units would vest for a new executive and 100% for a senior executive.
(5)	In mid-2009, Power Integrations began utilizing annual performance stock units (“PSUs”) in lieu of cash for Power Integrations’ annual performance-based compensation for executive officers. The applicable PSU agreements relating to the annual performance-based compensation as entered into with each of Power Integrations’ executive officers provide that PSUs will be treated in the same manner as cash for the payments of the target bonus in connection with a Termination Upon Change in Control or Termination of Employment (as defined in the Executive Officer Benefits Agreements). The PSUs deemed vested will be paid in shares of Power Integrations’ common stock equal to the number of PSUs deemed vested, and the market value is determined using $81.86 per share, the closing price per share on the Nasdaq Global Select Market at December 31, 2020, the last trading day of 2020.
(6)	Reflects the aggregate market value of unvested RSU awards for which vesting would accelerate in such event. The aggregate market value is computed by multiplying (i) $81.86, the closing price per share on the Nasdaq Global Select Market on December 31, 2020, the last trading day of 2020, by (ii) the number of unvested awards that would be subject to accelerated vesting in such event at December 31, 2020.
(7)	Reflects the aggregate market value of unvested PRSU awards for which vesting would accelerate in such event. The aggregate market value is computed by multiplying (i) $81.86, the closing price per share on the Nasdaq Global Select Market on December 31, 2020, the last trading day of 2020, by (ii) the number of unvested awards that would be subject to accelerated vesting in such event at December 31, 2020.
(8)	Reflects the aggregate market value of extensions of stock option exercise periods. Mr. Balakrishnan is eligible for an extension of his stock option exercise period for vested options to one year upon termination within 18 months of a change of control, or for the term of the option in the case of retirement. Officers, other than Mr. Balakrishnan, are eligible for an extension of their stock option exercise periods to one year upon a termination within 18 months of a change of control, and up to five years upon retirement (assuming such Officers are eligible to receive retirement benefits). The values of the extensions of the stock option exercise periods are computed by using the Black-Scholes-Merton model in accordance with FASB ASC Topic 718 and calculated as the difference between (i) the fair value of each applicable option with the extended option expiration date minus (ii) the fair value of each applicable option with the original option expiration date. The following assumptions were used to calculate the fair value of stock options using the Black-Scholes-Merton model; risk-free interest rates 0.9% - 1.3%, expected volatility 35% - 53%, expected dividend yield 0.77%, and the expected term of the extended life options, which ranged from 0.3 to 1.3 years.
(9)	For retirement, upon completion of service and age requirements, health coverage is paid until the age of 65. For severance, reflects the cost of health coverage (COBRA) to maintain the benefits currently provided, calculated based upon the rates at December 31, 2020.
(10)	The total termination benefits received by the Officer for termination within 18 months of a change of control may be lower than what is stated in this table in light of a provision in the Officers’ respective Executive Officers Benefits Agreement which states that if any of the payments and benefits provided under such agreements (the “Payments”) in connection with a change of control would result in a “parachute payment” under Section 280G of the Internal Revenue Code, the amount of such Payments will be either (i) the full amount of the Payments or (ii) a reduced amount which would result in no portion of the Payments being subject to excise tax (as defined in the respective agreements), whichever amount provides the greatest amount of benefit to the Officer.

The table above describes potential payments to our Officers in the event of retirement or a change of control as of December 31, 2020. The table includes the acceleration of outstanding performance stock units in connection with a change of control.

Policy on Hedging

Our Board has adopted a policy that prohibits directors, executive officers and other “insiders” from engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to our common stock at any time. Further, our employee handbook extends this policy to all of our employees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Power Integrations’ Compensation Committee consists of Drs. Arienzo, George and Sayiner. None of these current members of the Compensation Committee was an officer or employee of Power Integrations or its subsidiaries. None of Power Integrations’ executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of Power Integrations’ Board or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related-Party Transactions, Policies and Procedures. Our policy, included in our Code of Business Conduct and Ethics, is that all directors, officers, and employees must avoid any activity that is or appears to conflict with the interests of Power Integrations. Our directors, officers, and employees are aware of the applicable provisions of our Code of Business Conduct and Ethics, and we become aware of related-party transactions through periodic reviews by, and notifications to, management, including the completion of an annual Director and Officer questionnaire. We conduct a review of all related party transactions for potential conflicts of interest. Any potential conflicts of interest must be reviewed and ratified, if applicable, by the Audit Committee and or another independent body of our Board.

Related-Party Transactions. Our company employs Vikram Balakrishnan, son of Balu Balakrishnan, our chief executive officer. In fiscal 2020 Vikram Balakrishnan’s total compensation was $275,583, which includes salary, the grant-date fair value of stock awards, 401(k) contributions match, and patent bonus. In fiscal 2020, our company had commercial transactions totaling $290,380 with Tessolve Semiconductor for which the Account Manager, George Brathwaite, is the brother of director Nicholas E. Brathwaite. During fiscal 2020, we did not have any other related-party transactions requiring review, nor did we have any transactions where the policy and procedure were not followed.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials and Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or set of Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders, allows us to save money by reducing the number of documents we must print and mail and helps protect the environment as well.

Householding is available to both registered stockholders (i.e., those stockholders with certificates registered in their name) and street name holders (i.e., those stockholders who hold their shares through a brokerage).

If you are a registered stockholder and have consented to our mailing of proxy materials and other stockholder information only to one account in your household, as identified by you, we will deliver or mail a single copy of our Notice of Internet Availability of Proxy Materials or set of Annual Meeting materials, as applicable, for all registered stockholders residing at the same address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be householding communications to your address, householding, will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a Notice of Internet Availability of Proxy Materials or a separate set of printed Annual Meeting materials, as applicable, please notify your broker or direct your written request to Investor Relations Department, Power Integrations, Inc., 5245 Hellyer Avenue, San Jose, California 95138-1002, or contact the Investor Relations Department at 408-414-8528. A separate copy of a Notice of Internet Availability of Proxy Materials or set of Annual Meeting materials will then promptly be delivered to you. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials or set of Annual Meeting materials, as applicable, at their address and would like to request householding of their communications should contact their brokers.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Sandeep Nayyar
Sandeep Nayyar
Chief Financial Officer & Vice President of Finance
March 29, 2021

A copy of Power Integrations’ Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2020, is available on our website, www.power.com. A printed copy is also available without charge upon written request to: Investor Relations Department, Power Integrations, Inc., 5245 Hellyer Avenue, San Jose, California 95138-1002.

power integrations™

VOTE

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Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

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Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote "FOR" all the nominees listed and "FOR" Proposals 2, 3, 4 and 5.

1. Election of Directors: Each to be elected to hold office until the 2022 Annual Meeting of Stockholders or until their successors are elected and qualified.

	For	Withhold		For	Withhold		For	Withhold
01 - Wendy Arienzo	☐	☐	02 - Balu Balakrishnan	☐	☐	03 - Nicholas E. Brathwaite	☐	☐
04 - Anita Ganti	☐	☐	05 - William George	☐	☐	06 - Balakrishnan S. Iyer	☐	☐
07 - Jennifer Lloyd	☐	☐	08 - Necip Sayiner	☐	☐	09 - Steven J. Sharp	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
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The Annual Meeting will be held in a virtual-only format, which can be accessed at https://power.webex.com/power/onstage/g.php?MTID=e418eae782d946bbaef7b8a6a96ba9f0d and will be accessible from the company's investor website, http://investors.power.com

Attendees are encouraged to join a few minutes prior to 2:00 pm to allow time for registration.

Stockholders are encouraged to vote and submit their proxies in advance of the meeting by one of the methods described in the proxy materials. Stockholders of record and beneficial holders with proof of legal proxies can vote during the meeting by printing a blank ballot that will be made available on the day of the meeting at http://investors.power.com, completing it manually (including the 16-digit control number) and submitting it as instructed at the meeting.

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Power Integrations

The undersigned hereby appoints Balu Balakrishnan and Sandeep Nayyar, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Power Integrations, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Power Integrations, Inc. to be held virtually on Friday, May 21, 2021, at 2:00 p.m. Pacific Time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES LISTED IN PROPOSAL 1, AND "FOR" PROPOSALS 2, 3, 4 AND 5 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

C Non-Voting Items

Change of Address – Please print new address below.

Appendix A

POWER INTEGRATIONS, INC.

2016 INCENTIVE AWARD PLAN

(AS APPROVED BY THE BOARD OF DIRECTORS ON MARCH 13, 2019)

(AS APPROVED BY THE STOCKHOLDERS ON MAY 22, 2019)

(AS ADJUSTED FOR THE 1-FOR-1 STOCK DIVIDEND ON AUGUST 19, 2020)

(AS APPROVED BY THE BOARD OF DIRECTORS ON MARCH 11, 2021)
(AS APPROVED BY THE STOCKHOLDERS ON MAY [ ], 2021)

1.General.
(a)Eligible Award Recipients.  Employees, Directors and Consultants are eligible to receive Awards.
(b)Available Awards.  The Plan provides for the grant of the following types of Awards: (i) Restricted Stock Unit Awards; (ii) Performance Stock Unit Awards; and (iii) Performance Cash Awards.  For the avoidance of doubt, no other forms of equity-based awards, including but not limited to stock options and stock appreciation rights, may be granted under the Plan.
(c)Purpose.  The Plan, through the granting of Awards, is intended to help the Company secure and retain the services of eligible Award recipients and provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate.
2.Administration.
(a)Administration by Board.  The Board will administer the Plan.  The Board may delegate administration of the Plan to a Committee or Committees, as provided in Section 2(c).
(b)Powers of Board.  The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i)To determine (A) who will be granted Awards; (B) when and how each Award will be granted; (C) what type of Award will be granted; (D) the provisions of each Award (which need not be identical), including when a person will be permitted to receive cash or Common Stock under the Award; (E) the number of shares of Common Stock subject to, or the cash value of, an Award; and (F) the Fair Market Value applicable to an Award.
(ii)To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for administration of the Plan and Awards.  The Board, in the exercise of these powers, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement or in the written terms of a Performance Cash Award, in a manner and to the extent it will deem necessary or expedient to make the Plan or Award fully effective.
(iii)To settle all controversies regarding the Plan and Awards granted under it.
(iv)To accelerate, in whole or in part, the time at which an Award may vest (or at which cash or shares of Common Stock may be issued).
(v)To suspend or terminate the Plan at any time.  Except as otherwise provided in the Plan or an Award Agreement, suspension or termination of the Plan will not impair a Participant’s rights under his or her then-outstanding Award without his or her written consent except as provided in subsection (viii) below.
(vi)To amend the Plan in any respect the Board deems necessary or advisable, including, without limitation, to make the Plan or Awards granted under the Plan exempt from or compliant with the requirements for nonqualified deferred compensation under Section 409A of the Code, subject to the limitations, if any, of applicable law. However, if required by applicable law or listing requirements, and except as provided in Section 8(a) relating to Capitalization Adjustments, the Company will seek stockholder approval of any amendment of the Plan that (A) materially increases the number of shares of Common Stock available for issuance under the Plan; (B) materially expands the class of individuals eligible to receive Awards under the Plan; (C) materially increases the benefits accruing to Participants under the Plan, (D) materially reduces the price at which shares of Common Stock may be issued under the Plan; (E) materially extends the term of the Plan; or (F) materially expands the types of Awards available for issuance under the Plan.  Except as provided in the Plan (including Section 2(b)(viii)) or an Award Agreement, no amendment of the Plan will impair a Participant’s rights under an outstanding Award without the Participant’s written consent.
(vii)To submit any amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Rule 16b-3.
(viii)To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided, however, that a Participant’s rights under any Award will not be impaired by any such amendment unless (A) the Company requests the consent of the affected Participant; and (B) such Participant consents in writing.  Notwithstanding the foregoing, (1) a Participant’s rights will not be deemed to have been impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights, and (2) subject to the limitations of applicable law, if any, the Board may amend the terms of any one or more Awards without the affected Participant’s consent (A)  to clarify the manner of exemption from, or to bring the Award into compliance with, Section 409A of the Code; or (B) to comply with other applicable laws or listing requirements.
(ix)Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.
(x)To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement that are required for compliance with the laws of the relevant foreign jurisdiction).
(c)Delegation to Committee.
(i)General.  The Board may delegate some or all of the administration of the Plan to a Committee or Committees.  If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee, as applicable).  Any delegation of administrative powers will be reflected in resolutions, not inconsistent with the provisions of the Plan, adopted from time to time by the Board or Committee (as applicable).  The Committee may, at any time, abolish the subcommittee and/or revest in the Committee any powers delegated to the subcommittee.  The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.
(ii)Rule 16b-3 Compliance.  The Committee may consist solely of two (2) or more Non-Employee Directors, in accordance with Rule 16b-3.
(d)Delegation to an Officer.  The Board may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Awards and the terms of such Awards, in each case to the extent permitted by applicable law; and (ii) determine the number of shares of Common Stock to be subject to such Awards granted to such Employees; provided, however, that the Board resolutions regarding such delegation will specify the total number of shares of Common Stock that may be subject to the Awards granted by such Officer and that such Officer may not grant an Award to himself or herself.  Any such Awards will be granted using the relevant form of Award Agreement most recently approved for use by the Committee or the Board, unless otherwise provided in the resolutions approving the delegation authority.  The Board may not delegate authority to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) to determine the Fair Market Value pursuant to Section 12(w) below.
(e)Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

3.Shares Subject to the Plan.
(a)Share Reserve.
(i)Subject to Section 8(a) relating to Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Awards from and after the Effective Date will not exceed seven million (7,000,000) shares (the “Share Reserve”).
(ii)For clarity, the Share Reserve in this Section 3(a) is a limitation on the number of shares of Common Stock that may be issued pursuant to the Plan.  Accordingly, this Section 3(a) does not limit the granting of Awards except as provided in the Plan.  Shares may be issued in connection with a merger or acquisition as permitted by NASDAQ Listing Rule 5635(c) or, if applicable, NYSE Listed Company Manual Section 303A.08, AMEX Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.
(b)Reversion of Shares to the Share Reserve.  If any shares of Common Stock issued pursuant to an Award are forfeited back to the Company because of the failure to meet a contingency or condition required to vest such shares in the Participant, then the shares that are forfeited will revert to and again become available for issuance under the Plan.  If any shares of Common Stock subject to an Award are not delivered to a Participant because such shares are withheld for the payment of taxes, the number of shares subject to the Award that are not delivered to the Participant shall not remain available for subsequent issuance under the Plan.
(c)Limitation on Grants to Non-Employee Directors. The maximum number of shares subject to Awards granted under this Plan or otherwise during a single fiscal year to any Non-Employee Director, taken together with any cash fees paid to such Non-Employee Director during the fiscal year, will not exceed three hundred thousand dollars ($300,000) in total value (calculating the value of any such Awards based on the grant date fair value of such Stock Awards for financial reporting purposes).
(d)Source of Shares.  The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.
4.Eligibility.

Awards may be granted to Employees, Directors and Consultants; provided, however, that Awards may not be granted to Employees, Directors and Consultants who are providing Continuous Service only to any “parent” of the Company, as such term is defined in Rule 405, unless (i) the stock underlying such Awards is treated as “service recipient stock” under Section 409A of the Code (for example, because the Awards are granted pursuant to a corporate transaction such as a spin off transaction) or (ii) the Company, in consultation with its legal counsel, has determined that such Awards are otherwise exempt from (or, alternatively, comply with) the distribution requirements of Section 409A of the Code.

5.Provisions of Awards
(a)Restricted Stock Unit Awards.  Each Restricted Stock Unit Award Agreement will be in such form and will contain such terms and conditions as the Board deems appropriate.  The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical.  Each Restricted Stock Unit Award Agreement will conform to (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:
(i)Consideration.  At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.
(ii)Vesting.  At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions on or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.

(iii)Payment.  A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.
(iv)Additional Restrictions.  At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.
(v)Dividend Equivalents.  Dividend equivalents may be credited in respect of shares of Common Stock covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.  At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Restricted Stock Unit Award in such manner as determined by the Board.  Any additional shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all of the same terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.
(vi)Termination of Participant’s Continuous Service.  Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.
(b)Performance Awards.
(i)Performance Stock Unit Awards.  A Performance Stock Unit Award is a Restricted Stock Unit Award that is granted or vests contingent upon the attainment during a Performance Period of certain Performance Goals.  A Performance Stock Unit Award may, but need not, require the Participant’s completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained will be conclusively determined by the Board or Committee, in its sole discretion.  In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board or Committee may determine that cash may be used in payment of Performance Stock Unit Awards.
(ii)Performance Cash Awards.  A Performance Cash Award is a cash award that is payable contingent upon the attainment during a Performance Period of certain Performance Goals.  A Performance Cash Award may also require the Participant’s completion of a specified period of Continuous Service.  At the time of grant of a Performance Cash Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained will be conclusively determined by the Board or Committee, in its sole discretion.
(iii)Discretion.  The Board or Committee retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for a Performance Period.
6.Covenants of the Company.
(a)Availability of Shares.  The Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy then-outstanding Awards.
(b)Securities Law Compliance.  The Company will seek to obtain from each regulatory commission or agency having jurisdiction over the Plan the authority required to grant Awards and to issue and sell shares of Common Stock upon settlement of the Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award.  If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon settlement of such Awards unless and until such authority is obtained. A Participant will not be eligible for the grant of an Award or the subsequent issuance of cash or Common Stock pursuant to the Award if such grant or issuance would be in violation of any applicable securities law.

(c)No Obligation to Notify or Minimize Taxes.  The Company will have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award.  The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award.
7.Miscellaneous.
(a)Corporate Action Constituting Grant of Awards.  Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant.  In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the papering of the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.
(b)Stockholder Rights.  No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to an Award unless and until (i) such Participant has satisfied all requirements for the issuance of shares of Common Stock under the Award pursuant to its terms, and (ii) the issuance of the Common Stock subject to such Award has been entered into the books and records of the Company.
(c)No Employment or Other Service Rights.  Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or will affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.
(d)Change in Time Commitment.  In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee) after the date of grant of any Award to the Participant, the Board has the right in its sole discretion to (x) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (y) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.
(e)Investment Assurances.  The Company may require a Participant, as a condition of acquiring Common Stock under any Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of accepting the Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock.  The foregoing requirements, and any assurances given pursuant to such requirements, will be inoperative if (A) the issuance of the shares upon the acquisition of Common Stock under the Award has been registered under a then currently effective registration statement under the Securities Act, or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws.  The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.
(f)Withholding Obligations.  Unless prohibited by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lesser amount as may be necessary to avoid classification of the Award as a liability for financial accounting purposes); (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; or (v) by such other method as may be set forth in the Award Agreement.
(g)Electronic Delivery.  Any reference herein to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access).
(h)Deferrals.  To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants.  Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee or otherwise providing services to the Company.  The Board is authorized to make deferrals of Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of Continuous Service, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.
(i)Compliance with Section 409A.  To the extent that the Board determines that any Award granted hereunder is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code.  To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code.  Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded and a Participant holding an Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount shall be made upon a “separation from service” before a date that is six (6) months following the date of such Participant’s “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) or, if earlier, the date of the Participant’s death.
(j)Clawback/Recovery.  All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.  In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause.  No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company.
8.Adjustments upon Changes in Common Stock; Other Corporate Events.
(a)Capitalization Adjustments.  In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a)(i), and (ii) the class(es) and number of securities and price per share of stock subject to outstanding Awards.  The Board will make such adjustments, and its determination will be final, binding and conclusive.
(b)Dissolution.  Except as otherwise provided in the Award Agreement, in the event of a Dissolution of the Company, all outstanding Awards (other than Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such Dissolution, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Awards to become fully vested and/or no longer subject to repurchase or forfeiture (to the extent such Awards have not previously expired or terminated) before the Dissolution is completed but contingent on its completion.
(c)Transactions.  The following provisions will apply to Awards in the event of a Transaction unless otherwise provided in the Award Agreement or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of an Award.  In the event of a Transaction, then, notwithstanding any other provision of the Plan, the Board may take one or more of the following actions with respect to Awards, contingent upon the closing or completion of the Transaction:
(i)arrange for the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) to assume or continue the Award or to substitute a similar Award for the Award (including, but not limited to, an award to acquire the same consideration paid to the stockholders of the Company pursuant to the Transaction);
(ii)arrange for the assignment of any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to the Award to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company);
(iii)accelerate the vesting, in whole or in part, of the Award  to a date prior to the effective time of such Transaction as the Board determines (or, if the Board does not determine such a date, to the date that is five (5) days prior to the effective date of the Transaction);
(iv)arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by the Company with respect to the Award;
(v)cancel or arrange for the cancellation of the Award, to the extent not vested prior to the effective time of the Transaction, in exchange for such cash consideration or no consideration, as the Board, in its sole discretion, may consider appropriate; and
(vi)make a payment, in such form as may be determined by the Board equal to the value of the property the Participant would have received upon the settlement of the Award immediately prior to the effective time of the Transaction. Payments under this provision may be delayed to the same extent that payment of consideration to the holders of the Common Stock in connection with the Transaction is delayed as a result of escrows, earn outs, holdbacks or any other contingencies.

The Board need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants.  The Board may take different actions with respect to the vested and unvested portions of an Award.

(d)Change in Control.  An Award may be subject to additional acceleration of vesting upon or after a qualifying termination that occurs in connection with a Change in Control as may be provided in the Award Agreement for such Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration will occur.
9.Plan Term; Earlier Termination or Suspension of the Plan.
(a)Suspension and Termination. The Board may suspend or terminate the Plan at any time.  Unless sooner terminated, the Plan shall automatically terminate on March 10, 2031.  No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.
(b)No Impairment of Rights.  Suspension or termination of the Plan will not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant or as otherwise permitted in the Plan.
10.Effective Date of Plan.

This Plan will become effective on the Effective Date.

11.Choice of Law.

The laws of the State of Delaware will govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules.

12.Definitions.  As used in the Plan, the following definitions will apply to the capitalized terms indicated below:
(a)“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405.  The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
(b)“Award” means a grant of Restricted Stock Units or Performance Stock Units.
(c)“Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award.
(d)“Board” means the Board of Directors of the Company.
(e)“Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Award after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto).  Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.
(f)“Cause” will have the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s failure to substantially perform his or her duties with the Company or an Affiliate; (ii) such Participant’s failure to substantially follow and comply with the specific and lawful directives of the Board or any officer of the Company or an Affiliate to whom such Participant directly or indirectly reports; (iii) such Participant’s commission of an act of fraud or dishonesty resulting in actual economic, financial or reputational injury to the Company or an Affiliate; (iv) such Participant’s engagement in illegal conduct, gross misconduct or an act of moral turpitude, involving economic, financial or reputational injury to the Company or an Affiliate; (v) such Participant’s material violation of any material written policy, guideline, code, handbook or similar document governing the conduct of directors, officers or employees of the Company or its Affiliates resulting in actual economic, financial or reputational injury to the Company or an Affiliate; (vi) such Participant’s intentional, material violation of any contract or agreement between the Participant and the Company or of any statutory duty owed to the Company; or (vii) such Participant’s unauthorized use or disclosure of the Company’s confidential information or trade secrets. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Company, in its sole discretion.  Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.
(g)“Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i)any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction.  Notwithstanding the foregoing, a Change in Control will not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control will be deemed to occur;

(ii)there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;
(iii)there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or
(iv)individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will, for purposes of this Plan, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing definition or any other provision of this Plan, the term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

(h)“Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.
(i)“Committee” means a committee of one or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).
(j)“Common Stock” means the common stock of the Company.
(k)“Company” means Power Integrations, Inc., a Delaware corporation.
(l)“Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services.  However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.
(m)“Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated.  A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, in its sole discretion, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate.  For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service.  To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors.  Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.

(n)“Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i)a sale or other disposition of all or substantially all, as determined by the Board, in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;
(ii)a sale or other disposition of more than fifty percent (50%) of the outstanding securities of the Company;
(iii)a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or
(iv)a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.
(o)“Director” means a member of the Board.
(p)“Disability” means, with respect to a Participant,  the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.
(q)“Dissolution” means when the Company, after having executed a certificate of dissolution with the State of Delaware, has completely wound up its affairs.  Conversion of the Company into a Limited Liability Company (or any other pass- through entity) will not be considered a “Dissolution” for purposes of the Plan.
(r)“Effective Date” means the effective date of this Plan document, which is the date of the annual meeting of stockholders of the Company held in 2016, provided this Plan is approved by the Company’s stockholders at such meeting.
(s)“Employee” means any person employed by the Company or an Affiliate.  However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.
(t)“Entity” means a corporation, partnership, limited liability company or other entity.
(u)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(v)“Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.
(w)“Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:
(i)If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be, unless otherwise determined by the Board, the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.

(ii)Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.
(iii)In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.
(x) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.
(y) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.
(z)“Own,” “Owned,” “Owner,” “Ownership” A person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.
(aa)“Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.
(bb) “Performance Cash Award” means an award of cash granted pursuant to the terms and conditions of Section 5(b)(ii).
(cc)“Performance Criteria” means the one or more criteria that the Committee will select for purposes of establishing the Performance Goals for a Performance Period.  The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following: (i) earnings (including earnings per share and net earnings); (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) total stockholder return; (v) return on equity or average stockholder’s equity; (vi) return on assets, investment, or capital employed; (vii) stock price; (viii) margin (including gross or operating margin); (ix) income (before or after taxes); (x) operating income; (xi) operating income after taxes; (xii) pre-tax profit; (xiii) operating cash flow; (xiv) orders, sales or revenue targets; (xv) increases in revenue or product revenue; (xvi) expenses and cost reduction goals; (xvii) improvement in or attainment of working capital levels; (xviii) economic value added (or an equivalent metric); (xix) market share; (xx) cash flow; (xxi) cash flow per share; (xxii) share price performance; (xxiii) debt reduction; (xxiv) implementation or completion of projects or processes; (xxv) customer satisfaction; (xxvi) stockholders’ equity; (xxvii) capital expenditures; (xxviii) debt levels; (xxix) operating profit or net operating profit; (xxx) workforce diversity; (xxxi) growth of net income or operating income; (xxxii) billings; (xxxiii) quality measures; and (xxxiv) other measures of performance selected by the Board or Committee.
(dd)“Performance Goals” means, for a Performance Period, the one or more goals established by the Committee or Board for the Performance Period based upon the Performance Criteria.  Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices.  Unless specified otherwise by the Board or Committee (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board or Committee will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the dilutive effects of acquisitions or joint ventures; (6) to assume that any business divested by the Company achieved performance objectives at maximum levels during the balance of a Performance Period following such divestiture; (7) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (8) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (9) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; (10) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles and (11) to exclude the effect of any other unusual, non-recurring gain or loss or any other adjustment made to arrive at the Company’s non-GAAP financial information as presented in the Company’s SEC filings.
(ee)“Performance Period” means the period of time selected by the Board or Committee over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of an Award or a Performance Cash Award.  Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board or Committee.
(ff)“Performance Stock Unit Award” means an Award granted under the terms and conditions of Section 5(b)(i).
(gg)“Plan” means this Power Integrations, Inc. 2016 Incentive Award Plan.
(hh)“Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).
(ii)“Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant.  Each Restricted Stock Unit Award Agreement will be subject to the terms and conditions of the Plan.
(jj)“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.
(kk)“Rule 405” means Rule 405 promulgated under the Securities Act.
(ll)“Rule 701” means Rule 701 promulgated under the Securities Act.
(mm)“Securities Act” means the Securities Act of 1933, as amended.
(nn)“Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).
(oo)“Transaction” means a Corporate Transaction or a Change in Control.

Appendix B

POWER INTEGRATIONS, INC.

AMENDED AND RESTATED 1997 EMPLOYEE STOCK PURCHASE PLAN

(AS APPROVED BY THE BOARD ON MARCH 17, 2016)
(AS APPROVED BY THE STOCKHOLDERS ON MAY 13, 2016)

(AS ADJUSTED FOR THE 1-FOR-1 STOCK DIVIDEND ON AUGUST 19, 2020)

(AS APPROVED BY THE BOARD OF DIRECTORS ON MARCH 11, 2021)
(AS APPROVED BY THE STOCKHOLDERS ON MAY [ ], 2021)

1.	Establishment, Purpose and Term of Plan.
1.1Establishment.  The Power Integrations, Inc. 1997 Employee Stock Purchase Plan (the “Plan”) is hereby established effective as of the effective date of the initial registration by the Company of its Stock under Section 12 of the Securities Exchange Act of 1934, as amended (the “Effective Date”).
1.2Purpose.  The purpose of the Plan is to advance the interests of Company and its stockholders by providing an incentive to attract, retain and reward Eligible Employees of the Participating Company Group and by motivating such persons to contribute to the growth and profitability of the Participating Company Group.  The Plan provides such Eligible Employees with an opportunity to acquire a proprietary interest in the Company through the purchase of Stock.  The Plan consists of two programs, which are referred to as the U.S. Program and the Global Program.  The U.S. Program is intended to qualify as an “employee stock purchase plan” under Section 423(b) of the Code (including any amendments or replacements of such section), and the Global Program is not intended to so qualify.
1.3Term of Plan.  The Plan shall continue in effect until the earlier of its termination by the Board or the date on which all of the shares of Stock available for issuance under the Plan have been issued.
2.	Definitions and Construction.
2.1Definitions.  Any term not expressly defined in the Plan (or other provisions governing the Global Program) but defined for purposes of Section 423 of the Code shall have the same definition herein.  Whenever used herein, the following terms shall have their respective meanings set forth below:
(a)“Board” means the Board of Directors of the Company.  If one or more Committees have been appointed by the Board to administer the Plan, “Board” also means such Committee(s).
(b)“Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.
(c)“Committee” means a committee of the Board duly appointed to administer the Plan and having such powers as shall be specified by the Board.  Unless the powers of the Committee have been specifically limited, the Committee shall have all of the powers of the Board granted herein, including, without limitation, the power to amend or terminate the Plan at any time, subject to the terms of the Plan and any applicable limitations imposed by law.
(d)“Company” means Power Integrations, Inc., a Delaware corporation, or any successor corporation thereto.
(e)“Compensation” means, with respect to any Offering Period, base wages or salary, commissions, overtime, bonuses, annual awards, other incentive payments, shift premiums, and all other compensation paid in cash during such Offering Period before deduction for any contributions to any plan maintained by a Participating Company and described in Section 401(k) or Section 125 of the Code.  Compensation shall not include reimbursements of expenses, allowances, long-term disability, workers’ compensation or any amount deemed received without the actual transfer of cash or any amounts directly or indirectly paid pursuant to the Plan or any other equity compensation plan, or any other compensation not included above.
(f)“Eligible Employee” means an Employee who meets the requirements set forth in Section 5 for eligibility to participate in the Plan.

(g)“Employee” means a person treated as an employee of a Participating Company.  A Participant shall be deemed to have ceased to be an Employee either upon an actual termination of employment or upon the corporation employing the Participant ceasing to be a Participating Company.  For purposes of the Plan, an individual shall not be deemed to have ceased to be an Employee while such individual is on any military leave, sick leave, or other bona fide leave of absence approved by the Company of three (3) months or less.  In the event an individual’s leave of absence exceeds three (3) months, the individual shall be deemed to have ceased to be an Employee on the first day following the three (3)-month anniversary of such leave unless the individual’s right to reemployment with the Participating Company Group is guaranteed either by statute or by contract.  The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be.  For purposes of an individual’s participation in or other rights, if any, under the Plan as of the time of the Company’s determination, all such determinations by the Company shall be final, binding and conclusive, notwithstanding that the Company or any governmental agency subsequently makes a contrary determination.
(h)“Fair Market Value” means, as of any date, if there is then a public market for the Stock, the U.S. Dollar closing price of a share of Stock (or the mean of the U.S. Dollar closing bid and asked prices if the Stock is so quoted instead) as quoted on the Nasdaq Global Select Market, Nasdaq Global Market, the Nasdaq Capital Market or such other national or regional securities exchange or market system constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Company deems reliable.  If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or market system, the date on which the Fair Market Value shall be established shall be the last day on which the Stock was so traded prior to the relevant date, or such other appropriate day as shall be determined by the Board, in its sole discretion.  If there is then no public market for the Stock, the Fair Market Value on any relevant date shall be as determined by the Board.
(i)“Global Program” means the component of the Plan intended to provide Employees, who are not subject to United States income tax, the opportunity to purchase Stock through accumulated payroll deductions or other approved contributions.  This component of the Plan is not intended to qualify for special tax treatment under Section 423 of the Code.
(j)“Offering” means an offering of Stock as provided in Section 6.
(k)“Offering Date” means, for any Offering, the first day of the Offering Period with respect to such Offering.
(l)“Offering Period” means a period established in accordance with Section 6.1.
(m)“Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.
(n)“Participant” means an Eligible Employee who has become a participant in an Offering Period in accordance with Section 7 and remains a participant in accordance with the Plan.
(o)“Participating Company” means (i) for purposes of the U.S. Program, the Company or any U.S. Parent Corporation or U.S. Subsidiary Corporation designated by the Board as a corporation the Employees of which may, if Eligible Employees, participate in the Plan and (ii) for purposes of the Global Program, any entity (whether or not treated as a corporation for U.S. tax purposes) controlling the Company or controlled by the Company directly or indirectly through one or more intermediaries.  The Board shall have the sole and absolute discretion to determine from time to time which Parent Corporations or Subsidiary Corporations shall be Participating Companies.  To the extent that any Participating Company in the Global Program has an entity located in more than one local jurisdiction, the Board shall also have the authority to establish eligibility to participate in the Global Program on an entity-by-entity basis within such Participating Company.  The Participating Companies in the U.S. Program and Global Program are set forth on Appendix A.
(p)“Participating Company Group” means, at any point in time, the Company and all other corporations collectively which are then Participating Companies.
(q)“Plan” means this 1997 Employee Stock Purchase Plan and shall apply to both the U.S. Program and the Global Program.
(r)“Purchase Date” means, for any Purchase Period, the last day of such period.

(s)“Purchase Period” means a period established in accordance with Section 6.2.
(t)“Purchase Price” means the price at which a share of Stock may be purchased under the Plan, as determined in accordance with Section 9.
(u)“Purchase Right” means an option granted to a Participant pursuant to the Plan to purchase such shares of Stock as provided in Section 8, which the Participant may or may not exercise during the Offering Period in which such option is outstanding.  Such option arises from the right of a Participant to withdraw any accumulated payroll deductions of the Participant not previously applied to the purchase of Stock under the Plan and to terminate participation in the Plan at any time during an Offering Period.
(v)“Stock” means the common stock of the Company, as adjusted from time to time in accordance with Section 4.2.
(w)“Subscription Agreement” means a written agreement in such form as specified by the Company, stating an Employee’s election to participate in the Plan and authorizing payroll deductions under the Plan from the Employee’s Compensation.
(x)“Subscription Date” means the last business day prior to the Offering Date of an Offering Period or such earlier date as the Company shall establish.
(y)“Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.
(z)“U.S. Program” means the component of the Plan intended to provide Employees, who are subject to United States income tax, the opportunity to purchase Stock through accumulated payroll deductions or other approved contributions.  This component of the Plan shall be deemed to be a plan that is intended to qualify for special tax treatment under Section 423 of the Code and does not include the Global Program.
2.2Construction.  Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan.  Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular.  Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.
3.	Administration.
3.1Administration by the Board.
(a)The Plan shall be administered by the Board.  All questions of interpretation of the Plan, of any form of agreement or other document employed by the Company in the administration of the Plan, or of any Purchase Right shall be determined by the Board and shall be final and binding upon all persons having an interest in the Plan or the Purchase Right.  All expenses incurred in connection with the administration of the Plan shall be paid by the Company.  Subject to the provisions of the Plan, the Board shall determine all of the relevant terms and conditions of Purchase Rights granted pursuant to the Plan under the U.S. Program; provided, however, that all Participants granted Purchase Rights pursuant to the U.S. Program shall have the same rights and privileges within the meaning of Section 423(b)(5) of the Code.
(b)The Board may also adopt rules, procedures, or sub-plans applicable to a Participating Company or jurisdiction as part of the Global Program to accommodate the specific requirements of the law and procedures of foreign jurisdictions, including but not limited to, establishing rules and procedures regarding handling of payroll deductions or other approved contributions, payment of interest, conversion of local currency, payroll tax, withholding procedures, and handling of stock certificates that vary with local requirements.  Unless otherwise superseded by the terms of a sub-plan under the Global Program, the provisions of the Plan shall govern the operation of such sub-plan.
3.2Authority of Officers.  Any officer of the Company shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election that is the responsibility of or that is allocated to the Company herein, provided that the officer has apparent authority with respect to such matter, right, obligation, determination or election.

3.3Policies and Procedures Established by the Company.  The Company may, from time to time, consistent with the Plan and the requirements of Section 423 of the Code, establish, change or terminate such rules, guidelines, policies, procedures, limitations, or adjustments as deemed advisable by the Company, in its sole discretion, for the proper administration of the Plan, including, without limitation, (a) a minimum payroll deduction amount required for participation in an Offering, (b) a limitation on the frequency or number of changes permitted in the rate of payroll deduction during an Offering, (c) an exchange ratio applicable to amounts withheld in a currency other than United States dollars, (d) a payroll deduction greater than or less than the amount designated by a Participant in order to adjust for the Company’s delay or mistake in processing a Subscription Agreement or in otherwise effecting a Participant’s election under the Plan or as advisable to comply with the requirements of Section 423 of the Code, and (e) determination of the date and manner by which the Fair Market Value of a share of Stock is determined for purposes of administration of the Plan.
4.	Shares Subject to Plan.
4.1Maximum Number of Shares Issuable.  Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be seven million five hundred thousand (7,500,000) and shall consist of authorized but unissued or reacquired shares of Stock, or any combination thereof.  If an outstanding Purchase Right for any reason expires or is terminated or canceled, the shares of Stock allocable to the unexercised portion of such Purchase Right shall again be available for issuance under the Plan.
4.2Adjustments for Changes in Capital Structure.  In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of the Company, or in the event of any merger (including a merger effected for the purpose of changing the Company’s domicile), sale of assets or other reorganization in which the Company is a party, appropriate and proportionate adjustments shall be made in the number and class of shares subject to the Plan and each Purchase Right and in the Purchase Price.  If a majority of the shares which are of the same class as the shares that are subject to outstanding Purchase Rights are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event) shares of another corporation (the “New Shares”), the Board may unilaterally amend the outstanding Purchase Rights to provide that such Purchase Rights are exercisable for New Shares.  In the event of any such amendment, the number of shares subject to, and the Purchase Price of, the outstanding Purchase Rights shall be adjusted in a fair and equitable manner, as determined by the Board, in its sole discretion.  Notwithstanding the foregoing, any fractional share resulting from an adjustment pursuant to this Section 4.2 shall be rounded down to the nearest whole number, and in no event may the Purchase Price be decreased to an amount less than the par value, if any, of the stock subject to the Purchase Right.  The adjustments determined by the Board pursuant to this Section 4.2 shall be final, binding and conclusive.
5.	Eligibility.
5.1Employees Eligible to Participate in U.S. Program.  Each Employee of a Participating Company in the U.S. Program is eligible to participate in the Plan and shall be deemed an Eligible Employee, except the following:
(a)Any Employee who is customarily employed by the Participating Company Group for less than twenty (20) hours per week; or
(b)Any Employee who is customarily employed by the Participating Company Group for not more than five (5) months in any calendar year.
5.2Employees Eligible to Participate in Global Program.  To the extent that any Participating Company in the Global Program has Employees located in more than one local jurisdiction, the Board shall have the authority to determine whether such Employees are Eligible Employees on a jurisdiction-by-jurisdiction basis, and may otherwise excluded such Employees from participation in the Global Program.
5.3Exclusion of Certain Stockholders.  Notwithstanding any provision of the Plan to the contrary, no Employee shall be granted a Purchase Right under the Plan if, immediately after such grant, such Employee would own or hold options to purchase stock of the Company or of any Parent Corporation or Subsidiary Corporation possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of such corporation, as determined in accordance with Section 423(b)(3) of the Code.  For purposes of this Section 5.3, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of such Employee.

6.	Offerings.
6.1Offering Periods.
(a)Prior to February 1, 2009, the Plan shall be implemented by sequential Offerings of approximately twenty-four (24) months duration (an “Offering Period”); provided, however, that the first such Offering Period shall commence on the Effective Date and end on January 31, 2000 (the “Initial Offering Period”).  Subsequent Offerings shall commence on the first day of February and August of each year and end on the last day of the second January and July, respectively, occurring thereafter.
(b)Beginning February 1, 2009, the Plan shall be implemented by sequential Offerings of approximately six (6) months duration, which shall run from the first day of February to the last day of July each year and from the first day of August each year to the last day in January in the following year.
(c)Notwithstanding the foregoing, the Board may establish a different duration for one or more future Offering Periods or different commencing or ending dates for such Offering Periods; provided, however, that no Offering Period may have a duration exceeding twenty-seven (27) months.  If the first or last day of an Offering Period is not a day on which the national securities exchanges or Nasdaq Stock Market are open for trading, the Company shall specify the trading day that will be deemed the first or last day, as the case may be, of the Offering Period.
6.2Purchase Periods.
(a)Prior to February 1, 2009, each Offering Period shall consist of four (4) consecutive Purchase Periods of approximately six (6) months duration, or such other number or duration as the Board shall determine.  The Purchase Period commencing on the Offering Date of the Initial Offering Period shall end on July 31, 1998.  A Purchase Period commencing on or about February 1 shall end on or about the next July 31.  A Purchase Period commencing on or about August 1 shall end on or about the next January 31.
(b)Beginning February 1, 2009, each Offering Period shall consist of one Purchase Period of approximately six (6) months duration.
(c)Notwithstanding the foregoing, the Board may establish a different duration for one or more future Purchase Periods or different commencing or ending dates for such Purchase Periods.  If the first or last day of a Purchase Period is not a day on which the national securities exchanges or Nasdaq Stock Market are open for trading, the Company shall specify the trading day that will be deemed the first or last day, as the case may be, of the Purchase Period.
7.	Participation in the Plan.
7.1Initial Participation.  An Eligible Employee may become a Participant in an Offering Period by delivering a properly completed Subscription Agreement to the office designated by the Company not later than the close of business for such office on the Subscription Date established by the Company for such Offering Period.  An Eligible Employee who does not deliver a properly completed Subscription Agreement to the Company’s designated office on or before the Subscription Date for an Offering Period shall not participate in the Plan for that Offering Period or for any subsequent Offering Period unless such Eligible Employee subsequently delivers a properly completed Subscription Agreement to the appropriate office of the Company on or before the Subscription Date for such subsequent Offering Period.  An Employee who becomes an Eligible Employee after the Offering Date of an Offering Period shall not be eligible to participate in such Offering Period but may participate in any subsequent Offering Period provided such Employee is still an Eligible Employee as of the Offering Date of such subsequent Offering Period.
7.2Continued Participation.  A Participant shall automatically participate in the next Offering Period commencing immediately after the final Purchase Date of each Offering Period in which the Participant participates provided that such Participant remains an Eligible Employee on the Offering Date of the new Offering Period and has not either (a) withdrawn from the Plan pursuant to Section 12.1 or (b) terminated employment as provided in Section 13.  A Participant who may automatically participate in a subsequent Offering Period, as provided in this Section, is not required to deliver any additional Subscription Agreement for the subsequent Offering Period in order to continue participation in the Plan.  However, a Participant may deliver a new Subscription Agreement for a subsequent Offering Period in accordance with the procedures set forth in Section 7.1 if the Participant desires to change any of the elections contained in the Participant’s then effective Subscription Agreement.  Eligible Employees may not participate simultaneously in more than one Offering.

8.	Right to Purchase Shares.
8.1Grant of Purchase Right.  Except as set forth below, on the Offering Date of each Offering Period, each Participant in such Offering Period shall be granted automatically a Purchase Right consisting of an option to purchase the lesser of (a) that number of whole shares of Stock determined by dividing Fifty Thousand Dollars ($50,000) by the Fair Market Value of a share of Stock on such Offering Date or (b) ten thousand (10,000) shares of Stock.  No Purchase Right shall be granted on an Offering Date to any person who is not, on such Offering Date, an Eligible Employee.
8.2Pro Rata Adjustment of Purchase Right.  Notwithstanding the provisions of Section 8.1, if the Board establishes an Offering Period of any duration other than twenty-four months, then (a) the dollar amount in Section 8.1 shall be determined by multiplying $2,083.33 by the number of months (rounded to the nearest whole month) in the Offering Period and rounding to the nearest whole dollar, and (b) the share amount in Section 8.1 shall be determined by multiplying 416.66 shares by the number of months (rounded to the nearest whole month) in the Offering Period and rounding to the nearest whole share.
8.3Calendar Year Purchase Limitation.  Notwithstanding any provision of the Plan to the contrary, no Participant shall be granted a Purchase Right which permits his or her right to purchase shares of Stock under the Plan to accrue at a rate which, when aggregated with such Participant’s rights to purchase shares under all other employee stock purchase plans of a Participating Company intended to meet the requirements of Section 423 of the Code, exceeds Twenty-Five Thousand Dollars ($25,000) in Fair Market Value (or such other limit, if any, as may be imposed by the Code) for each calendar year in which such Purchase Right is outstanding at any time.  For purposes of the preceding sentence, the Fair Market Value of shares purchased during a given Offering Period shall be determined as of the Offering Date for such Offering Period.  The limitation described in this Section 8.3 shall be applied in conformance with applicable regulations under Section 423(b)(8) of the Code.
9.	Purchase Price.

The Purchase Price at which each share of Stock may be acquired in an Offering Period upon the exercise of all or any portion of a Purchase Right shall be established by the Board; provided, however, that the Purchase Price shall not be less than eighty-five percent (85%) of the lesser of (a) the Fair Market Value of a share of Stock on the Offering Date of the Offering Period or (b) the Fair Market Value of a share of Stock on the Purchase Date.  Unless otherwise provided by the Board prior to the commencement of an Offering Period, the Purchase Price for that Offering Period shall be eighty-five percent (85%) of the lesser of (a) the Fair Market Value of a share of Stock on the Offering Date of the Offering Period, or (b) the Fair Market Value of a share of Stock on the Purchase Date.

10.	Accumulation of Purchase Price through Payroll Deduction.

Shares of Stock acquired pursuant to the exercise of all or any portion of a Purchase Right may be paid for only by means of payroll deductions from the Participant’s Compensation accumulated during the Offering Period for which such Purchase Right was granted, subject to the following:

10.1Amount of Payroll Deductions.  Except as otherwise provided herein or prohibited by the law of a local jurisdiction, the amount to be deducted under the Plan from a Participant’s Compensation on each payday during an Offering Period shall be determined by the Participant’s Subscription Agreement.  The Subscription Agreement shall set forth the percentage of the Participant’s Compensation to be deducted on each payday during an Offering Period in whole percentages of not less than one percent (1%) (except as a result of an election pursuant to Section 10.3 to stop payroll deductions made effective following the first payday during an Offering) or more than fifteen percent (15%).  Notwithstanding the foregoing, the Board may change the limits on payroll deductions effective as of any future Offering Date.  In jurisdictions where payroll deductions are not permitted under local law, the Participants may participate in the Global Program by making contributions in the form that is acceptable and approved by the Board.
10.2Commencement of Payroll Deductions.  Payroll deductions shall commence on the first payday following the Offering Date and shall continue to the end of the Offering Period unless sooner altered or terminated as provided herein.
10.3Election to Change or Stop Payroll Deductions.  During an Offering Period, a Participant may elect to increase or decrease the rate of or to stop deductions from his or her Compensation by delivering to the Company’s designated office an amended Subscription Agreement authorizing such change on or before the “Change Notice Date.” The “Change Notice Date” shall be a date prior to the beginning of the first pay period for which such election is to be effective as established by the Company from time to time and announced to the Participants.  A Participant who elects to decrease the rate of his or her payroll deductions to zero percent (0%)

shall nevertheless remain a Participant in the current Offering Period unless such Participant withdraws from the Plan as provided in Section 12.1.
10.4Administrative Suspension of Payroll Deductions.  The Company may, in its sole discretion, suspend a Participant’s payroll deductions under the Plan as the Company deems advisable to avoid accumulating payroll deductions in excess of the amount that could reasonably be anticipated to purchase the maximum number of shares of Stock permitted during a calendar year under the limit set forth in Section 8.3.  Payroll deductions shall be resumed at the rate specified in the Participant’s then effective Subscription Agreement at the beginning of the next Purchase Period the Purchase Date of which falls in the following calendar year.
10.5Participant Accounts.  Individual bookkeeping accounts shall be maintained for each Participant.  Except as otherwise required by the law of a local jurisdiction, all payroll deductions from a Participant’s Compensation shall be: (i) credited to such Participant’s Plan account, (ii) deposited with the general funds of the Company, and (iii) used by the Company for any corporate purpose.
10.6No Interest Paid.  Except as otherwise required by the law of a local jurisdiction, interest shall not be paid on sums deducted from a Participant’s Compensation pursuant to the Plan.
10.7Voluntary Withdrawal from Plan Account.  A Participant may withdraw all or any portion of the payroll deductions credited to his or her Plan account and not previously applied toward the purchase of Stock by delivering to the Company’s designated office a written notice on a form provided by the Company for such purpose.  A Participant who withdraws the entire remaining balance credited to his or her Plan account shall be deemed to have withdrawn from the Plan in accordance with Section 12.1.  Amounts withdrawn shall be returned to the Participant as soon as practicable after the withdrawal and may not be applied to the purchase of shares in any Offering under the Plan.  The Company may from time to time establish or change limitations on the frequency of withdrawals permitted under this Section, establish a minimum dollar amount that must be retained in the Participant’s Plan account, or terminate the withdrawal right provided by this Section.
11.	Purchase of Shares.
11.1Exercise of Purchase Right.  On each Purchase Date of an Offering Period, each Participant who has not withdrawn from the Plan and whose participation in the Offering has not terminated before such Purchase Date shall automatically acquire pursuant to the exercise of the Participant’s Purchase Right the number of whole shares of Stock determined by dividing (a) the total amount of the Participant’s payroll deductions accumulated in the Participant’s Plan account during the Offering Period and not previously applied toward the purchase of Stock by (b) the Purchase Price.  However, in no event shall the number of shares purchased by the Participant during an Offering Period exceed the number of shares subject to the Participant’s Purchase Right.  No shares of Stock shall be purchased on a Purchase Date on behalf of a Participant whose participation in the Offering or the Plan has terminated before such Purchase Date.
11.2Pro Rata Allocation of Shares.  In the event that the number of shares of Stock which might be purchased by all Participants in the Plan on a Purchase Date exceeds the number of shares of Stock available in the Plan as provided in Section 4.1, the Company shall make a pro rata allocation of the remaining shares in as uniform a manner as shall be practicable and as the Company shall determine to be equitable.  Any fractional share resulting from such pro rata allocation to any Participant shall be disregarded.
11.3Delivery of Certificates.  As soon as practicable after each Purchase Date, the Company shall arrange the delivery to each Participant, as appropriate, of a certificate representing the shares acquired by the Participant on such Purchase Date; provided that the Company may deliver such shares to a broker that holds such shares in street name for the benefit of the Participant.  Shares to be delivered to a Participant under the Plan shall be registered in the name of the Participant, or, if requested by the Participant, in the name of the Participant and his or her spouse, or, if applicable, in the names of the heirs of the Participant.
11.4Return of Cash Balance.  Any cash balance remaining in a Participant’s Plan account following any Purchase Date shall be refunded to the Participant as soon as practicable after such Purchase Date.  However, if the cash to be returned to a Participant pursuant to the preceding sentence is an amount less than the amount that would have been necessary to purchase an additional whole share of Stock on such Purchase Date, the Company may retain such amount in the Participant’s Plan account to be applied toward the purchase of shares of Stock in the subsequent Purchase Period or Offering Period, as the case may be.
11.5Tax Withholding.  At the time a Participant’s Purchase Right is exercised, in whole or in part, or at the time a Participant disposes of some or all of the shares of Stock he or she acquires under the Plan, the Participant shall make adequate provision for the foreign, federal, state and local tax withholding obligations of the Participating Company Group, if any, which arise upon exercise of the Purchase Right or upon such disposition of shares, respectively.  The Participating Company Group may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary to meet such withholding obligations.
11.6Expiration of Purchase Right.  Any portion of a Participant’s Purchase Right remaining unexercised after the end of the Offering Period to which the Purchase Right relates shall expire immediately upon the end of the Offering Period.
11.7Reports to Participants.  Each Participant who has exercised all or part of his or her Purchase Right shall receive, as soon as practicable after the Purchase Date, a report of such Participant’s Plan account setting forth the total payroll deductions accumulated prior to such exercise, the number of shares of Stock purchased, the Purchase Price for such shares, the date of purchase and the cash balance, if any, remaining immediately after such purchase that is to be refunded or retained in the Participant’s Plan account pursuant to Section 11.4.  The report required by this Section may be delivered in such form and by such means, including by electronic transmission, as the Company may determine.
12.	Withdrawal from Offering or Plan.
12.1Voluntary Withdrawal from the Plan.  A Participant may withdraw from the Plan by signing and delivering to the Company’s designated office a written notice of withdrawal on a form provided by the Company for such purpose.  Such withdrawal may be elected at any time prior to the end of an Offering Period; provided, however, that if a Participant withdraws from the Plan after the Purchase Date of a Purchase Period, the withdrawal shall not affect shares of Stock acquired by the Participant on such Purchase Date.  A Participant who voluntarily withdraws from the Plan is prohibited from resuming participation in the Plan in the same Offering from which he or she withdrew, but may participate in any subsequent Offering by again satisfying the requirements of Sections 5 and 7.1.  The Company may impose, from time to time, a requirement that the notice of withdrawal from the Plan be on file with the Company’s designated office for a reasonable period prior to the effectiveness of the Participant’s withdrawal.
12.2Automatic Withdrawal from an Offering.  If the Fair Market Value of a share of Stock on a Purchase Date of an Offering Period (other than the final Purchase Date of such offering) is less than the Fair Market Value of a share of Stock on the Offering Date for such Offering Period, then every Participant shall automatically be (a) withdrawn from such Offering Period after the acquisition of shares of Stock on the Purchase Date and (b) enrolled in the new Offering Period effective on its Offering Date.  A Participant may elect not to be automatically withdrawn from an Offering Period pursuant to this Section 12.2 by delivering to the Company’s designated office not later than the close of business on the Offering Date of the new Offering Period a written notice indicating such election.
12.3Return of Payroll Deductions.  Upon a Participant’s voluntary withdrawal from the Plan pursuant to Sections 12.1 or automatic withdrawal from an Offering pursuant to Section 12.2, the Participant’s accumulated payroll deductions which have not been applied toward the purchase of shares of Stock (except, in the case of an automatic withdrawal pursuant to Section 12.2, for an amount necessary to purchase an additional whole share as provided in Section 11.4) shall be refunded to the Participant as soon as practicable after the withdrawal, without the payment of any interest, and the Participant’s interest in the Plan or the Offering, as applicable, shall terminate.  Such accumulated payroll deductions to be refunded in accordance with this Section may not be applied to any other Offering under the Plan.
13.	Termination of Employment or Eligibility.

Upon a Participant’s ceasing, prior to a Purchase Date, to be an Employee of the Participating Company Group for any reason, including retirement, disability or death, or the failure of a Participant to remain an Eligible Employee, the Participant’s participation in the Plan shall terminate immediately.  In such event, the payroll deductions credited to the Participant’s Plan account since the last Purchase Date shall, as soon as practicable, be returned to the Participant or, in the case of the Participant’s death, to the Participant’s legal representative, and all of the Participant’s rights under the Plan shall terminate.  Except as otherwise required by the law of a local jurisdiction, interest shall not be paid on sums returned pursuant to this Section 13.  A Participant whose participation has been so terminated may again become eligible to participate in the Plan by again satisfying the requirements of Sections 5 and 7.1.

14.	Change in Control.
14.1Definitions.
(a)An “Ownership Change Event” shall be deemed to have occurred if any of the following occurs with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company; or (iv) a liquidation or dissolution of the Company.
(b)A “Change in Control” shall mean an Ownership Change Event or a series of related Ownership Change Events (collectively, the “Transaction”) wherein the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting stock of the Company or the corporation or corporations to which the assets of the Company were transferred (the “Transferee Corporation(s)”), as the case may be.  For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting stock of one or more corporations which, as a result of the Transaction, own the Company or the Transferee Corporation(s), as the case may be, either directly or through one or more subsidiary corporations.  The Board shall have the right to determine whether multiple sales or exchanges of the voting stock of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.
14.2Effect of Change in Control on Purchase Rights.  In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or parent corporation thereof, as the case may be (the “Acquiring Corporation”), may assume the Company’s rights and obligations under the Plan.  If the Acquiring Corporation elects not to assume the Company’s rights and obligations under outstanding Purchase Rights, the Purchase Date of the then current Purchase Period shall be accelerated to a date before the date of the Change in Control specified by the Board, but the number of shares of Stock subject to outstanding Purchase Rights shall not be adjusted.  All Purchase Rights which are neither assumed by the Acquiring Corporation in connection with the Change in Control nor exercised as of the date of the Change in Control shall terminate and cease to be outstanding effective as of the date of the Change in Control.
15.	Nontransferability of Purchase Rights.

A Purchase Right may not be transferred in any manner otherwise than by will or the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant.

16.	Compliance with Securities Law.

The issuance of shares under the Plan shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities.  A Purchase Right may not be exercised if the issuance of shares upon such exercise would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any securities exchange or market system upon which the Stock may then be listed.  In addition, no Purchase Right may be exercised unless (a) a registration statement under the Securities Act of 1933, as amended, shall at the time of exercise of the Purchase Right be in effect with respect to the shares issuable upon exercise of the Purchase Right, or (b) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the Purchase Right may be issued in accordance with the terms of an applicable exemption from the registration requirements of said Act.  The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares under the Plan shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained.  As a condition to the exercise of a Purchase Right, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by the Company.

17.	Rights as a Stockholder and Employee.

A Participant shall have no rights as a stockholder by virtue of the Participant’s participation in the Plan until the date of the issuance of a certificate for the shares purchased pursuant to the exercise of the Participant’s Purchase Right (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).  No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Section 4.2.  Nothing herein shall confer upon a Participant any right to continue in the employ of the Participating Company Group or interfere in any way with any right of the Participating Company Group to terminate the Participant’s employment at any time.

18.	Legends.

The Company may at any time place legends or other identifying symbols referencing any applicable federal, state or foreign securities law restrictions or any provision convenient in the administration of the Plan on some or all of the certificates representing shares of Stock issued under the Plan.  The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to a Purchase Right in the possession of the Participant in order to carry out the provisions of this Section.  Unless otherwise specified by the Company, legends placed on such certificates may include but shall not be limited to the following:

“THE SHARES EVIDENCED BY THIS CERTIFICATE WERE ISSUED BY THE CORPORATION TO THE REGISTERED HOLDER UPON THE PURCHASE OF SHARES UNDER AN EMPLOYEE STOCK PURCHASE PLAN AS DEFINED IN SECTION 423 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. THE TRANSFER AGENT FOR THE SHARES EVIDENCED HEREBY SHALL NOTIFY THE CORPORATION IMMEDIATELY OF ANY TRANSFER OF THE SHARES BY THE REGISTERED HOLDER HEREOF.  THE REGISTERED HOLDER SHALL HOLD ALL SHARES PURCHASED UNDER THE PLAN IN THE REGISTERED HOLDER’S NAME (AND NOT IN THE NAME OF ANY NOMINEE).”

19.	Notification of Sale of Shares.

The Company may require the Participant to give the Company prompt notice of any disposition of shares acquired by exercise of a Purchase Right within two years from the date of granting such Purchase Right or one year from the date of exercise of such Purchase Right.  The Company may require that until such time as a Participant disposes of shares acquired upon exercise of a Purchase Right, the Participant shall hold all such shares in the Participant’s name (or, if elected by the Participant, in the name of the Participant and his or her spouse but not in the name of any nominee) until the lapse of the time periods with respect to such Purchase Right referred to in the preceding sentence.  The Company may direct that the certificates evidencing shares acquired by exercise of a Purchase Right refer to such requirement to give prompt notice of disposition.

20.	Notices.

All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21.	Indemnification.

In addition to such other rights of indemnification as they may have as members of the Board or officers or employees of the Participating Company Group, members of the Board and any officers or employees of the Participating Company Group to whom authority to act for the Board or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

22.	Amendment or Termination of the Plan.
(a)The Board may at any time amend or terminate the Plan, except that (a) such termination shall not affect Purchase Rights previously granted under the Plan, except as permitted under the Plan, and (b) no amendment may adversely affect a Purchase Right previously granted under the Plan without the consent of the Participant to whom such Purchase Rights were granted (except to the extent permitted by the Plan or as may be necessary to qualify the Plan as an employee stock purchase plan pursuant to Section 423 of the Code or to obtain qualification or registration of the shares of Stock under applicable federal, state or foreign securities laws).
(b)Except as provided in Section 4.2, approval of the stockholders of the Company will be required for any amendment of the Plan for which stockholder approval is required by applicable law or listing requirements, including any amendment that (i)

materially increases the number of shares of Common Stock available for issuance under the Plan, (ii) materially expands the class of individuals eligible to become Participants and receive Purchase Rights, (iii) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which shares of Common Stock may be purchased under the Plan, (iv) materially extends the term of the Plan, or (v) expands the types of awards available for issuance under the Plan, but in each of (i) through (v) above only to the extent stockholder approval is required by applicable law or listing requirements. In addition, an amendment to the Plan that authorizes the sale of more shares than are authorized for issuance under the Plan or changes the definition of the corporations that may be designated by the Board as Participating Companies must be approved by the stockholders of the Company within twelve (12) months of the adoption of such amendment.
(c)No Purchase Rights may be granted under the Plan after it is terminated.

APPENDIX A

Participating Companies in U.S. Program

Power Integrations, Inc.

Participating Companies in Global Program

Power Integrations, K.K.

Power Integrations Ltd.

Power Integrations Malaysia SDN. BHD.

Power Integrations Singapore Pte. Ltd.

Power Integrations Netherlands B.V. (excluding the Beijing Representative Office, Shanghai Representative Office, Shenzhen Representative Office, Chengdu Representative Office, Foshan Representative Office, Quingdao Representative Office and Xiamen Representative Office)

Power Integrations GmbH

Power Integrations Italy S.r.l.

Power Integrations India Private Ltd.

Power Integrations Canada ULC

Power Integrations (Europe) Ltd.

Power Integrations Switzerland GmbH

Power Integrations U.K. Ltd.

POWER INTEGRATIONS, INC.

1997 EMPLOYEE STOCK PURCHASE PLAN

SUBSCRIPTION AGREEMENT

NAME (Please print):____________________________________________________________________

(Last)(First)(Middle)

¨	Application for the Offering Period beginning ____________________, 20___.

¨	Change in Payroll Deduction rate effective with the pay period ending ___________________, 20___.

I hereby elect to participate in the 1997 Employee Stock Purchase Plan (the “Plan”) of Power Integrations, Inc. (the “Company”) and subscribe to purchase shares of the Company's Stock in accordance with this Subscription Agreement and the Plan.

I hereby authorize payroll deductions in the amount of ________ percent (in whole percentages not less than 1% (unless an election to stop deductions is being made) or more than 15%) of my “Compensation” on each payday throughout the “Offering Period” in accordance with the Plan. I understand that these payroll deductions will be accumulated for the purchase of shares of Stock at the applicable purchase price determined in accordance with the Plan. I understand that, except as otherwise provided by the Plan, I will automatically purchase shares on each Purchase Date under the Plan unless I withdraw from the Plan by giving written notice on a form provided by the Company or unless my employment terminates.

I understand that I will automatically participate in each subsequent Offering that commences immediately after the last day of an Offering in which I am participating until I withdraw from the Plan by giving written notice on a form provided by the Company or my employment terminates.

Shares I purchase under the Plan should be issued in the name(s) set forth below. (Shares may be issued in the participant's name alone or together with the participant's spouse as community property or in joint tenancy.)

NAME(S):_______________________________________________________________________

ADDRESS:_______________________________________________________________________

MY SOCIAL SECURITY NUMBER: ______________________________________________________

I agree to make adequate provision for the federal, state, local and foreign tax withholding obligations, if any, which may arise upon my purchase of shares under the Plan and/or my disposition of such shares. The Company may, but will not be obligated to, withhold from my compensation the amount necessary to meet such withholding obligations.

I agree that, unless otherwise permitted by the Company, until I dispose of the shares I purchased under the Plan, I will hold such shares in the name(s) entered above (and not in the name of any nominee) for at least two years from the first day of the Offering Period in which, and at least one year from the Purchase Date on which, I acquired such shares.

I agree that I will notify the Chief Financial Officer of the Company in writing within 30 days after any sale, gift, transfer or other disposition of any kind prior to the end of the periods referred to in the preceding paragraph (a “Disqualifying Disposition”) of any shares I purchased under the Plan. I further agree that if I do not respond within 30 days of the date of a Disqualifying Disposition Survey delivered to me by certified mail, the Company may treat my nonresponse as my notice to the Company of a Disqualifying Disposition and may compute and report to the Internal Revenue Service the ordinary income I must recognize upon such Disqualifying Disposition.

I am familiar with the provisions of the Plan and agree to participate in the Plan subject to all of its provisions. I understand that the Board of Directors of the Company reserves the right to terminate the Plan or to amend the Plan and my right to purchase stock under the Plan to the extent provided by the Plan. I understand that the effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Plan.

Date: _______________________Signature:________________________________________________

POWER INTEGRATIONS, INC.

1997 EMPLOYEE STOCK PURCHASE PLAN

NOTICE OF WITHDRAWAL

NAME (Please print): ____________________________________________________________________

(Last)(First)(Middle)

I hereby elect to withdraw from the Offering under Power Integrations, Inc. 1997 Employee Stock Purchase Plan (the “Plan”) which began on ____________________________, 20____ and in which I am currently participating (the “Current Offering”).

Elect either A or B below:

[_]A.I elect to terminate immediately my participation in the Current Offering and in the Plan.

I request that the Company cease all further payroll deductions from my Compensation under the Plan (provided that I have given sufficient notice prior to the next payday).  I request that all payroll deductions credited to my account under the Plan (if any) not previously used to purchase shares under the Plan shall not be used to purchase shares on the next Purchase Date of the Current Offering.

Instead, I request that all such amounts be paid to me as soon as practicable.  I understand that this election immediately terminates my interest in the Current Offering and in the Plan.

[_]B.I elect to terminate my participation in the Current Offering and in the Plan following my purchase of shares on next Purchase Date of the Current Offering.

I request that the Company cease all further payroll deductions from my Compensation under the Plan (provided that I have given sufficient notice prior to the next payday).  I request that all payroll deductions credited to my account under the Plan (if any) not previously used to purchase shares under the Plan shall be used to purchase shares on the next Purchase Date of the Current Offering to the extent permitted by the Plan.  I understand that this election will terminate my interest in the Current Offering and in the Plan immediately following such purchase.  I request that any cash balance remaining in my account under the Plan after my purchase of shares be paid to me as soon as practicable.

I understand that by making this election I am terminating my interest in the Plan and that no further payroll deductions will be made (provided that I have given sufficient notice prior to the next payday) unless I elect in accordance with the Plan to become a participant in another Offering under the Plan by filing a new Subscription Agreement with the Company.

Date: Signature: